Exhibit 10.33

CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.

CONFIDENTIAL

Execution Copy

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

By and Between

MJ BIOLOGICS, INC.

and

PHIBRO ANIMAL HEALTH CORPORATION

January 20, 2015

i

ii

iii

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY PURCHASE AGREEMENT (as the same shall be amended, modified or supplemented, this “Agreement”) dated January 20, 2015, by and between  MJ BIOLOGICS, INC., a Minnesota corporation (“Seller” or the “Company”), and PHIBRO ANIMAL HEALTH CORPORATION, a Delaware corporation or one of its Affiliates to be designated in writing prior to the Closing (together with its permitted successors and assigns, “Purchaser”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will acquire from Seller and Seller shall sell to Purchaser certain of Seller’s assets and business operations, and Seller shall provide certain representations, warranties and indemnities, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person. In no event shall Kim be considered an Affiliate of Seller or Marks.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(c) hereof.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 9.2(a)(ii) hereof.

“Assumed Contracts” shall have the meaning set forth in Section 2.3(a) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(a) hereof.

“Bill of Sale” shall have the meaning set forth in Section 9.2(a)(i) hereof.

“Business” shall mean, collectively, the businesses as now or hereafter conducted by Seller relating to the development, production, manufacture, marketing, commercialization, sales and distribution of animal vaccines.

“Business Related Services” shall have the meaning set forth in Section 2.2(a)(ii)(G) hereof.

“Closing” shall have the meaning set forth in Section 9.1 hereof.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 9.1(a) hereof.

“Closing Payment” shall have the meaning set forth in Section 2.2(a)(ii) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” shall mean the Collaboration and Distribution Agreement between Purchaser and Seller dated the date hereof and described in Section 2.7 hereof.

“Company Security Agreement” shall have the meaning set forth in Section 2.5 hereof.

“Competing Transaction” shall mean any proposal for any merger or sale of all or a substantial portion of the Company’s assets, sale of an equity interest in the Company, or the sale, transfer, assignment, license, grant of security interest or other conveyance of any interest in any of the Purchased Assets.

“Contracts” shall have meaning set forth in Section 3.10 hereof.

“Control” shall mean possession of the sole power to vote the Shares or otherwise exercise any and all rights of a shareholder under applicable Law.

“Disability” shall mean a permanent and total disability as defined in the Code, as it may be amended from time to time, constituting any medically determinable physical or mental impairment that has lasted or is reasonably expected to last for a period of at least six (6) months and renders the Person unable to perform the essential functions of his or her job, with or without reasonable accommodation.

“Early Closing” shall have the meaning set forth in Section 9.1(b) hereof.

“Early Closing Date” shall have the meaning set forth in Section 9.1(b) hereof.

“Early Closing Notice” shall have the meaning set forth in Section 9.1(b) hereof.

“Early Closing Payment” shall have the meaning set forth in Section 2.2(a)(ii)(C) hereof.

“Earn-Out” shall have the meaning set forth in Section 2.2(c) hereof.

2

“Earn-Out Payments” shall have the meaning set forth in Section 2.2(c).

“Earn-Out Period” shall have the meaning set forth in Section 2.2(c) hereof.

“Earn-Out Product” shall mean, with respect to any country, any Royalty Product (as defined in the License Agreement) that is being sold commercially in such country by Phibro or its Affiliates at the time of or after the Closing.

“Effective Time” shall mean the time at which Closing is consummated.

“Employee Agreements” shall have the meaning set forth in Section 5.11(c) hereof.

“Encumbrance” shall mean any lien, charge, claim, option, forfeiture, right of seizure, community or other marital property interest, condition, equitable interest, pledge, security interest, mortgage, right of way, easement, covenant, encroachment, servitude, right of first option, or right of first refusal or any other encumbrance.

“Escrow Agent” shall have the meaning set forth in Section 10.4 hereof.

“Escrow Agreement” shall have the meaning set forth in Section 10.4 hereof.

“Escrow Funds” shall have the meaning set forth in Section 10.4 hereof.

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(a) hereof.

“Hired Employees” shall have the meaning set forth in set forth in Section 5.11(a) hereof.

“Indemnified Party” shall have the meaning set forth in Section 10.5 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 10.5 hereof.

“Intellectual Property” shall have the meaning set forth in Section 3.12 hereof.

“IP Assignment Agreement” shall have the meaning set forth in Section 9.2(a)(iii) hereof.

“IP Documentation” shall have the meaning set forth in Section 3.12 hereof.

“Key Employees” shall mean such key employees as may identified by Purchaser on Annex I.

“Key Employee Side Letters” shall have the meaning set forth in Section 5.11(d) hereof.

“Kim” shall mean Dr. Byoungkwan Kim.

“Laws” shall have the meaning set forth in Section 3.9 hereof.

“Liability” shall mean, with respect to any Person, any indebtedness, obligations or liabilities of such Person of any kind, character, description, type or nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed,

3

liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” shall mean the Technology License Agreement between Seller and Purchaser dated the date of this Agreement and described in Section 2.6 hereof.

“Loan” shall have the meaning set forth in Section 2.5 hereof.

“Losses” shall have the meaning set forth in Section 10.2 hereof.

“Marks” shall mean William Marks, an individual.

“Marks Security Agreement” shall have the meaning set forth in Section 2.5 hereof.

“Minimum Service Period” shall have the meaning set forth in Section 2.2(a)(ii)(G) hereof.

“MJ Vaccines” shall mean (i) products sold by Phibro pursuant to the Collaboration Agreement which uses Vaccine Technology and is a vaccine against viral diseases in swine, and (ii) Royalty Products sold by Phibro pursuant to the License Agreement.

“Net Sales” shall have the meaning set forth in the License Agreement.

“North American Territory” shall mean the United States, Mexico and Canada.

“Other Contract” shall have the meaning set forth in Section 3.10 hereof.

“Ordinary Course” shall mean the ordinary course of business of the Company consistent with past practices and, with reference to periods after the date hereof, consistent with the Company’s obligations under this Agreement and the other Transaction Documents.

“Permitted Encumbrance” shall have the meaning set forth in Section 3.6(a) hereof.

“Permitted Transferee” shall mean a Person’s spouse, children and grandchildren, and trusts for the benefit of such Persons.

“Person” shall mean any individual, corporation, business trust, limited liability company, association, company, partnership, joint venture, government, office, branch, or division of any government whether national, provincial, or local, governmental authority, or other entity.

“Product Liability” shall have the meaning set forth in Section 3.19(a) hereof.

“Purchase Price” shall have the meaning set forth in Section 2.2(a)(ii) hereof.

“Purchased Assets” shall have the meaning set forth in Section 2.1 hereof.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitee” shall have the meaning set forth in Section 10.2 hereof.

4

“Restricted Period” shall have the meaning set forth in Section 5.10(b) hereof.

“Royalty Products” shall have the meaning ascribed to such term in the License Agreement.

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1(a) hereof.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitee” shall have the meaning set forth in Section 10.3 hereof.

“Software” shall have the meaning set forth in Section 3.11(a) hereof.

“Transaction Documents” shall mean this Agreement, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Note, the Marks Security Agreement, the Company Security Agreement, the License Agreement, the Collaboration Agreement and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.  References in this Agreement to transactions contemplated by this Agreement (or herein, hereby or words of similar effect) shall be deemed to include the Transaction Documents and transactions contemplated by the Transaction Documents.

“Transfer” shall have the meaning set forth in Section 3.3 hereof.

“Trigger Breach” shall mean (a) any breach of this Agreement by Seller of any of the provisions in Sections 5.1(f), (g), (h), (i), (j), (k), (m) or (r) (Covenants of Seller), Section 5.2 (Access to Records; Investigation; Technology), Section 5.5 (Exclusivity) or Section 5.10 (Restrictive Covenants of Seller), or (b) any material breach of any other provision of this Agreement, the Collaboration Agreement or the License Agreement that is within the reasonable control of Seller or its shareholders to cure, excluding Sections 5.1(b) or 5.1(e) (Covenants of Seller) of this Agreement.

“Trigger Event” shall mean the earliest of the first of the following to occur after the date hereof:  (a) the resignation or retirement of [*****], (b) the failure by [*****] to substantially perform their duties as Key Employees of Seller to at least the same level of effort as performed by such Person prior to the date hereof, which failure is not fully and finally cured after ten (10) days written notice to such Person by Purchaser, except where such failure is due to such Person’s death, Disability or significant illness or injury (which illness or injury shall be confirmed in writing by a physician reasonably satisfactory to Purchaser and such Person); (c) the occurrence of a Trigger Breach of this Agreement that, after thirty (30) days’ written notice from Purchaser, is not capable of cure or remains uncured; (d) the material abandonment, discontinuation or dissolution of the Business by Seller; (e) a termination of the License Agreement or the Collaboration Agreement by Seller, or assignment or termination by Seller of any sublicense thereunder or any license or sublicense rights of Purchaser thereunder, other than pursuant to Section 13.2 of the Collaboration Agreement or Section 9.2 of the License Agreement, or (f) the filing of a petition under Federal bankruptcy laws or similar act under state law by or against the Company or [*****].

“Undisclosed Liabilities” shall have the meaning set forth in Section 3.4(b) hereof.

5

“[*****]” shall mean the [*****].

“[*****] License Agreement” shall mean the Exclusive Patent License Agreement dated [*****] by and between Seller and [*****], as amended or modified.

“[*****] Licensed Product” shall mean the “Licensed Product” as defined in the [*****] License Agreement.

“[*****] Patent” shall mean the “Patent” as defined in the [*****] License Agreement.

“[*****] Technology” shall mean the “Technology” as defined in the [*****] License Agreement.

“Vaccine Technology” means MJ’s proprietary technology related to the development, production, manufacture, marketing, commercialization, sales and/or distribution of animal vaccines now existing or hereafter developed.

ARTICLE 2

sALE AND TRANSFER OF purchased ASSETS

Section 2.1    Sale and Transfer of Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire, free and clear of all Encumbrances other than Permitted Encumbrances, from Seller for the Purchase Price, all of Seller’s right, title and interest in and to Seller’s properties and assets described below, whether now owned or hereafter acquired (collectively, the “Purchased Assets”):

(a)          All products, supplies, and inventory, including raw materials, finished goods and work in progress related to the Business;

(b)          All laboratory tools, equipment, and peripherals; all computers and software related to the Business;

(c)          All of the contracts, leases, instruments, licenses and other agreements identified in Schedules 2.3 hereto as being assigned to Purchaser, subject to any requirements of notice or consent by any third party thereto (collectively, the “Assigned Contracts”);

(d)          All files related to the Business, including all reports and records regarding customer processing activity and account status, and all customer files, data and information maintained by Seller pursuant to any of the Assigned Contracts or otherwise, in any case, wherever located, whether in the form of hard copies, electronic media, or otherwise;

(e)          All licenses, authorizations and permits issued by any governmental agency relating to the Business or the Purchased Assets to the extent the same may be assigned consistent with their terms;

6

(f)          All intangible property rights related to the Business (including the name “MJ Biologics” or any derivation thereof, goodwill, the Software and the Intellectual Property); and

(g)          All trade secrets, customer lists and supplier lists with respect to the Business owned by Seller (including (i) the procedural and operational manuals utilized by Seller in the operation of the Business, (ii) all proprietary information, technical information, “know how” and like information utilized by Seller in the Business, and (iii) all advertising materials, source documents, materials, supplies and forms, in any case, whether in the form of hard copies, electronic media, computer tape or otherwise, and all other rights and documents owned by Seller and all books and records incident to the Business).

Notwithstanding the foregoing, the transfer of Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets, the Business or Seller unless Purchaser expressly assumes that Liability pursuant to Section 2.3.

Section 2.2    Purchase Price.

(a)          In consideration of the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets, Purchaser shall, in full payment for the foregoing:

(i)          pay an amount equal to Five Million Dollars ($5,000,000) (the “Initial Payment”) upon the completion of the following, to the satisfaction of Purchaser:

(A)          delivery of an opinion of Gislason & Hunter LLP, counsel to Seller, in substantially the form set forth as Exhibit 2.2(a)(i)(A);

(B)          delivery of evidence satisfactory to Purchaser that Marks has obtained a full and total release, in form and substance satisfactory to Purchaser in its sole discretion, from any and all claims of any other shareholder of Seller relating to his or her ownership of the Purchased Assets or shareholding interest in the Company;

(C)          evidence satisfactory to Purchaser of the assignment to Purchaser of the Existing Manufacturer Agreement (as defined in the Collaboration Agreement) and sublicense to Purchaser of the [*****] License Agreement, and confirmation that no action has been taken to terminate or modify such agreements;

D)          a certificate executed by Marks individually (to the best of his knowledge after due investigation) and by Seller as to the accuracy of its representations and warranties as of the date of this Agreement;

(E)          a certificate of the Secretary of Seller (a) certifying, as complete and accurate as of the date of this Agreement, attached copies of the governing documents of Seller, (b) certifying and attaching all requisite resolutions or actions of Seller’s board of

7

directors and its shareholders approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, and (c) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and the other Transaction Documents that are required to be executed on or prior to such date;

(F)         the License Agreement executed by Purchaser;

(G)         the Collaboration Agreement executed by Purchaser;

(H)         the Company Security Agreement executed by Purchaser and all other instruments and documents required pursuant to the terms of the Company Security Agreement;

(I)          the Key Employee Side Letters executed by Marks and Kim, respectively; and

(J)          evidence that all outstanding financing statements or other Encumbrances of record affecting the Purchased Assets have been satisfied and discharged or are being satisfied and discharged simultaneously with such payment; plus

(ii)        at Closing, pay an amount calculated as follows (the “Closing Payment,” as it may be adjusted as hereinafter provided, together with the Initial Payment, the “Purchase Price”):

(A)          if the Closing takes place on the Scheduled Closing Date and the worldwide Net Sales of the MJ Vaccines in calendar year 2020 are less than or equal to $7,500,000, or, if the Closing takes place on an Early Closing Date, and the worldwide Net Sales of the MJ Vaccines for the twelve full months immediately prior to Closing are less than or equal to $7,500,000, the Closing Payment shall be equal to $10,000,000;

(B)          if the Closing takes place on the Scheduled Closing Date and the worldwide Net Sales of the MJ Vaccines in calendar year 2020 are greater than $7,500,000, in lieu of the foregoing the Closing Payment shall be an amount equal to the sum of (x) the Net Sales of the MJ Vaccines in the United States, Mexico, and Canada in calendar year 2020 multiplied by two (2); plus (y) the worldwide Net Sales of the MJ Vaccines outside of the United States, Mexico, and Canada in calendar year 2020; less (z) the Initial Payment;

(C)          if the Closing takes place on an Early Closing Date, and the worldwide Net Sales of the MJ Vaccines for the twelve full months immediately prior to Closing are greater than $7,500,000, the Closing Payment shall be equal to the sum of (but not a negative

8

amount) (x) the Net Sales of the MJ Vaccines in the United States, Mexico, and Canada in twelve month period immediately preceding the Early Closing Notice (the “Base Year”) multiplied by two (2); plus (y) the worldwide Net Sales of the MJ Vaccines outside of the United States, Mexico, and Canada in the Base Year; less (z) the Initial Payment (the “Early Closing Payment”); and

(D)          if (I) the Closing Payment as initially calculated pursuant to (A), (B) or (C) is greater than $10,000,000 or (II) an Early Closing has been triggered, then the Closing Payment shall (subject to (E) below) be further reduced by the accumulated Deficit Amount (as described in Section 4.1(b) of the Collaboration Agreement).

(E)          Notwithstanding the above, (i) if the Closing takes place on the Scheduled Closing Date, or (ii) if the Closing takes place on an Early Closing Date based on a Trigger Event occurring pursuant to clause (b) of the definition of Trigger Breach, or based on clause (e) of the definition of Trigger Event, in no event shall the reduction of the Closing Payment by the accumulated Deficit Amount cause the Closing Payment to be less than $10,000,000.

(F)          In all cases where the accumulated Deficit Amount is not fully deducted from the Closing Amount, Purchaser shall be entitled to deduct any remaining accumulated Deficit Amount from any Earn-Out payable to Seller pursuant to Section 2.2(c) below and from any amounts remaining in the Joint Reserve Fund provided for in Section 4.2 of the Collaboration Agreement prior to distribution to the parties at the end of the two (2)-year period after the Closing described therein.

(G)          In the event the Closing takes place prior to the expiration of three (3) years following the date of this Agreement (“Minimum Service Period”), (I) Kim shall continue his employment with the Seller providing services (devoting at least the same level of effort as performed by Kim prior to the date hereof) in support of the Business (“Business Related Services”), (II) an amount equal to $140,000 times the number of calendar months (or part thereof) between the Closing Date (or, if earlier, the date on which Kim ceases providing Business Related Services) and the last day of the Minimum Service Period will be deducted from the Closing Payment and deposited into a separate escrow account, (III) the proceeds of such escrow account shall be paid in full to Seller at the expiration of the Minimum Service Period in the event Kim fulfills his Business Related Services for the Minimum Service Period (or fails to fulfill his Business Related Services for the Minimum Service Period due to his death, Disability or significant illness or injury (which illness or injury shall be confirmed in writing by a

9

physician reasonably satisfactory to Purchaser and Kim)); and (IV) in the event Kim fails to fulfill his Business Related Services for the Minimum Service Period, except where such failure is due to his death, Disability or significant illness or injury (which illness or injury shall be confirmed in writing by a physician reasonably satisfactory to Purchaser and Kim)), the proceeds of such escrow account shall be paid to Purchaser and Seller as follows:  (x) an amount equal to $140,000 times the number of calendar months (or part thereof) between the date on which Kim ceases providing Business Related Services and the last day of the Minimum Service Period shall be paid from the escrow account to Purchaser, and the Closing Payment shall be permanently reduced by such amount, and (y) the remaining proceeds of such escrow account shall be paid to Seller.

In addition to payment of the Closing Payment, Purchaser shall, effective upon the Closing, assume the Assumed Liabilities specifically described in Section 2.3 as being assumed herein:

(iii)        Repayment of Initial Payment.  The Initial Payment shall be non-refundable to Purchaser except in the case of fraud or knowing misrepresentation by Seller or one of its shareholders.  Upon a finding by a trier of fact of fraud or knowing misrepresentation by Seller or one of its shareholders, the Initial Payment shall be fully refundable by Seller to Purchaser immediately upon demand.

(b)          At Closing, Purchaser shall pay Seller an amount equal to the Closing Payment minus any Undisclosed Liabilities, if any, and minus any amount permitted pursuant to Section 7.9, which payment shall be made at Closing in immediately available funds.

(c)          In addition to the Purchase Price, Seller shall be entitled to additional compensation (the “Earn-Out”) described below from and after the Closing Date through December 31, 2030 (such period being the “Earn-Out Period”).  The Earn-Out shall be equal to [*****] of the Net Sales of Earn-Out Products in each country in the North American Territory during each calendar quarter of the Earn-Out Period and [*****] of the Net Sales of Earn-Out Products in each country outside the North American Territory during each calendar quarter of the Earn-Out Period.  Purchaser shall make payments of Earn-Out (“Earn-Out Payments”) to Seller on a quarterly basis in arrears within fifteen (15) days after the end of each calendar quarter together with statement and calculation of the amount due.  Earn-out Payments shall be subject to set-off as provided for in Section 10.6 hereof.

Section 2.3    Assumed Liabilities.

(a)          Purchaser and Seller agree that, Purchaser, by entering into this Agreement and consummating the transactions contemplated hereby, is not assuming or agreeing to pay, perform or discharge or otherwise become liable for any Liability of Seller, other than the obligations and Liabilities of Seller under the Assumed Contracts (as defined below) (the “Assumed Liabilities”), and Purchaser shall not assume any such Liabilities nor shall Purchaser

10

become liable for any such Liabilities relating to the operation of the Business prior to the Effective Time.  Without limiting the generality of the foregoing, except as expressly provided in this Agreement, the Collaboration Agreement or the License Agreement, Purchaser shall not assume any Liabilities whatsoever that are not Assumed Liabilities (“Excluded Liabilities”), including (i) any Liabilities of Seller or its Affiliates unrelated to the Business, (ii) any Liabilities of Seller or its Affiliates related to the Business not expressly assumed hereunder, (iii) any Liability of Seller or its Affiliates for any litigation matter or other third party claim arising from the conduct of the Business prior to the Effective Time, regardless of whether such matter is disclosed in Article 3 hereof, (iv) any Liability of Seller or its Affiliates for any legal fees or expenses of Seller or shareholders incurred for any reason whatsoever; (v) any Liability of Seller or its Affiliates for any claims by employees or former employees or shareholders of Seller concerning acts or omissions of Seller or any of its shareholders; (vi) any Liability of Seller or its Affiliates for any insurance premium adjustments (including retroactive adjustments) that may arise from insurance policies in force any time before the Effective Time; (vii) any Liabilities of Seller, its Affiliates or any of its shareholders for any income or other tax obligations or for any employee benefit obligations for Seller’s employees or former employees or both; (viii) any Liability of Seller or its Affiliates under any employment severance retention or termination agreement with any employee of Seller; or (ix) any Liability of Seller or its Affiliates arising out of or relating to products or services to the extent manufactured or sold prior to the Effective Time.  The “Assumed Contracts” shall mean those contracts of Seller set forth on Schedule 2.3 attached hereto, as such schedule shall be updated by the parties between the date hereof and the Closing Date to reflect any contracts, agreements or commitments that become Assigned Contracts described in Section 5.1(i) hereof.

(b)          Seller and its shareholders shall pay all stamp, sales, use, employment, property, ad valorem, income, realty transfer, franchise, net worth, intangible, excise, license or other taxes, additions to tax, penalties and interest, whether federal, state, local, foreign or other, in respect of any and all transfers pursuant to the terms of this Agreement.  All property and ad valorem taxes, leasehold rentals and other customarily pro-ratable items relating to the Purchased Assets, payable on or after the Effective Time and relating to a period of time both prior to and on or after the Effective Time will be prorated as of the Effective Time between Purchaser, on the one hand, and Seller, on the other hand.  If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year’s assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse any overpayment within thirty (30) days after the actual amount becomes known.

Section 2.4    Allocation.  The aggregate purchase price for the Purchased Assets and the Restrictive Covenants set forth in Section 5.10 hereof shall be allocated by Purchaser and Seller as set forth in Schedule 2.4, as required by Section 1060 of the Code.  Purchaser and Seller shall file Form 8594, Asset Acquisition Statement under Section 1060, with their respective income tax returns for the taxable year that includes the Closing Date.  Purchaser and Seller agree to satisfy any and all reporting requirements of Section 1060 of the Code and the Treasury regulations thereunder.  Purchaser and Seller shall file Form 8594 in a manner consistent with the allocation of the purchase price set forth in Schedule 2.4 hereto.  If, in subsequent taxable years, Purchaser or Seller makes an allocation of any increase or decrease in the purchase price for any asset, the party making such increase or decrease agrees to file a supplemental Form 8594 as required.

11

Section 2.5    Purchaser Loan to Marks.  Concurrently with the payment of the Initial Payment in Section 2.2(a)(i), Purchaser shall make a loan in the principal amount of $5,000,000 to Marks (the “Loan”).  The Loan will be made pursuant to a Promissory Note in the form attached hereto as Exhibit 2.5-1 (the “Note”) which includes the following terms: (a) the Loan will bear interest at the variable rate equal to (i) the one month London Interbank Offered Rate (“LIBOR”), reported on the tenth day of the month immediately preceding each Semiannual Payment Date (as defined herein) by the Wall Street Journal in its daily listing of money rates, defined therein as the Intercontinental Exchange Benchmark Administration Ltd average of interbank offered rates for dollar deposits in the London market; plus (ii) 300 basis points, (b) accrued interest shall be paid in arrears semi-annually on each July 1 and January 1 each year while the Loan is outstanding, (c) the entire principal balance of the Loan (and all accrued interest) will be due and payable upon the Closing, (d) in the event of a termination of this Agreement by Purchaser or the occurrence of an Event of Default (as defined in the Note), the entire principal balance of the Loan (and all accrued interest) will be due and payable in equal monthly payments of principal and interest over the remainder of the period ending on the tenth anniversary of the date hereof,  in accordance with the payment schedule set forth in the Note, (e) the Loan will be pre-payable by Marks, in whole or in part, at any time without penalty or other charge; and (f) the Note and payment of the Loan in accordance with its terms, together with any obligations of Marks under the Transaction Documents, will be secured by a grant by Marks of a security interest in his entire ownership interest in the Company, pursuant to a Pledge and Security Agreement in the form attached hereto as Exhibit 2.5-2 (the “Marks Security Agreement”).  In connection with, and as a condition to, the closing of the Loan, Marks will deliver to Purchaser (x) the Marks Security Agreement, (y) stock certificates evidencing all of the shares of capital stock issued and outstanding of the Company, including any shares Transferred to any Permitted Transferee, together with stock powers for such shares executed in blank, and (z) all other instruments and documents required pursuant to the terms of the Loan and the Marks Security Agreement.

Section 2.6    License Agreement.  On the date hereof, Purchaser and Company shall enter into a License Agreement in the form attached hereto as Exhibit 2.6 (the “License Agreement”).  For avoidance of doubt, from and after the Closing Date, Purchaser shall own all right, title and interest in and to the Intellectual Property, and the License Agreement shall be terminated.

Section 2.7    Collaboration Agreement.  On the date hereof, Purchaser and Company shall enter into a Collaboration Agreement in the form attached hereto as Exhibit 2.7 (the “Collaboration Agreement”).  For avoidance of doubt, from and after the Closing Date, Purchaser shall own all right, title and interest in and to the Intellectual Property, and the Collaboration Agreement shall be terminated.

Section 2.8   Company Security Agreement.  In order to secure any Liability of the Company  to Purchaser arising out of (i) its obligations under this Agreement or any Transaction Document; or (ii) any breach of this Agreement or any Transaction Document; or (iii) any Liability it may have to return the Initial Payment in accordance with Section 2.2(a)(iii) above, the Company shall grant Purchaser a security interest in the Purchased Assets in accordance with the Security Agreement in the form of Exhibit 2.8 attached hereto (the “Company Security Agreement”); provided that in the case of (i) and (ii), Purchaser shall only exercise its rights to foreclose as a secured party upon the occurrence of an event of default in connection with (A) the exercise by Purchaser of its right to cause an Early Closing to take place pursuant to this Agreement, or (B)

12

the Closing occurring at the Scheduled Closing Date.  The Company Security Agreement shall be executed and delivered to Purchaser concurrently with the execution hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1    Organization and Standing.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of its organization and in each jurisdiction where such qualification is required.  Seller has all requisite power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases, and is qualified to do business as a foreign corporation in every jurisdiction in which such qualification is required.

Section 3.2    Authority.  Seller has the capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is to be a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents have been duly authorized and approved by the shareholders and the Board of Directors of Seller.  This Agreement and the other Transaction Documents to be executed, delivered and performed by Seller, as applicable, constitute or will, when executed and delivered, constitute the valid, legal and binding obligation of Seller, as the case may be, enforceable against each of them in accordance with their respective terms.  Seller has delivered to Purchaser copies of its Certificate of Incorporation, as amended, and By-laws, as amended, certified to be true, correct and complete by an executive officer of Seller and there have been no changes in such Certificate of Incorporation or By-laws since the date of such certificate.

Section 3.3    Capitalization.  (a)        As of the date hereof, all of Seller’s issued and authorized capital stock (the “Shares”) are owned of record and beneficially by the shareholders as set forth on Schedule 3.3(a) hereto.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Seller to sell, transfer or otherwise dispose of any of its capital stock or that could require Seller to issue, sell or otherwise cause to become outstanding any of its capital stock.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock of Seller.  Notwithstanding any other term or condition to the contrary in this Agreement or otherwise, nothing herein or therein shall prohibit the transfer, sale or purchase (“Transfer”) of any of the Shares to, from, or among Marks and any of his Permitted Transferees; provided that at all times prior to the Closing and while the Marks Security Agreement is in effect, (i) Marks shall retain sole Control of the Shares; and (ii) any Transferred shares shall remain subject in all respects to the Marks Security Agreement.  (b)       After giving effect to the payments contemplated in Sections 2.2 and 2.5 of this Agreement, as of January 23, 2015, all of Seller’s issued and authorized Shares will be owned of record and beneficially by the shareholder as set forth on Schedule 3.3(b) hereto.  At such time, except with respect to this Agreement and the transactions contemplated hereby, there will be no outstanding

13

or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Seller to sell, transfer or otherwise dispose of any of its capital stock or that could require Seller to issue, sell or otherwise cause to become outstanding any of its capital stock.  At such time, except with respect to this Agreement and the transactions contemplated hereby, there will be no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock of Seller.

Section 3.4   Financial Information.  (a) The financial information of Seller provided by Seller to Purchaser as set forth in Schedule 3.4 attached hereto is true and correct in all material respects as of the date hereof.  (b) Except as set forth in Schedule 3.4 or as set forth in the Assigned Contracts, there are no undisclosed Encumbrances relating to the Purchased Assets (the “Undisclosed Liabilities”).

Section 3.5    Taxes.  Except to the extent that a failure to file a tax return, pay, collect or withhold taxes, or any inaccuracy in a tax return would not result in Purchaser being liable for such taxes and would not give rise to an Encumbrance on any Purchased Asset: (i) Seller and its shareholder has timely filed all tax returns that were required to have been filed, (ii) the information provided on such tax returns is complete and accurate in all material respects, (iii) all taxes, and any related interest and penalties, required to have been paid by Seller and its shareholder have been paid, and (iv) all taxes that were required by Law to be withheld or collected by Seller and its shareholder have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental body.

Section 3.6    Ownership of Purchased Assets and Leases; Accounts Receivable.

(a)          Seller has, and at Closing will have, good, marketable and exclusive title to all of the Purchased Assets, in each case free and clear of all Encumbrances, except as specifically disclosed on Schedule 3.6(a) (to the extent and in the amounts so disclosed) and for encumbrances arising from current taxes not yet past due (collectively, “Permitted Encumbrances”).  Each of the agreements included in the Purchased Assets is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms, and there is not under any of such agreements existing any default by Seller, any of the other parties thereto, or any event or condition which, with notice or lapse of time, or both, would constitute a default.

(b)          All of the tangible Purchased Assets are in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operation of the Business or the Purchased Assets in the Ordinary Course, and are suitable for the purposes for which they are used by Seller in connection with the Business.  The present use and location of the tangible Purchased Assets conform with all applicable Laws.  Seller has not received notice of any breach or violation of any such Laws with respect to the Purchased Assets.

(c)          Except pursuant to this Agreement, neither any of its shareholders nor Seller is a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Purchased Assets or any of the Business has been granted to anyone.  There does not exist and will not exist by virtue of the transactions contemplated by

14

this Agreement any claim or right of any third person by virtue of applicable Laws, including bulk sales laws or otherwise which may be asserted against Purchaser or any of the Purchased Assets.

Section 3.7    Compliance with other Instruments.  The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Seller do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the Articles of Incorporation, as amended, or By-laws, as amended, of Seller, (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien; (ii) any lease, license, agreement or instrument; or (iii) any order, judgment, decree or other arrangement, to which Seller or its shareholders is a party or by which either such party is bound or the Purchased Assets or the Business are affected, (c) result in the creation of any Encumbrance upon any of the Purchased Assets, or (d) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.

Section 3.8    Litigation.  Except as otherwise set forth on Schedule 3.8 hereto, there is no suit, action, proceeding (legal, administrative or otherwise), claim or investigation, informal objection or complaint pending or threatened against, or affecting Seller or any of its Affiliates or that affects or may affect the transactions contemplated herein, the Purchased Assets or the Business (including any suits, actions, proceedings, claims or investigations under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, or any state laws analogous to any of the foregoing).  There exists no basis or grounds for any other such suit, action, proceeding, claim or investigation.  None of the items described in Schedule 3.8, singly or in the aggregate, if pursued and/or resulting in a judgment against Seller, shall have an adverse effect on the Purchased Assets, the Business, this Agreement or the right of the shareholders of Seller or Seller to consummate the transactions contemplated hereby.

Section 3.9    Compliance With Law.  To its knowledge, Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, county, municipal or other public authorities necessary for the conduct of the Business and the use of the Purchased Assets.  Except as noted on Schedule 3.9, Seller is presently conducting its business so as to comply with all applicable federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees of any governmental authority (collectively, “Laws”).  Neither any of the shareholders of Seller nor Seller (a) has received any notice of violation or has knowledge of violation of any applicable zoning Law relating to Seller’s operations or properties, whether owned or leased; (b) is presently charged with or under governmental investigation with respect to any actual or alleged violation of any Law or (c) is presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over the Purchased Assets or the Business and no such party has any knowledge of any grounds or basis for any of the foregoing matters in clause (a), (b) or (c).  Except as noted on Schedule 3.9 hereto, neither the execution nor delivery of this Agreement and the other Transaction Documents, instruments and agreements to be entered into pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby will result in the termination of any license, certificate, permit, franchise or right held by Seller which is to be assigned pursuant to this Agreement.

15

Section 3.10  Assigned Contracts; Other Contracts.  Except as listed or described on Schedule 3.10 (“Other Contracts”), as of the date hereof, Seller is not a party to or bound by any written or oral leases, agreements, instruments, or other contracts or legally binding contractual commitments affecting the Business or the Purchased Assets other than the Assigned Contracts.  All of the Other Contracts are terminable at will by Seller with no other requirement other than the giving of notice to the other part(ies) to such Other Contract.

Seller has made available to Purchaser a true, correct and complete copy of each of the Other Contracts and the Assigned Contracts (the Other Contracts and the Assigned Contracts are collectively hereunder, the “Contracts”), including all amendments or other modifications thereto.  Except as set forth on Schedule 3.10, each Contract is a valid and binding obligation of Seller and, to Seller’s knowledge, of each other party thereto, enforceable in accordance with its terms, in full force and effect and not subject to any claims, charges, setoffs or defenses.  The execution and delivery of any of the Transaction Documents will not violate the terms of any of the Contracts or cause a breach thereunder, and no provision of any of the Contracts is inconsistent with any of the transactions contemplated by the Transaction Documents. Each of the Contracts is with a  party unrelated to Seller and the Key Employees and was effected on market terms in arm’s-length negotiations.  Except as set forth on Schedule 3.10, Seller has performed all obligations required to be performed by it prior to the date hereof under the Contracts and is not in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default.

Section 3.11  Computer Programs and Software.

(a)          To the knowledge of Seller, all software and computer programs used in connection with the Purchased Assets and the Business is in compliance with all third party licenses and end-user agreements.  Schedule 3.11 lists all of the software and computer programs otherwise used in the Business (the “Software”).  The Software is all of the computer software used, licensed or sublicensed by Seller in the conduct of the Business and no other software is necessary for Seller to conduct the Business.

(b)          Seller has not granted, transferred or assigned any right (including any licenses) or interest in the Software.

(c)          To Seller’s knowledge, Seller’s development, use or exploitation of the Software does not violate any rights of any other Person and Seller has not received any communication alleging such a violation.  Except as set forth in Schedule 3.11, there have been no patents applied for and no copyrights registered for any part of the Software owned by Seller.

(d)          Seller does not use any confidential or proprietary software of any kind.

Section 3.12  Intellectual Property Matters.  Schedule 3.12 contains a true, correct and complete list of all domestic and foreign (a) registered trademarks and service marks, applications for trademark and service mark registrations, and all unregistered trademarks and service marks, (b) registered copyrights, applications for copyright registration, and unregistered copyrights (excluding any documentation therefor), and (c) patents and patent applications, and other rights to intellectual property, licensed, used or owned by Seller relating to or affecting the Business or

16

the Purchased Assets (“IP Documentation”).  True, correct and complete copies of all IP Documentation has been delivered to Purchaser prior to the date hereof.  Unless otherwise indicated on Schedule 3.11 or Schedule 3.12, Seller owns or has the right to use, in the normal and ordinary course of its business as currently conducted, all Intellectual Property used in or necessary for the operations of the Business as currently conducted, free and clear of any Encumbrances other than obligations under licenses and other arrangements identified on Schedule 3.11 and Schedule 3.12.  All royalties, license and other fees due and payable by Seller prior to the date hereof under such licenses and agreements have been paid or adequate provision therefor has been made and accrued on the books of Seller.  No additional royalties, license or other fees shall become due and payable with respect to any Intellectual Property used by Seller in the operation of its business as a result of the consummation of the transactions contemplated hereby except as otherwise provided in the Assigned Contracts.  Seller has not received any notice of any claim of infringement or any other claim or proceeding relating to any patent, trademark, trade name, service mark, copyright or trade secret.  Except as disclosed in Schedule 3.11 or Schedule 3.12 and the rights under the licenses and other agreements identified thereon, to the knowledge of Seller, no present or former employee of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefore, or in any trade secret, which Seller owns, possesses or uses in its operations as now or heretofore conducted expressly asserted by any third party against Seller.  For purposes of this Agreement, “Intellectual Property” means and includes all patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights; all registrations and applications therefor, both registered and unregistered, foreign and domestic; trade secrets or processes; Software; and confidential or proprietary information that is (i) relating to the Business and (ii) either (A) owned by Seller or (B) as to which Seller has rights including as a licensee, distributor or sublicensor.

Section 3.13  Insurance.  Schedule 3.13 sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) relating to the Business to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years.

Section 3.14  Employees.  Schedule 3.14 sets forth a list of all employees, consultants and independent contractors providing services to the Business and a list of all contracts, agreements and other arrangements between any employee, consultant or independent contractor of the Company and Seller, true, correct and complete copies of which have been provided to Purchaser.  Seller has separately disclosed to Purchaser in writing the terms all cash compensation (including wages, salaries, severance, commissions, advances, loans and actual or anticipated bonuses) paid or provided to each of Seller’s employees for the preceding three years.  No unpaid compensation, other than recurring salary or compensation pursuant to Seller’s existing employment agreements or bonus arrangements, commissions, incentive compensation, or severance compensation, is payable to any current or former officers, directors, or employees relating to the Business.  No employee, consultant or independent contractor of Seller is, or is now expected to be, to the knowledge of Seller, in default under any term of any employment contract, noncompetition arrangement, or any other contract or any restrictive covenant relating to the Business.   Except as set forth on Schedule 3.14, to Seller’s knowledge, no employee, consultant or independent

17

contractor of Seller is subject to any non-competition or non-solicitation agreement which would prevent Purchaser from hiring or engaging such Person.

Section 3.15  Consents and Approvals.  Except to the extent set forth on Schedule 3.15, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority or Person is required, including by any applicable Law, to permit Seller or Marks to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

Section 3.16  Schedules.  All disclosure schedules attached hereto are true, correct and complete as of the date of this Agreement, and will be updated and true, correct and complete as of the Closing Date.

Section 3.17  Sufficiency of Purchased Assets.  The Purchased Assets of Seller to be transferred to Purchaser constitute (a) all of the assets, properties, contract rights and licenses that are used to operate the Business in substantially the same manner as such operations are presently conducted including all those required to perform all laboratory functions (including lease, lab equipment and supplies), (b) all required licenses, permits, authorizations and contracts necessary for the Business as operated as of the date hereof, and (c) all required licenses, permits, authorizations and contracts Seller is responsible for obtaining after the date hereof, excluding licenses, permits, authorizations and contracts that Purchaser is required to obtain pursuant to this Agreement, the Collaboration Agreement or the License Agreement.

Section 3.18   Subsidiaries.  Seller has no subsidiaries.

Section 3.19   Product Liability.

(a)          Except as set forth in Schedule 3.19(a), to the best information and knowledge of Seller, Seller has no Liability (and Seller has not received any notice of any claim or cause of action by any third party against Seller) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller (“Product Liability”).

(b)          A complete list of all claims made against Seller for Product Liability (and any amounts paid for settling such claims and/or attorney costs related thereto, whether paid by Seller or its insurance carriers) for the past five (5) years is set forth on Schedule 3.19(b) attached hereto.

Section 3.20          No Other Warranties.  Notwithstanding any other term or condition to the contrary contained herein or otherwise, further notwithstanding any other verbal or written statement, disclosure, representation, or any form of correspondence or communication by Seller (or any of its employees, shareholders, directors, officers, managers, counsels, agents, or representatives), solely except as expressly represented or warranted in this Article 3 hereof, any and all Purchased Assets, Intellectual Property, and Vaccine Technology delivered, transferred, or otherwise made available to Purchaser under this Agreement or any of the Transaction Documents are delivered, transferred, or otherwise made available to Purchaser “AS IS.”  NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, ARE GIVEN.  SELLER SPECIFICALLY DISCLAIMS AND EXCLUDES ANY WARRANTY OF NON-INFRINGEMENT,

18

FREEDOM TO OPERATE, PATENTABILITY, COMERCIAL VALUE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE CONCERNING AND WITH RESPECT TO ANY PURCHASED ASSETS, INTELLECTUAL PROPERTY, AND VACCINE TECHNOLOGY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1    Organization and Standing.  Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in all jurisdictions in which such qualification is required and where failure to be so qualified or in good standing would have a Material Adverse Effect on Purchaser’s financial condition.

Section 4.2     Corporate Power and Authority.  Purchaser has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be entered into pursuant hereto, to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which it is a party have been approved by all requisite corporate action of Purchaser and constitute or will, when executed and delivered, constitute the valid, legal and binding obligation of Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

Section 4.3    Compliance with Other Instruments.  The execution and delivery of this Agreement and the other Transaction Documents to be entered into pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate any provision of the Articles of Incorporation, as amended, or By-laws, as amended, of Purchaser, or (b) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under:  (i) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or lien; (ii) any lease, license, agreement or instrument; or (iii) any order, judgment, decree or other arrangement, to which Purchaser is a party or by which it is bound or its assets are affected.

Section 4.4   Litigation.  There is no suit, action, proceeding, claim or investigation pending or threatened against or affecting Purchaser that would impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5    Consents and Approvals.  Except to the extent set forth on Schedule 4.5, no filing or registration with, and no consent, approval, authorization, license, permit, certificate or order of any governmental authority or Person is required, including by any applicable Law, to

19

permit Purchaser to execute, deliver or perform this Agreement or any of the other Transaction Documents required hereby or thereby to be executed by such party at the Closing.

Section 4.6     Acknowledgment.  Purchaser hereby acknowledges and agrees as follows:

(a)          EACH OF SELLER AND [*****] DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED, CONCERNING THE [*****] TECHNOLOGY, EACH [*****] PATENT, AND EACH [*****] LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)          Each of Seller and [*****] expressly disclaims any warranties concerning and make no representations: (i) that the patent application for or constituting the [*****] Patent will be approved or that a patent will issue therefrom or thereunder; (ii) concerning the validity or scope of the [*****] Patent; or (iii) that the manufacture, use, sale, lease or other disposition of a [*****] Licensed Product will not infringe a third party’s patent or violate its intellectual property rights.

(c)          EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL: (1) SELLER OR [*****] BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND; OR (2) [*****] TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THE [*****] LICENSE AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO [*****] UNDER THE [*****] LICENSE AGREEMENT.  THIS LIMITATION SHALL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

Section 4.7    No Other Warranties .  Notwithstanding any other term or condition to the contrary contained herein or otherwise, further notwithstanding any other verbal or written statement, disclosure, representation, or any form of correspondence or communication by Purchaser (or any of its employees, shareholders, directors, officers, managers, counsels, agents, or representatives), solely except as expressly represented or warranted in this Article 4 hereof.

ARTICLE 5

COVENANTS OF SELLER

Section 5.1    Operation of the Business of the Company.  Except with the prior written consent of Purchaser, commencing on the date hereof and continuing through the Closing:

(a)          the Company shall conduct its business and operations in the Ordinary Course, and may not (i) expand the scope of the Business, or (ii) engage in any business activity other than as contemplated under the Collaboration Agreement and the License Agreement;

20

(b)          the Company shall use all reasonable efforts to preserve intact the Business, keep available the services of its Key Employees and maintain its relations and good will with all suppliers, customers, landlords, creditors and other persons having material business relationships with the Company;

(c)          the Company’s officers shall provide Purchaser reasonable regular reports and updates concerning the status of the Company and its business;

(d)          the Company shall promptly notify Purchaser of any inquiry, proposal or offer from any Person relating to any Competing Transaction;

(e)          the Company shall maintain appropriate insurance for a similarly situated company;

(f)          the Company shall not sell, issue or authorize the issuance of: (i) any share of capital stock or other security (which for clarity does not include profit sharing to employees paid in cash and not paid in the form of shares of capital stock); (ii) any option or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(g)          the Company and Marks shall not allow the transfer of any equity interest in the Company from Marks to any other person provided that the Company may record the Transfer of up to 49% of the Shares to his Permitted Transferees;

(h)          the Company shall not amend or permit the adoption of any amendment to its Certificate of Incorporation or By-laws that would have the effect of adversely affecting Seller’s ability to perform its obligations under any of the Transaction Documents;

(i)          the Company shall not, without the prior written consent of Purchaser: (i) permit any of the Purchased Assets to become bound by or subject to, any contract, agreement or commitment; or (ii) modify or amend in any respect, or extend, prematurely terminate or waive, any right or remedy under any such contract, agreement or commitment in (i) above, any Assumed Contract or other Contract.  Purchaser may at its discretion require any such contract, agreement or commitment in (i) above consented to in Section 5.1(i)(i) to be assigned to Purchaser and become an Assigned Contract pursuant to Section 2.3(a) and Schedule 2.3;

(j)          the Company shall not grant any security interest in or allow any Encumbrance on any of the Purchased Assets other than Permitted Encumbrances;

(k)          the Company shall not settle any legal proceeding involving the Intellectual Property;

(l)          the Company shall not enter into any transaction or take any other action that might cause or constitute a breach of any representation or warranty made by the Company in this Agreement;

(m)          the Company shall not assign, terminate, transfer or license or attempt to assign, transfer or license to any third party any of its rights in Intellectual Property.  Any transfer,

21

assignment or license in violation of the foregoing restriction will be null and void ab initio.  The Company will  not modify, amend, prematurely terminate or extend any Contract affecting the Company’s Intellectual Property, including IP Documentation;

(n)          the Company shall provide Purchaser with prompt notice of all patent and trademark office filings and correspondence relating to the IP Documentation received by the Company, if any, for further action with respect thereto by Purchaser, at its discretion pursuant to Section 6.2;

(o)          the Company shall have a duty to disclose to Purchaser all inventions developed or conceived by or on behalf of the Company and its shareholders relating to the Business and shall, at Purchaser’s request, provide any assistance Purchaser reasonably requires in pursuing any patent application to the extent it does not unreasonably interfere with the Company’s performance of its obligations under any Collaboration Plan;

(p)          the Company shall not create, own or operate a website without Purchaser’s prior written consent;

(q)          the Company shall not file any patent applications or any amendments thereto without the written consent of Purchaser

(r)          Seller shall, at all times, maintain adequate capital resources in the Company, reasonably sufficient to satisfy its obligations under the Transaction Documents and operate the Business, as contemplated by the terms of the Transaction Documents, and shall not allow the Company to make any dividend or distribution to Marks or any other Person if it will result in the Company not being able to comply with the terms of this provision; and

(s)          the Company shall not agree or commit to take any of the actions it is precluded from taking as described in this Section 5.1.

Notwithstanding the foregoing or any other term to the contrary contained in this Agreement, any of the Transaction Documents or otherwise, (W) the Company may take any action it is precluded from taking as described in the clauses above if Purchaser gives its prior written consent to the taking of such action by the Company, (X) the Company shall not be required to maintain (but shall solely be responsible for cooperating fully with Purchaser in maintaining) (i) prosecution of any patent application in the United States or in any other foreign country concerning any of the Intellectual Property, Vaccine Technology, or the Purchased Assets, or (ii) patent registration in the United States or in any other foreign country concerning any of the Intellectual Property, Vaccine Technology, or the Purchased Assets, or (iii) trademark registration in the United States or in any other foreign country concerning any of the Intellectual Property, Vaccine Technology, Seller, or the Purchased Assets; (Y) the Company shall not be required to perform or make any payment under any of the Assigned Contracts; and (Z) the Company shall not be required to take any action, deliver any products, perform any obligations, or make any payment to the extent Purchaser is solely and expressly obligated to take such action, deliver such products, perform such obligations or make such payment pursuant to the terms and conditions of this Agreement or any of the Transaction Documents.

22

Section 5.2    Access to Records; Investigation; Technology.  Commencing on the date of hereof and continuing until the Closing or the earlier termination of this Agreement, the Company shall provide Purchaser and Purchaser’s representatives with reasonable access to the Company’s personnel, records related to the Purchased Assets and facilities related to the Business and Vaccine Technology (including at Purchaser’s request providing reasonable office space for the collocation of Purchaser’s representatives at the Company’s premises) for the purpose of facilitating Purchaser’s due diligence of the Purchased and Business and full understanding of the foregoing and facilitating performance under the Transaction Documents.

Section 5.3    Consents and Approvals.  Seller shall make all filings required to be made by it to consummate the transactions contemplated hereby.  Seller shall use reasonable efforts to obtain the waiver, consent and approval including all consents identified in Section 3.15, of all Persons whose waiver, consent or approval is (a) required in order to consummate the transactions contemplated by this Agreement, or (b) required by any Assumed Contract.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller hereunder so that Purchaser would not in fact receive all such rights, Seller and Purchaser will cooperate in a mutually agreeable arrangement pursuant to which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller and Purchaser shall continue to cooperate and use all commercially reasonable efforts to obtain such consent and to provide Purchaser with all such rights.

Section 5.4    Use and Title to Name.  Seller agrees to take all actions necessary to cause Seller (a) to cease all use of the name “MJ Biologics” on or after the Closing and to change its name prior to the Closing to one which is not confusingly similar to such name and Seller shall furnish to Purchaser a true, correct and complete copy, certified by the State of Minnesota, of a duly filed amendment to its Certificate of Incorporation evidencing such name change; and (b) to grant Purchaser physical possession of all unused printed materials bearing such name.

Section 5.5    Exclusivity.  Seller agrees that after the date hereof, neither it nor its officers, directors, shareholders, employees, agents or representatives shall enter into any agreement, understanding, negotiation or discussion, or entertain any inquiries or proposals from, with any third party relating to the sale of any equity interest in the Company or any disposition of the Purchased Assets or other Competing Transaction other than with respect to obsolete items in accordance with the Ordinary Course, however structured or to be effected.  Seller shall notify Purchaser of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller or any shareholder.

Section 5.6     Litigation Assistance.  In the event and for so long as Purchaser actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (including any such proceeding before a governmental authority) in connection with (i) any transaction contemplated under this Agreement or any of the transactions contemplated hereby or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business and its operations or the Purchased Assets, Seller will,

23

to the extent not prohibited by any privilege, cooperate with Purchaser, and its counsel in the contest or defense, make reasonably available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense.  The party requesting such cooperation shall bear the cost and expense of such cooperation.

Section 5.7     Notification; Updates to Disclosure Schedule.

(a)          Notification.  Commencing on the date of this Agreement and continuing through the Closing,  the Company shall promptly notify Purchaser in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in a respect in any representation or warranty made by the Company in this Agreement or in any other Transaction Document; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement that Seller becomes aware of after the date hereof and that would cause or constitute a breach of or an inaccuracy in a respect in any representation or warranty made by the Company in this Agreement or in any other Transaction Document if such event, condition or event existed prior to the date of this Agreement; and (iii) any event, condition, fact or circumstance to the extent made known to the Company after the date hereof that could possibly have a material impact on the current or future commercialization, marketability, market acceptance, efficacy, safety, regulatory status or other prospects of its products.

(b)          Updates.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Agreement requires any change in the disclosure schedule, or if any such event, condition, fact or circumstance would require such a change assuming the such disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Purchaser an update to the disclosure schedule specifying such change.  No such update shall be deemed to supplement or amend the disclosure schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Company as of the date hereof.

Section 5.8    Insurance.  Seller will, through the Closing Date, maintain in full force and effect all of Seller’s existing casualty, liability and other insurance policies relating to or affecting the Business on substantially the same terms as those in effect on the date hereof.

Section 5.9    Communications with Customers and Suppliers.  Seller and Purchaser will cooperate with each other in communication with suppliers and customers concerning the transfer of sales of all products relating to the Business to Purchaser promptly following the date hereof and the transfer of the Purchased Assets to Purchaser on the Closing Date.

Section 5.10   Restrictive Covenants of Seller.

(a)          General.  Seller acknowledges that (i)  Seller has acquired confidential information relating to the Business and the Purchased Assets, (ii)  Seller will receive valuable consideration for its ownership interest in the Purchased Assets, (iii)  Seller therefore have a material economic interest in the consummation of the transactions contemplated hereby and (iv) the obligations under this Section 5.10 are each an essential part of the transactions

24

contemplated hereby, and in order to protect the goodwill related to the Business and operations of the Purchased Assets, Seller hereby agrees to the covenants set forth in this Section 5.10.

(b)          Non-competition.  During the period commencing on the date hereof and ending on the fifth (5th) anniversary of the Closing (the “Restricted Period”),  Seller and its Affiliates will not, directly or indirectly, own any interest in or provide any financing to, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services for or otherwise engage in any business or entity that (i) competes with the businesses of Purchaser or any of its respective Affiliates as such businesses exist or are in process as of the date hereof or during the Restricted Period, withi any of its respective Affiliates engage in such businesses as of the date hereof or during the Restricted Period, (ii) competes with the Business, as such Business exists or is in process as of the date hereof or during the Restricted Period, within any geographical area in which Seller engages in such Business as of the date hereof or during the Restricted Period, or (iii) engages in whole or in part, anywhere in the world, in the registration, research, development, importation, manufacture, supplying, marketing, sale or distribution of any vaccines; components of vaccines; or products or services used in animal health and nutrition.

(c)          Non-solicitation.  During the Restricted Period, Seller and its Affiliates shall not, directly or indirectly, (i) induce or attempt to induce any employee of Purchaser or any of its Affiliates to leave the employ of Purchaser or any of its Affiliates; (ii) hire any person who was an employee of Purchaser, Seller, or any their respective Affiliates at any time within the six (6) months prior thereto (other than any individual who was never hired by Purchaser); (iii) induce or attempt to induce any customer, supplier, channel partner or other business relation of Purchaser or any of its Affiliates (or any prospective customer, supplier, channel partner or other business relation with which Purchaser or any of its Affiliates has prior to the date hereof entertained discussions regarding a prospective business relationship) to cease or refrain from doing business with Purchaser or any of its Affiliates.

(d)          Non-Disparagement. Seller agrees that, during the Restricted Period, it shall not, and shall cause each of its Affiliates and representatives not to, (i) make any negative statement or communication regarding Purchaser, Seller or their Affiliates or any of their respective Affiliates or current or former employees or representatives or (ii) make any derogatory or disparaging statement or communication regarding Purchaser, Seller or their Affiliates or any of their respective Affiliates or employees.  Nothing in this Section 5.10 shall limit Seller ability to make true and accurate statements or communications in connection with any disclosure that is required by applicable Law or in connection with any claims or proceedings related to this Agreement or the transactions contemplated hereby.

(e)          Remedies.  Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of this Section 5.10 and that Purchaser or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of this Section 5.10.

(f)          Reasonableness of Restrictive Covenants.  Seller acknowledges and agrees that the promises and restrictive covenants in this Section 5.10 are reasonable with respect to

25

period, geographical area and scope and are necessary for the protection of Purchaser’s legitimate interests in Purchaser’s acquisition of the Purchased Assets pursuant to this Agreement.

(g)          Severability.  Whenever possible each provision and term of this Section 5.10 shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or term of this Section 5.10 shall be held to be prohibited by or invalid under such applicable Law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 5.10; provided that if a court having competent jurisdiction shall find that the covenant contained in Section 5.10 is not reasonable, such court shall have the power to reduce the duration or geographic area or scope of such covenant, the parties agree that the maximum period, scope and geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area, as applicable, and the covenant shall be enforceable in this reduced form.

Section 5.11   Seller’s Employees.

(a)          Attached as Schedule 5.11(a) is a list of those employees of Seller operating within the Business to whom Purchaser intends to extend offers of employment (“Hired Employees”).  Purchaser will not assume and will have no obligation with respect to any employee bonus, retirement, pension, profit sharing, incentive, deferred compensation, medical, retiree medical, retiree life, other insurance plan, employee severance, vacation or sick leave plan or policy or other employee benefit plan of Seller of any kind.  Purchaser will not be required to establish or adopt any employee benefit plan or policy to accommodate the Hired Employees.

(b)          Seller shall pay for (and otherwise be responsible for) all costs and expenses relating to its employees (including the Hired Employees) arising or accruing on or before the Closing Date, including salaries, commissions and other compensation, severance payments, accrued vacation pay, unused sick leave, bonuses that are payable for or relate to the period to and including the Closing Date, fringe benefits, pension, health and other amounts.

(c)          Employee Agreements.  Seller shall have in effect at the time of this Agreement and shall maintain in effect at all times prior to Closing with each of its employees, consultants and independent contractors, standard Non-Compete, Non-Disclosure, Non-Solicitation, and Work for Hire Agreements that apply to each of the Company’s employees, consultants and independent contractors, in form and substance reasonably acceptable to Purchaser, and assignable to and enforceable by Purchaser from and after the Closing as successor in interest to substantially all the assets of the Company (all such agreements, together with the contracts, agreements and commitments described in Section 3.14 herein are collectively, the “Employee Agreements”).  Seller has provided true, correct and complete copies of all Employee Agreements to Purchaser.  Seller will not modify, amend, prematurely terminate or extend any of terms in Kim’s Employee Agreement, other than terms relating to Kim’s compensation, without the prior written consent of Purchaser.  With respect to all Hired Employees other than Key Employees, the non-competition provisions of each such person’s Employee Agreement shall be in effect for a period of not less than [*****].

26

(d)          Key Employee Side Letters.  On the date hereof, Marks and Kim shall execute Side Letters in the form attached hereto as Exhibit 5.11(d)(i) and Exhibit 5.11(d)(ii), respectively (the “Key Employee Side Letters”).

ARTICLE 6

cOVENANTS OF Purchaser

Section 6.1    Settlement of Legal Proceedings.  Except with the written consent of Seller, which will not be unreasonably withheld, delayed or conditioned, commencing on the date hereof and continuing through the Closing, Purchaser shall not settle any legal proceeding involving the Intellectual Property; provided that if Seller fails to provide any such requested consent, Seller shall thereafter be solely responsible for any and all Losses (as defined in Section 10.2) relating to such proceeding and further will not thereafter settle such legal proceeding without the written consent of Purchaser.

Section 6.2    Intellectual Property.  Commencing on the date hereof and continuing thereafter, Purchaser shall, at its sole discretion but at its sole cost and expense, (1) make all decisions relating to IP Documentation, including the decision to file, pursue, amend, maintain or abandon any patents or patent applications in any jurisdiction, (2) pay all patent prosecution, maintenance, and related costs and expenses in conjunction with its performance hereunder; and shall reimburse Seller for all of its reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees and other professional costs incurred by Seller in conjunction with any such patent application, prosecution, or maintenance at Purchaser’s request under this Agreement following the date hereof.  For clarity, Seller shall execute, when requested, all documents as may be reasonably necessary to enable Purchaser to file, pursue, amend, maintain or abandon IP Documentation, including patents and patent applications.  In the event that Seller is unable for any reason to secure the signature of the relevant persons to any IP Documentation required under this Agreement, Seller does hereby irrevocably designate and appoint Purchaser and Purchaser’s duly authorized officers and agents as Seller’s agents and attorneys-in-fact to act for and on Seller’s behalf and instead for Seller to do all lawfully permitted acts to further the Purchaser’s rights under this Section 6.2, all with the same legal force and effect as if executed by Seller.

Section 6.3    Required Approvals.  Purchaser shall make, or cause to be made, all filings required to be made by it to consummate the contemplated transactions.  Purchaser shall cooperate with Seller (a) with respect to all filings Seller shall be required to make and (b) in obtaining all consents identified in Section 4.5; provided, however, that Purchaser shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.3.

Section 6.4     Assumed Contracts.  Purchaser shall faithfully perform and timely pay in accordance with the terms and conditions of the Assumed Contracts and any additional term or condition required by a third party to such Assumed Contracts as a condition to its approval thereof or consent thereto.  Purchaser shall take any and all actions required under and shall refrain from taking any and all actions prohibited under the Assumed Contracts, all pursuant to the terms and conditions thereof.

27

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Seller contained in this Agreement, the other Transaction Documents or any other certificate or instrument furnished by Seller hereunder:

Section 7.1    Representations True at Closing.  All of the representations and warranties made by Seller in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time.

Section 7.2     Covenants of Seller.  Seller and Marks shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by Seller under this Agreement and the other Transaction Documents on or prior to the Closing.

Section 7.3     No Proceedings.  No suit, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Business or the Purchased Assets, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause all transactions contemplated by this Agreement to be rescinded following consummation, or (c) materially and adversely affect the right of Purchaser to own the Purchased Assets and to operate the Business.

Section 7.4    Consents and Approvals.  All governmental and third-party authorizations, including those set forth on Schedule 3.15 hereof, consents, permits and approvals necessary, including under Hart Scott Rodino, required to consummate the transactions contemplated herein shall have been obtained by Purchaser and shall be in full force and effect.

Section 7.5    Absence of Adverse Changes.  Since the date hereof, Seller shall not have suffered any material and adverse change in the Purchased Assets caused by any act or omission of Seller or its shareholders, and not caused primarily by Purchaser, which singly or in the aggregate adversely affects or may adversely affect the Purchased Assets, as a whole, in any material respect; provided, however, that in no event shall any disallowance of a patent application or any unfavorable actions by any governmental agency or authority affecting any patent or patent application constitute a material and adverse change in the Purchased Assets as herein provided.

28

Section 7.6    Release of Encumbrances.  At Closing, the Purchased Assets shall not be subject to any Encumbrances, other than the Permitted Encumbrances.

Section 7.7   Deliveries.  Seller shall have made all of the deliveries to Purchaser set forth in Section 9.2(a) hereof and all agreements required to be delivered pursuant to Section 9.2(a) shall be in full force and effect as of the Closing

Section 7.8    Key-Man Life Insurance.  At Purchaser’s request, the Company shall have Key-Man life insurance in place on the Key Employees on such terms and in such amounts as Purchaser may reasonably require.  The costs and expenses of any such policies shall be the sole obligation of Purchaser.

Section 7.9    Repayment of Loan.  All amounts due and payable under the Note shall have been paid in full or shall be paid in full at Closing.  In the event Marks fails to repay all amounts due and payable under the Note prior to or at Closing, at Purchaser’s election, Purchaser may transfer the Note to Seller at Closing and deduct such amounts in full from the Closing Payment that is otherwise required to be made to Seller pursuant to Section 2.2(a)(ii).  For avoidance of doubt, as an example, if the Closing Payment pursuant to Section 2.2(a)(ii)(E) is $10,000,000, the amounts due and payable under the Note at Closing are $5,000,000, and Marks fails to repay all amounts due and payable under the Note prior to or at Closing, then Purchaser may transfer the Note to Seller at Closing and make a cash payment of $5,000,000 in full satisfaction of Purchaser’s payment obligation at Closing.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived to the extent permitted by Law, in whole or in part, by Seller for the purposes of consummating such transactions but without prejudice to any other right or remedy which Seller may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement, the other Transaction Documents or any certificate or instrument furnished by it hereunder:

Section 8.1    Representations True at Closing.  All of the representations and warranties made by Purchaser in this Agreement, the disclosure schedules hereto or any other Transaction Document shall be true and correct on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time.

Section 8.2    Covenants of Purchaser.  Purchaser shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by it under this Agreement on or prior to the Closing.

Section 8.3     No Proceedings.  No suit, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated

29

hereby, or which is related to or arises out of the Business or the Purchased Assets, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause all transactions contemplated by this Agreement to be rescinded following consummation, or (c) materially and adversely affect the right of Purchaser to own the Purchased Assets and to operate the Business.

Section 8.4    Consents and Approvals.  All governmental and third-party authorizations, including those set forth on Schedule 3.15 hereof, consents, permits and approvals necessary, including under Hart Scott Rodino, required to consummate the transactions contemplated herein shall have been obtained by Purchaser and shall be in full force and effect.

Section 8.5    Deliveries.  Purchaser shall have made all of the deliveries to Seller set forth in Section 9.2(b) hereof and all agreements required to be delivered pursuant to Section 9.2(b) shall be in full force and effect as of the Closing.

ARTICLE 9

CLOSING

Section 9.1    Time and Place of Closing.

(a)          The consummation of the transactions provided for in this Agreement, whether on the Scheduled Closing Date or the Early Closing Date (the “Closing”), shall be held at the offices of Purchaser (or as otherwise agreed between the parties hereto), on the first business day in 2021 (the “Scheduled Closing Date”), unless an Early Closing (as described in Subsection (b) below) takes place or another place or date is agreed to in writing by Seller and Purchaser (the actual date of Closing shall be the “Closing Date”).  The Closing shall be deemed have been consummated as of 12:01 a.m. on January 1, 2021, unless an Early Closing takes place in which the Closing shall be deemed to be consummated at 12:01 on the actual date of Closing.

(b)          Upon the occurrence of a Trigger Event, Purchaser shall have the right by delivering written notice to Seller (an “Early Closing Notice”) to cause an early Closing of the transactions provided for in this Agreement to take place prior to the Scheduled Closing Date (an “Early Closing”).  The Early Closing Notice shall set forth the date and place of such Early Closing (the “Early Closing Date”), which shall not be less than the later of thirty days from the date of the Early Closing Notice or the third (3rd) day after the receipt of all governmental approvals required, if any.

Section 9.2    Transactions at Closing.  At the Closing, each of the following transactions shall occur:

(a)          Seller’s Performance.  At the Closing, Seller shall deliver to Purchaser the following:

(i)          a bill of sale substantially in the form set forth as Exhibit 9.2(a)(i) (the “Bill of Sale”) for all of the Purchased Assets that are tangible personal property duly executed by Seller, and such other good and sufficient instruments of conveyance, transfer and assignment (in form

30

and substance reasonably acceptable to Purchaser) as shall be necessary to vest Purchaser good and valid title to the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances;

(ii)          an assignment of all of the Purchased Assets that are intangible personal property including the Assigned Contracts, substantially in the form set forth as Exhibit 9.2(a)(ii), which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Liabilities, duly executed by Seller (the “Assignment and Assumption Agreement”);

(iii)          an assignment agreement substantially in the form set forth as Exhibit 9.2(a)(iii) assigning all of the Intellectual Property to Purchaser (the “IP Assignment Agreement”);

(iv)          a certificate executed by Marks individually (to the best of his knowledge after due investigation) and by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(v)          a certificate of the Secretary of Seller (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Seller, (b) certifying and attaching all requisite resolutions or actions of Seller’s board of directors and its shareholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the change of name contemplated by Section 5.4, and (c) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and the other Transaction Documents;

(vi)          physical possession of the Purchased Assets where located; and

(vii)          the opinion of Gislason & Hunter LLP, or other legal counsel to Seller reasonably acceptable to Purchaser, in substantially the form set forth as Exhibit 9.2(a)(vii), and addressing such other matters as Purchaser shall reasonably request.

(b)          Performance by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(i)          cash, by wire transfer, payable to Seller for an amount equal to the Closing Payment and the amount of any Undisclosed Liabilities;

(ii)          the Assignment and Assumption Agreement executed by Purchaser;

(iii)          the IP Assignment Agreement executed by Purchaser;

(iv)          a certificate executed by Purchaser as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

31

(v)          a certificate of the Secretary of Purchaser (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Purchaser, (b) certifying and attaching all requisite resolutions or actions of Purchaser’s board of directors approving the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and (c) certifying to the incumbency and signatures of the officers of Purchaser executing this Agreement and the other Transaction Documents; and

(vi)          the opinion of counsel to Purchaser, in substantially the form set forth as Exhibit 9.2(b)(vi).

ARTICLE 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

Section 10.1   Survival of Representations and Warranties

(a)          All representations, warranties, covenants and obligations made or undertaken by Seller in this Agreement or the Transaction Documents or in any document, instrument or agreement executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder for a period of two (2) years from the date of Closing and shall not merge in the performance of any obligation by any party hereto; provided that the Representations and Warranties set forth in Sections 3.1, 3.2 3.3, 3.4(b) and 3.5 shall survive for the period of the applicable statute of limitations and the covenants of Seller set forth in Sections 5.4, 5.6 and 5.10 shall survive indefinitely.

(b)          All representations, warranties, covenants and obligations made or undertaken by Purchaser in this Agreement or the Transaction Documents or in any document, instrument or agreement executed and delivered pursuant hereto are material, have been relied upon by Seller and shall survive the Closing hereunder for a period of two (2) years from the date of Closing and shall not merge in the performance of any obligation by any party hereto provided that, the Representations and Warranties set forth in Sections 4.1 and 4.2 shall survive for the period of the applicable statute of limitations and the covenants of Purchaser in Section 2.2(c) shall survive for the duration provided therein.

Section 10.2  Indemnification of Purchaser.  Subject to Section 10.3 below, Seller agrees to defend, indemnify and hold Purchaser, its Affiliates, and the respective officers, directors, employees, agents and representatives of Purchaser (each a “Purchaser Indemnitee”) harmless from and against any and all claims, demands, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Losses”), caused by, resulting from or arising out of:

(a)          any breach of any representations and warranties made by Seller in or pursuant to this Agreement or any of the Transaction Documents or in any certificate delivered to Purchaser pursuant to this Agreement, or the failure of such representations and warranties to be

32

true and correct as of the Closing Date (except for any representation and warranty of Seller that is expressly made as of or in reference to a specific date);

(b)          any breach or failure by Seller to carry out, perform, satisfy, discharge or otherwise fulfill any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the Transaction Documents delivered by Seller pursuant to this Agreement (which covenants, agreements, undertakings, liabilities or obligations are to be performed prior to Closing), or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Seller hereunder or thereunder;

(c)          except as expressly assumed under the terms of this Agreement, any Liability arising out of the ownership or operation of the Purchased Assets accruing prior to the Effective Time other than the Assumed Liabilities including any claim of any Person relating to the ownership of any interest in Seller;

(d)          any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Purchased Assets or the Business, regardless of whether it is disclosed in Schedule 3.8 hereto, resulting from any condition existing, event occurring or business conducted prior to the Effective Time;

(e)          any claim for a debt, obligation or Liability which is not specifically assumed by Purchaser pursuant to this Agreement, including any Undisclosed Liabilities or Excluded Liabilities;

(f)          the assertion by any taxing authority against the Purchased Assets or the Business of any liability for taxes, assessments, fees, charges, additions to tax, interest or penalties, federal, state, local, foreign or other relating to a period or event prior to and through the Effective Time, or the imposition of any Encumbrance arising therefrom against the Purchased Assets or the Business or which attach thereto; or

(g)          any claim against Purchaser for continuation of coverage benefits under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, brought by any person who was an employee of Seller at any time prior to the Closing Date and not an employee of Purchaser after said date, or any qualified beneficiary of such a person.

Section 10.3  Indemnification of Seller.  Purchaser agrees to defend, indemnify and hold Seller and its shareholders (each a “Seller Indemnitee”) harmless from and against all Losses suffered or incurred by Seller arising from; (a) any breach of any representation, warranty or covenant of Purchaser made by Purchaser in or pursuant to this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Purchaser hereunder as of the Closing Date (except for any representation and warranty of Purchaser that is expressly made as of or in reference to a specific date); or (b) subject to Section 10.6 below, Purchaser’s failure to duly and properly satisfy any of the Assumed Liabilities (except to the extent that Purchaser’s failure to do so is attributable to any action or inaction on the part of Seller or any of its agents or affiliates).

Section 10.4  Limitation to Seller’s Indemnification Obligations; Escrow Funds; Escrow Agent; Escrow Agreement.  Notwithstanding any other term or condition to the contrary contained

33

herein or otherwise, any and all obligations, responsibilities, and liabilities of Seller to indemnify any Purchaser Indemnitee pursuant to Section 10.2 hereof other than with Excess Assumed Liabilities as to which no limitations shall apply, shall not exceed and shall be limited to the Escrow Funds (as herein defined) that such Purchaser Indemnitee may be entitled to pursuant to the terms and conditions hereof.  Subject to the terms and conditions of this Agreement, at Closing, Purchaser shall pay and deliver Ten and No/100 percent (10%) of the Closing Payment (the “Escrow Funds”) to Bank of America, N.A. or such other escrow agent as the parties shall agree  (together with any successor thereof, the “Escrow Agent”) to be held and distributed pursuant to the terms and conditions of the escrow agreement in the form as set forth in Exhibit A attached hereto, with such changes as the parties and the Escrow Agent shall agree (the “Escrow Agreement”), which will include a provision that the Escrow Funds will be released by the Escrow Agent to Seller, less any pending or paid indemnifications claims asserted pursuant to Section 10.2 on or prior to such date, promptly following the two (2) year anniversary of the date of Closing.  Notwithstanding anything herein to the contrary, the time and amount limitations set forth in Section 10.1(a) and this Section 10.4 shall not apply to any Losses attributable to Undisclosed Liabilities, Excluded Liabilities or fraud or knowing misrepresentation by Seller.

Section 10.5  Mechanism.  The party seeking indemnification hereunder (“Indemnified Party”) shall give written notice to the indemnifying party (“Indemnifying Party”) of its indemnification claims hereunder, specifying the amount and nature of the claim, and giving the Indemnifying Party the right to contest any such claim represented by counsel of its choice.  If any such claim is made hereunder by the Indemnified Party and such claim arises from the claims of a third party against the Indemnified Party and the Indemnifying Party does not elect to undertake the defense thereof by written notice within ten (10) days after receipt of the original notice from the Indemnified Party, the Indemnified Party shall be entitled to indemnity pursuant to the terms of this Agreement to the extent of its Losses in respect of such claim.  To the extent that the Indemnifying Party undertakes the defense of such claim in good faith by proceeding diligently at its expense, and without materially impairing the financial conditions or operations of the Indemnified Party, the Indemnified Party shall be entitled to indemnity hereunder only if, and to the extent that, such defense is unsuccessful, as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnifying Party.  The party defending a third-party claim shall have the right to choose its own counsel.  In the event an Indemnifying Party fails to meet its indemnification obligations hereunder, the Indemnified Party shall have the option to recover damages from the Indemnifying Party.

Section 10.6  Right of Set-off.  In the event a Purchaser Indemnitee suffers an indemnifiable Loss as provided for hereunder, including Losses related to Undisclosed Liabilities,  Excluded Liabilities and amounts deductible pursuant to Section 2.2(a)(ii)(F) and (G), Purchaser shall have the right, upon written notice, to Set-off such Loss against future payments under the Transaction Documents, including Earn-Out Payments.

Section 10.7  Non-Exclusive Remedy.  Nothing contained herein shall be construed or interpreted as limiting or impairing the rights and remedies that the parties hereto may have, including those at equity for injunctive relief, specific performance and rescission.

34

ARTICLE 11

TERMINATION; RISK OF LOSS

Section 11.1  Method of Termination.  This Agreement may be terminated at any time prior to Closing:

(a)          By the mutual written consent of Seller and Purchaser;

(b)          By Purchaser if any material breach of any representation, warranty, covenant, agreement or provision of this Agreement or any other Transaction Document has been committed by Seller and such breach has not been waived by Purchaser or cured by Seller in thirty (30) days after any written notice of breach from Purchaser delivered to Seller or (ii) Purchaser terminates the Collaboration Agreement or License Agreement based on a material and uncured default by or any other cause attributable to Seller thereunder pursuant to the terms and conditions thereof;

(c)          By Seller if (i) any material breach of any representation, warranty, covenant, agreement or provision of this Agreement has been committed by Purchaser and such breach has not been waived by Seller or cured by Purchaser in thirty (30) days after any written notice of breach from Seller delivered to Purchaser, or (ii) Seller terminates the Collaboration Agreement or License Agreement based on a material and uncured default by or any other cause attributable to Purchaser thereunder pursuant to the terms and conditions thereof

(d)          By Purchaser on or after, June 30, 2021, if any of the conditions set forth in Article 7 hereof, to which the obligations of Purchaser are subject, have not been fulfilled, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived such condition on or before such date;

(e)          By Seller on or after, June 30, 2021, if any of the conditions set forth in Article 8 hereof, to which the obligations of Seller are subject, have not been fulfilled, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date; or

(f)          By Purchaser in the event any claim or action for infringement, misappropriation or other violation of any intellectual property rights of any Person is brought or threatened against Purchaser or Seller or its shareholders relating to any of the Purchased Assets, whereby (i) there is a reasonable possibility of success, and (ii) if successful, the result would materially affect the right of Purchaser to own the Purchased Assets and/or operate the Business such that ten percent (10%) or more of the anticipated revenues from Royalty Products

(g)           for the next twelve (12) months would be adversely impacted; provided that any such termination by Purchaser pursuant to this Section 11.1(f) shall be Purchaser’s sole remedy in such instance.

35

Section 11.2  Effect of Termination.  In the event of a termination of this Agreement pursuant to Article 11 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.  Notwithstanding any other term or condition to the contrary contained in the Collaboration Agreement and/or the License Agreement, upon termination of this Agreement for any cause, reason, or ground by Seller and/or Purchaser, the Collaboration Agreement and the License Agreement shall automatically terminate and be of no further force or effect as against any party thereto solely except such terms and provisions thereof that shall survive such termination pursuant to express terms and conditions thereof.  In the event of termination of this Agreement by Purchaser pursuant to Section 11.1(b) hereof, Purchaser may, in addition to such termination, exercise any and all rights and remedies that it is entitled to under any applicable laws or in equity.  In the event of termination of this Agreement by Seller pursuant to Section 11.1(c) hereof, Seller may, in addition to such termination, exercise any and all rights and remedies that it is entitled to under any applicable laws or in equity.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Seller:	MJ Biologics, Inc.
1961 Premier Drive
Mankato, MN 56001
Fax: (507) 385-0387
Attention: William Marks, President

with a copy to (which shall not	Gislason & Hunter, LLP
constitute notice):	2700 S. Broadway
New Ulm, MN 56073
Fax: (507) 354-8447
Attention: David C. Kim

If to Purchaser:	Phibro Animal Health Corporation
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21
Teaneck, NJ 07666
Fax: (201) 329-7045
Attention: President, Animal Health

with a copy to (which shall not	Phibro Animal Health Corporation
constitute notice):	Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21
Teaneck, NJ 07666
Fax: (201) 329-7041
Attention: General Counsel

36

(a)          If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(b)          Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.1.

Section 12.2  Brokers.  Purchaser, on the one hand, and Seller, on the other hand, represent and warrant to each other that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement, and agree to indemnify and hold harmless the other against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by them or such entity.

Section 12.3  Further Assurances.  At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 12.4  Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 12.5  Expenses.  All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

Section 12.6   Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

Section 12.7   Headings.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 12.8   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing

37

signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Section 12.9   Governing Law; Venue.  This Agreement (and any and all disputes, controversies, and other Losses, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of the federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract or otherwise, and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed as provided in Section 12.1.

Section 12.10 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic means or transmission (i.e., a “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.11 General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (a) the use of the singular form includes the plural, and the use of the plural form includes the singular; (b) the use of any gender herein shall be deemed to include the other gender; (c) the captions used in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof; (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the term “include” or “including” shall mean without limitation by reason of enumeration; (f) each reference to an “Article” of this Agreement shall include all Sections of such Article, and similarly, each reference to a Section shall include all subsections of such Section; (g) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; (h) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (i) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (j) all references to dollars ($) shall mean United States currency.

Section 12.12  Schedules Incorporated.  All disclosure schedules attached hereto are incorporated herein by reference, and all blanks in such disclosure schedules, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

38

Section 12.13 Confidentiality; Public Announcements.

(a)          Subject to disclosure obligations under applicable securities laws, Seller, Marks  and Purchaser agree that each will use their best efforts to maintain the confidentiality of and shall not use for its own benefit or the benefit of any third party the terms and provisions of this Agreement or the Transaction Documents, including the Purchase Price, and other confidential information and material delivered to them or made available for their inspection pursuant to this Agreement or the Transaction Documents; provided, however, the parties may reveal the confidential information of the other party to its accountants, counsel or lenders (a) who need to know such confidential information, (b) who are informed by such party of the confidential nature of such confidential information, and (c) who agree with the other parties in writing to be bound by the terms of this Agreement with respect to such confidential information.  Moreover, Purchaser may in compliance with Regulation FD and other state and Federal securities laws, disclose forward looking projections including the financial information disclosed to it by Seller or otherwise arising out of the transactions contemplated by this Agreement to analysts, shareholders, potential investors and others in the investment community.

(b)          In the event the Closing does not occur, Seller and Purchaser will as soon as practicable return all material of or concerning the other party obtained from such other party then in their possession and hereby covenant to keep confidential any confidential information concerning the other party and ascertained from their review for a period of five (5) years commencing upon the termination of this Agreement.  Notwithstanding the foregoing, the prohibitions and restrictions set forth in this Section 12.13 shall not apply to any information that (a) at the time of disclosure or thereafter is generally known to and available for use by the public (other than as a result of a disclosure directly or indirectly by either party) (b) at the time of disclosure was available on a non-confidential basis from a source other than the parties, provided that such source is not and was not bound by a confidentiality agreement with either party (c) was known by the receiving party prior to receiving the information from the providing party or has been independently acquired or developed by either party without violating any of its respective obligations under this Agreement, or (d) is required to be disclosed by any Law.

(c)          Except as otherwise provided in this Agreement or in any other agreement entered into by the parties pursuant to this Agreement, no party hereto shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other parties shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the disclosure obligations under applicable securities laws.

Section 12.14 Access to Records After Closing.  For a period of three (3) years after the Closing Date, Seller shall provide reasonable access to Purchaser and its representatives to all of the books and records of such parties with regard to the Business and the Purchased Assets which such parties may retain after the Closing Date.  If Seller or any other affiliate of Seller shall desire to dispose of any such books or records prior to the expiration of such three (3)-year period, Seller shall prior to such disposition, give Purchaser a reasonable opportunity to segregate and remove such books and records as Purchaser may select.

39

Section 12.15 Assignment.  Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned, without a prior written consent by the other party hereto, provided that Purchaser may assign its rights under this Agreement to any affiliate or any purchaser of all or substantially all of the assets or capital stock of Purchaser or any of its affiliates.

Section 12.16 Further Assurances.  Each party shall execute and cause to be delivered to each other party such instruments and other documents, and shall take such other actions, as such requesting party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 12.17 No Licenses.  Nothing in this Agreement or any other Transaction Document shall be construed to grant to the Company or any shareholder a license or transfer any interest under any patent, patent application or any other proprietary or intellectual property rights now or hereinafter held by Purchaser, its Affiliates or its licensors, including after the Closing any Intellectual Property.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

40

IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

PURCHASER:

PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ Larry L. Miller
Name: Larry L. Miller
Title: President, Animal Health

SELLER:

MJ BIOLOGICS, INC.

By:	/s/ William Marks
Name: William Marks
Title: President & CEO

[Signature Page to Intellectual Property Purchase Agreement]

41

Annex I

 Key Employees

[*****]

[*****]

42

Exhibit A

Escrow Agreement

(attached)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”), effective as of [______________] [____], 201[__] (the "Effective Date"), by and between MJ Biologics, Inc., a Minnesota corporation (“Seller”), Phibro Animal Health Corporation, a Delaware corporation (“Purchaser”), and Bank of America, N.A., together with any successor thereof, as escrow agent (the “Escrow Agent”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, Seller and Purchaser (the "Parties", and each a “Party”) have entered into an Intellectual Property Purchase Agreement, dated as of January 20, 2015 (the "Purchase Agreement"), pursuant to which, among other things, Purchaser is purchasing the Purchased Assets;

WHEREAS, the Parties desire to appoint the Escrow Agent to act as escrow agent for the purpose of holding the Escrow Funds (as defined below) in escrow, and the Escrow Agent is willing to so act, in accordance with the terms and conditions of this Escrow Agreement; and

WHEREAS, pursuant to Section 10.4 of the Purchase Agreement, Purchaser has agreed to deposit ten percent (10%) of the Closing Payment (together with all interest, gains and other income earned with respect thereto, the "Escrow Funds") into escrow with the Escrow Agent, with such Escrow Funds to be released upon the “Release Date” (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and for sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.         The Parties hereby appoint and designate Bank of America, N.A. as the Escrow Agent, and the Escrow Agent hereby accepts such appointment and designation, upon the terms and conditions and for the purposes set forth in this Escrow Agreement.  This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

2.         Purchaser hereby deposits the Escrow Funds into escrow with the Escrow Agent, which Escrow Funds, less any pending or paid indemnification claims asserted pursuant to Section 10.2 of the Purchase Agreement on or prior to the Release Date (as defined below), shall be held by the Escrow Agent until the two (2) year anniversary of the Closing Date (the “Release Date”), upon which the Escrow Funds shall be promptly distributed from the Escrow Agent to Seller.  Escrow Agent hereby agrees to hold the Escrow Funds, together with all proceeds thereof (including all interest, gains and other income earned with respect thereto, which will become part of the Escrow Funds), in a separate and interest bearing account held with the Escrow Agent, subject to the terms and conditions in this Escrow Agreement.  Escrow Agent will invest the Escrow Funds in accordance with the written instructions provided to Escrow Agent and signed by Seller and Purchaser.  If Seller delivers a notice of objection to the Escrow Agent (with a copy to Purchaser) with respect to any indemnification claim asserted by

Purchaser, such the amount claimed by Purchaser in dispute will continue to be held by the Escrow Agent, until such dispute is resolved and such amount is released in accordance with Section 10 hereof.  Upon distribution of the Escrow Funds to Seller pursuant to this Section 2, the Escrow Funds shall no longer be deemed to be held in escrow, and the Escrow Agent shall have no further obligations hereunder.

3.         The Escrow Agent shall act hereunder as a depository only, for the convenience of and at the request of the Parties, and is not a party to or bound by any other agreement, document or understanding to which the Parties are a party, and is not responsible or liable in any manner in its capacity as Escrow Agent for the sufficiency, correctness, genuineness or validity of any of the agreements or documents existing between the Parties.  The Escrow Agent undertakes no responsibility or liability for the form and execution of such agreements and documents or the identity, authority, title or rights of any person executing any of such agreements and documents or to any person other than to act in accordance with the provisions hereof.

4.          The Escrow Agent shall not be liable for any error in judgment or action which it may in good faith take or refrain from taking in connection herewith, believed by it to be authorized or within the rights and powers conferred upon it by this Escrow Agreement, but only for its gross negligence or willful disregard of the provisions of this Escrow Agreement.  The Escrow Agent may consult with counsel of its own choice (including, without limitation, attorneys employed by it), and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in accordance with the opinion of such counsel.

5.         The Escrow Agent shall have the right to resign at any time upon thirty (30) days' prior written notice thereof to the other Parties hereto, and shall deliver the Escrow Funds to such new Escrow Agent as shall be named by the Parties or, in the absence of the naming of such new Escrow Agent by the other parties, to the forum referred to in Section 10 hereof.  Upon such delivery, the Escrow Agent shall be fully released and discharged from all obligations imposed on it under this Escrow Agreement, and the Parties hereto shall remain fully liable to the Escrow Agent and to each other in accordance with the terms hereof.

(a)        Notice to the Escrow Agent as required or provided for herein shall be made in writing and delivered as follows: (i) to the Escrow Agent at Bank of America, N.A., [ADDRESS], Attention: [______________________].; and (ii) to the Parties at their respective addresses set forth in Section 12.1 of the Purchase Agreement.  The Parties may subsequently designate different addresses by written notice to each other Party hereto, sent in accordance with the terms of this Section 5.

(b)       Notices shall be sent by: (i) personal delivery, in which case delivery shall be deemed to have been made on the date thereof, (ii) facsimile or overnight express courier, in each case with confirmed receipt, in which case delivery shall be deemed to have been made one (1) day after the date thereof, or (iii) certified mail, return receipt requested, in which case delivery shall be deemed to have been made three (3) days after the date thereof.

6.         The Parties shall deliver a copy of any and all notices given by either Party to the Escrow Agent simultaneously upon delivery to the other Party, and the Escrow Agent may presume that the requirements of this Escrow Agreement have been complied with upon the Escrow Agent's receipt of any notice.

7.         The Escrow Agent is authorized to act and rely upon any document, instrument, request or notice which is believed by it in good faith to be genuine and signed or presented by the proper Party or Parties, and shall be held harmless in so acting.

8.         This Escrow Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of principals of conflict of laws.

9.          This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.       (a) Any dispute, claim or controversy arising out of or relating to this Escrow Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Escrow Agreement to arbitrate (a “Dispute”), shall be determined by arbitration in New York, New York, before one (1) arbitrator.  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Judgment on any arbitration award may be entered in any court having jurisdiction.  Either Party may petition JAMS for an expedited appointment of the arbitrator and the arbitrator shall resolve the Dispute within sixty (60) days of either Party providing JAMS with a notice of intent to arbitrate.  This Section 10 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b)       The arbitrator may, in any award, allocate all or part of the costs of arbitration, including, but not limited to, the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.  In addition, in the event any Party shall not fully cooperate with and participate in the above outlined arbitration process in order to allow any Dispute to be resolved in accordance with the timetable set forth above, such non-cooperative Party shall, in addition to any other award to the cooperating Party, be liable to such cooperating Party for all of the costs of arbitration and all reasonable attorneys’ fees and costs of the cooperating Party.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has executed or caused this Escrow Agreement to be executed on its behalf as of the Effective Date.

PURCHASER:

PHIBRO ANIMAL HEALTH CORPORATION

By:
Name:
Title:

SELLER:

MJ BIOLOGICS, INC.

By:
Name:
Title:

ESCROW AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Exhibit 2.5-1

Promissory Note

(attached)

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$5,000,000.00	_____ __, 2015

FOR VALUE RECEIVED, William Marks, a resident of the State of Minnesota (referred to herein as “Maker”), promises to pay to the order of Phibro Animal Health Corporation, a Delaware corporation (referred to herein as “Payee,”), the principal sum of Five Million Dollars and No Cents ($5,000,000.00), together with interest until paid, as set forth in this Promissory Note (this “Note”).  This Note is made pursuant to an Intellectual Property Purchase Agreement between Payee and MJ Biologics, Inc., a Minnesota corporation (the “Purchase Agreement”).  Capitalized terms not defined herein shall have the meanings ascribed to the in the Purchase Agreement.

1.         Payments of Interest and Principal.  Maker shall pay accrued interest on the unpaid principal amount hereunder semi-annually on or before June 1 and January 1 each year while this Note is outstanding (each, a “Semiannual Payment Date”).  All outstanding and unpaid principal of this Note, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable upon the Closing (the “Maturity Date”), unless the maturity is otherwise accelerated by the Payee as set forth herein.  Upon the termination of the Purchase Agreement without the Closing occurring thereunder, the outstanding principal amount of this Note shall be paid in equal consecutive monthly installments from the date of such termination until the tenth (10th) anniversary of the date of the Purchase Agreement.  Any payment by the Maker shall be credited first to any costs incurred by the Payee hereunder, second to interest then due and payable hereunder and the remainder to principal hereunder.

2.         Interest Rate.  Interest shall accrue on the unpaid principal balance of this Note at the variable rate equal to (1) the one month London Interbank Offered Rate, reported on the tenth day of the month immediately preceding each Semiannual Payment Date (as defined herein) by the Wall Street Journal in its daily listing of money rates, defined therein as the Intercontinental Exchange Benchmark Administration Ltd average of interbank offered rates for dollar deposits in the London market; plus (2) 300 basis points (3.00%) (the “Applicable Rate”).  All interest shall accrue based on a 360-day year for the actual number of days outstanding and shall be compounded monthly.  In Payee’s discretion, upon and after the occurrence of an Event of Default (as defined below in Section 5), interest shall accrue and be payable on the unpaid principal balance of this Note at the Applicable Rate in effect at and during such time plus six percent (6%).

3.         Manner of Payment; Prepayment.  Unless otherwise provided for herein, all payments shall be made in U.S. dollars in immediately available funds without set-off or counterclaim or deduction of any kind on the due dates of such payments.  Payments shall be made to the address set forth herein for notices to Payee.  Any payments by check shall be accepted subject to collection in immediately available funds. Maker may prepay this Note at any time and without penalty.

4.         Security.  In order to secure Maker’s performance hereunder, Maker has granted to Payee a security interest under the Pledge Agreement, dated as of even date herewith, by and between the Maker and the Payee (the “Pledge Agreement”) in the Collateral more fully set forth in the Pledge Agreement, to secure all of its payment obligations hereunder and thereunder.

5.         Collection Costs.

(a)        Maker shall pay to Payee, within ten business days after Payee’s request or demand for such payment, all amounts necessary to pay, or to reimburse Payee for, all costs and expenses of administering and enforcing this Note, including, without limitation, any and all costs and expenses of collecting the principal, interest, late charges, fees and expenses due under this Note and exercising Payee’s rights and remedies under any this Note and the Pledge Agreements in favor of Payee relating to this Note (collectively, “Collection Costs”).  Collection Costs include, without limitation, all of Payee’s reasonable attorney’s fees and expenses of any kind incurred in administering, enforcing, or collecting this Note. .

(b)       If Maker shall fail to pay Collection Costs to Payee within ten business days after Payee’s request or demand for such payment, and Payee shall have paid or advanced such Collection Costs (Payee being hereby authorized, but not obligated, to pay or advance such Collection Costs), Payee shall be entitled to add the amount so requested or demanded to the amount of principal outstanding under this Note and thereafter charge interest thereon at then effective Applicable Rate.

6.         Default; Acceleration.

(a)        The occurrence of any of the following shall be an “Event of Default”:  (i) the filing of any petition under the U.S. Bankruptcy Code or any similar federal or state statute by or against Maker; (ii) an application for the appointment of a receiver for the making of a general assignment for the benefit of creditors by, or the insolvency of, Maker; (iii) commencement of any proceeding under any Federal or state statute or rule providing for the relief of debtors, composition of creditors, arrangement, reorganization, receivership, liquidation or any similar event by or against Maker; (iv) the failure by Maker to pay any amount due under this Note within five (5) business days of the date such payment is due; or (v) the material breach by Maker of any other term or provision of this Note or the Pledge Agreement which is not cured within thirty (30) days of notice from Payee.

(b)       Upon the occurrence of an Event of Default, the entire principal amount hereof and any accrued but unpaid interest, together with any Collection Costs, shall immediately become due and payable.

7.         Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Payee:	Phibro Animal Health Corporation.
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd., Suite 21
Teaneck, NJ 07666
Attn: President
Telecopy No. (201) 329-7045

With a copy to:	Phibro Animal Health Corporation.
(which shall not	Glenpointe Centre East, 3rd Floor
constitute notice)	300 Frank W. Burr Blvd., Suite 21
Teaneck, NJ 07666
Attn: General Counsel
Telecopy No. (201) 329-7041

If to Maker:	William Marks
c/o MJ Biologics, Inc.
1961PremierDrive
Mankato, MN 56001

8.         Assignment.  Subject to the restrictions in the legend to this Note, the Payee may assign or transfer this Note and/or any of its rights hereunder at any time and from time to time.  The obligations of the Maker under this Note shall not be assigned, transferred or delegated without the prior written consent of the Payee.

9.         Certain Waivers.  As to this Note, Maker waives all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also waive valuation and appraisement, presentment, notice of dishonor, and protest, notice of demand and nonpayment of this Note, and notice of acceleration and expressly agrees that the maturity of this Note, or any payment under this Note, may be extended from time to time without in any way affecting the liability of Maker.

10.         Preservation of Payee Rights.  No failure on the part of Payee to exercise any right or remedy hereunder, whether before or after the happening of an Event of Default shall constitute a waiver thereof, and no waiver of any past Event of Default shall constitute waiver of any future default or of any other Event of Default.  No failure to accelerate the indebtedness evidenced hereby by reason of any Event of Default hereunder, or acceptance of a past due payment, or indulgence granted from time to time, shall be construed to be a waiver of the right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively, or shall be deemed to be a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right that Payee may have, whether by the laws of the State of New York, by agreement, or otherwise; and Maker and each endorser or guarantor hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

11.       Amendments.  This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

12.       Severability.  In case any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

13.       Governing Law.  This Note shall be governed by the laws of the State of New York (excluding New York conflicts of laws rules).

14.       Jurisdiction; Venue.  Maker hereby irrevocably consents to the non-exclusive personal jurisdiction of the courts of the State of New York and, if a basis for federal jurisdiction exists, the non-exclusive jurisdiction of the United States District Court for the Southern District of the State of New York.  Maker waives any right to object to the maintenance of any suit or claim in any of the state or federal courts of the State of New York on the basis of improper venue or of inconvenience of forum.  Any suit or claim brought by Maker against Payee that is based, in whole or in part, directly or indirectly, on this Note or any matters relating to this Note, shall be brought in a court only in the State and City of New York.

15.       Time.  Time is of the essence of this Note.

16.       Maximum Rate of Interest.  Anything herein to the contrary notwithstanding, the obligations of Maker under this Note (or any other instrument, agreement or other document evidencing or securing the indebtedness evidenced by this Note) shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment of interest by Payee would be contrary to provisions of law applicable to the indebtedness evidenced hereby (or applicable to Maker or Payee) limiting the maximum rate of interest that may be charged or collected by Payee on this Note or the indebtedness evidenced hereby.  Without limiting the generality of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note which are made for the purposes of determining whether such rate of interest exceeds the maximum rate of interest permitted by applicable law shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged or received in connection with the indebtedness evidenced by this Note, and then to the extent that any excess remains, all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds that principal balance shall be paid by Payee to Maker, it being the intent of the parties hereto that under no circumstances shall Maker be required to pay any interest in excess of the highest rate permissible under applicable law.

17.         MUTUAL WAIVER OF JURY TRIAL.  MAKER AND PAYEE WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIMS OF ANY KIND ARISING UNDER OR RELATING IN ANY WAY TO THIS NOTE.  MAKER AND PAYEE ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENT TO EACH OTHER THAT THESE WAIVERS ARE MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF THEIR CHOICE.  MAKER AND PAYEE AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

{signature page follows}

IN WITNESS WHEREOF, and intending to be legally bound hereby Maker executes this Note under seal as of the date first written above.

WITNESS/ATTEST:
________________________________(SEAL)
Name:_________________________	William Marks

[Signature Page to Marks Promissory Note]

6

Exhibit 2.5-2

Marks Security Agreement

(attached)

Execution Copy

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (the “Pledge Agreement”), dated as of January 20, 2015 (the “Effective Date”), is executed by William Marks, an individual (the “Pledgor”), whose address is 1961 Premier Drive, Mankato, MN 56001|, to and for the benefit of Phibro Animal Health Corporation, a Delaware corporation (“Pledgee”), whose address is 300 Frank W. Burr Boulevard, Suite 21, Teaneck, NJ 07666.

R E C I T A L S:

A.         Pursuant to that certain Promissory Note dated as of even date herewith (the “Promissory Note”), Pledgee has loaned $5,000,000 to Pledgor.

B.         In connection with the obligations of Pledgor under the Promissory Note, Pledgor has agreed to pledge all of the equity owned by Pledgor in MJ Biologics, Inc., a Minnesota Corporation (the “Company”), to Pledgee as collateral for the Obligations described hereunder.

NOW, THEREFORE, for and in consideration of the foregoing premises, which are hereby incorporated herein as true, and the mutual promises and agreements contained herein, the Pledgor and Pledgee hereby agree as follows:

A G R E E M E N T S:

1.         Grant of Security Interest. To secure the obligations of the Pledgor under the Promissory Note and hereunder (collectively, the “Obligations”), the Pledgor hereby assigns, pledges and grants to Pledgee, as a secured party under the Uniform Commercial Code of New York, in effect from time to time (the “UCC”), a security interest in and to the following (collectively, the “Collateral”):

(a)         all right, title, interest and claims in and to the Shares (as defined below), together with all voting rights thereto, substitutions or replacements of any of the foregoing (collectively referred to herein as the “Interest”);

(b)         any and all certificates now or hereinafter in the possession of the Pledgor or Pledgee evidencing the Interest;

(c)          stock dividends, warrants, options, membership rights, subscription rights, membership interests or any other non-cash distributions of any other property which the Pledgor is now or may hereafter be entitled to receive with respect to the Interest (collectively, the “Distributions”); and

(d)         any and all products and proceeds of any kind of any and all of the foregoing Collateral, including the proceeds of any insurance thereon, now or hereafter owned or acquired by the Pledgor.

(e)         “Shares,” as used in this Agreement, shall mean all the issued and outstanding shares of capital stock of the Company now owned or hereafter acquired by Pledgor or any Permitted Transferee, including After Acquired Shares.

2.         Representations and Warranties. The Pledgor represents and warrants to Pledgee, effective as of the Effective Date, as follows:

(a)         The exact legal name of the Pledgor is as set forth in the preamble of this Pledge Agreement.

(b)         The Pledgor is under no legal disability and has full right, power and authority, without obtaining the consent of any other person, body or governmental agency, to enter into and deliver this Pledge Agreement, to pledge, assign and grant a security interest in and deliver the Collateral to Pledgee, and to perform all of his duties and obligations under this Pledge Agreement.

(c)         All necessary and appropriate action has been taken on the part of the Pledgor to authorize the execution and delivery of this Pledge Agreement. This Pledge Agreement is a valid and binding agreement and contract of the Pledgor in accordance with its terms. No basis presently exists for any claim against Pledgee under this Pledge Agreement or with respect to the enforcement thereof, and this Pledge Agreement is subject to no defenses of any kind.

(d)         The execution, delivery and performance by the Pledgor of this Pledge Agreement and any other documents or instruments to be executed and delivered by the Pledgor in connection therewith is valid, binding and enforceable against the Pledgor, and shall not: (i) violate or contravene the articles of organization, By-laws or other organizational document or other agreement or instrument which is binding upon the Company or any existing law or regulation or any order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Pledgor is a party, or by which the Pledgor or any of its property or assets may be bound, and will not result in the creation or imposition of any security interest in any properties pursuant to the provisions of any such mortgage, indenture, contract or other agreement.

(e)         No condition, circumstance, document, restriction, litigation or proceeding exists which could adversely affect the validity or priority of the liens and security interests granted to Pledgee hereunder, which could materially adversely affect the ability of the Pledgor to perform the obligations under this Pledge Agreement, which would constitute a default hereunder or thereunder or which would constitute such a default with the giving of notice or lapse of time or both.

(f)         None of the actions contemplated by this Pledge Agreement are in violation of or restricted by any restrictive agreement, stop transfer order, any legend appearing on the certificates evidencing any of the Collateral, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any state blue-sky or securities law, or any rule or regulation issued under the foregoing acts and laws.

(g)         The Pledgor is the beneficial and record owner of the Collateral. Stock certificates evidencing all of the Shares have been delivered to Pledgee concurrently

2

herewith. All of the Collateral is free of all pledges, hypothecation, mortgages, security interests, charges or other encumbrances, except those in favor of Pledgee.

(h)         All of the Interest pledged hereunder have been validly authorized and issued.

(i)         Upon delivery of this Agreement, duly executed, Pledgee shall have a valid first lien and perfected security interest in all of the Collateral hereunder, free and clear of all other, and subject to no, pledges, hypothecation, mortgages, security interest, charges or other encumbrances.

3.         Covenants. Until the Obligations have been satisfied and discharged in full, the Pledgor covenants to and agrees with Pledgee as follows:

(a)         Concurrently with the execution hereof, Pledgor has delivered to Pledgee stock certificates evidencing the Shares, together with stock powers executed in blank. In the event Pledgor or its Affilitates or Permitted Transferees become the owner, assignee or transferee or aquire physical or constructive possession of any other shares or other equity securities of Pledgeor (“After Acquired Shares”), such After Acquired Shares shall immediately become subject to all of the provisions of this Agreement and Pledgor shall, within ten (10) days thereof, deliver certificates evidencing such After Acquired Shares together with stock powers executed in blank to Pledgee.

(b)         Except as permitted under this Section 3, the Pledgor shall not sell, assign, deliver, convey or otherwise dispose of or transfer, or create, grant, incur or permit to exist, any pledge, mortgage, lien, security interest, charge or other encumbrance whatsoever (except in favor of Pledgee) in or with respect to the Collateral hereunder or any interest therein.

(c)         Pledgor, may for estate planning purposes only, transfer or assign a portion of the Shares (not exceeding 49% of the Shares owned by him) to a Permitted Transferee (the “Transferred Shares”), provided that at all times while this Pledge Agreement is in effect, (i) Marks shall retain sole Control (as defined in the Purchase Agreement) of the Shares, including any Transferred Shares; (ii) any Transferred Shares shall remain subject to the provisions of this Pledge Agreement; and (iii) prior to the transfer or assignment of any Transferred Shares, the transferees or assignees of any Transferred Shares shall execute and deliver to Pledgee any instruments or documents requested by Pledgee to maintain and perfect Pledgee’s security interest in the Transferred Shares hereunder.

(d)         If, at any time following an Event of Default hereunder, the Pledgor receives or is entitled to receive into its possession any payments, checks, instruments, chattel paper, dividends on account of or in respect of the Collateral, or any other Collateral or proceeds thereof, such Pledgor shall accept such Collateral as Pledgee’s agent, in trust for Pledgee without commingling such Collateral with any other property of such Pledgor and shall, upon receipt, immediately deliver such Collateral to Pledgee in the exact form so received, with any necessary endorsement of the Pledgor or stock powers executed by the Pledgor in blank.

3

(e)         The Pledgor will, at all times and from time to time, defend the Collateral against any and all claims of any person or party whose claims are adverse to the claims, rights or interest of Pledgee, and the Pledgor shall indemnify and hold Pledgee harmless from any and all such adverse claims. The Pledgor shall bear all risk of loss, damage and diminution in value with respect to the Collateral, and the Pledgor agrees that Pledgee shall have no liability or obligation to the Pledgor with respect to, and is hereby released by the Pledgor from any of, the foregoing.

(f)         At any time and from time to time after the occurrence of an Event of Default (as hereinafter defined) or a default under any of the Obligations which is continuing uncured and unwaived, the Pledgor shall, upon request of Pledgee, execute and deliver to Pledgee any proxies, powers or assignments with respect to any of the Interest, or endorse any instruments or chattel paper with respect to the Collateral as so requested.

4.         Events of Default. The Pledgor shall be in default under this Pledge Agreement upon the occurrence and continuance of an Event of Default (as defined in the Promissory Note) under the Promissory Note (any such event, an “Event of Default”).

5.         Rights and Remedies of Pledgee. Upon the happening or occurrence of an Event of Default hereunder which is continuing uncured and unwaived, Pledgee shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as enacted in and then in effect in New York. In addition, Pledgee shall also have the following rights and remedies:

(a)         Pledgee shall have the right and be entitled to notify the Company to make payment to Pledgee and to receive all Distributions to be applied toward the satisfaction of the Obligations and to exercise all voting, conversion, exchange, subscription or other rights, privileges or options pertaining to such Interest.

(b)         Pledgee shall have the right, at its discretion, in connection with any foreclosure of the Shares, to transfer to or register in the name of Pledgee or any nominee of Pledgee any of the Collateral.

(c)         During the continuance of an Event of Default, subject to all applicable laws, Pledgee may sell, assign, transfer, or convey the Collateral, or any part thereof, at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as Pledgee shall deem appropriate; provided, that any such sale or disposition shall be conducted in a commercially reasonable manner. Pledgee shall be authorized at any such sale (if it deems it necessary to do so in accordance with applicable law) to restrict the prospective bidders or purchasers to persons or entities who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any sale Pledgee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and, to the extent permitted by applicable law, Pledgor hereby waives all

4

rights of redemption, stay, valuation and appraisal that Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(d)         If at any time after the occurrence and during the continuance of an Event of Default without cure or waiver, in the opinion of counsel for Pledgee, any proposed disposition of Collateral hereunder requires registration, qualification, notification, or other action under or compliance with any state blue sky or securities law or the Federal Securities Act of 1933, as amended, or any rules or regulations thereunder (collectively, the “Securities Laws”), the Pledgor, at the request of Pledgee, will use commercially reasonable efforts to take such action or cause such action to be taken, comply or cause compliance with such Securities Laws and maintain such compliance or cause such compliance to be maintained for such period as may be necessary to permit such disposition. The Pledgor acknowledges that a breach of the above covenant contained in this Section 5 may cause irreparable injury to Pledgee and that Pledgee will have no adequate remedy at law with respect to such breach, and consequently, the Pledgor agrees that the above covenant shall be specifically enforceable and the Pledgor hereby waives, to the extent such waiver is enforceable under law, and agrees not to assert any defenses against an action for specific performance of such covenant. In connection with the foregoing, the Pledgor will (i) pay all expenses imposed on or demanded of Pledgee under the Securities Laws in connection with such compliance, including the expense of furnishing to Pledgee an adequate number of copies of the prospectus contained in any such registration statement, (ii) indemnify and hold Pledgee harmless from and against any and all claims and liabilities caused by any untrue statement of a material fact or omission to state a material fact required to be stated in any registration statement, offering circular or prospectus used in connection with such compliance, or necessary to make the statements therein not misleading, and (iii) pay all expenses (including reasonable attorneys’ fees) incurred by Pledgee in specifically enforcing the above covenant.

The rights and remedies provided herein and in any other agreements between the Pledgor and Pledgee are cumulative and are in addition to and not exclusive of the rights and remedies of a secured party under the Uniform Commercial Code and any other rights or remedies provided by applicable law. Upon the occurrence and during the continuation of an Event of Default, the Pledgor hereby (i) names, constitutes and appoints Pledgee as the Pledgor’s proxy and attorney-in-fact in the Pledgor’s name, place and stead, (ii) authorizes Pledgee to take, at any time without the signature of the Pledgor, any action and to take any action for and on behalf of the Pledgor which is required of the Pledgor or permitted to be taken by Pledgee hereunder, including, without limitation, voting any and all of the Interest or other securities, as such proxy may elect, for and in the name, place and stead of the Pledgor, as to all matters coming before the members, and (iii) acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The rights, powers and authority of said proxy and attorney-in-fact shall remain in full force and effect, and shall not be rescinded, revoked, terminated, amended or otherwise modified, until all Obligations have been fully satisfied.

6.         No Duty Concerning Collection on Collateral. Pledgee shall not be liable for its failure to use diligence to collect any amount payable in respect to the Collateral, but shall be liable only to account to the Pledgor for what Pledgee may actually collect or receive thereon.

5

7.         Further Assurances. The Pledgor hereby irrevocably authorizes Pledgee at any time and from time to time without the consent or signature of Pledgor to file in any jurisdiction any initial Uniform Commercial Code financing statements and/or amendments thereto naming Pledgee, as Secured Party, and the Pledgor, as Debtor, that (a) describe the Collateral, and (b) contain any other information required by Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, and which shall evidence Pledgee’s perfection of a security interest in such Collateral as security for the Obligations. The Pledgor, upon demand, shall furnish to Pledgee such further information, execute and deliver such other documents and do all such other acts and things as Pledgee may at any time, or from time to time, reasonably request as being necessary or appropriate to establish and maintain a perfected first security interest in the Collateral or to otherwise evidence, document or conclude the transactions contemplated hereby. The Pledgor shall pay all costs and expenses of filing such financing statements, of all searches of records, wherever filing or recording or searching of records is deemed by Pledgee to be necessary and desirable, or otherwise incurred by Pledgee or its agents in carrying out the provisions of this Assignment. A photographic, carbon or other reproduction of this Assignment shall be sufficient as a financing statement.

8.         Care in Custody. Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral and in protecting any rights with respect to the Collateral against prior parties, if Pledgee takes such action for that purpose as the Pledgor shall request in writing, but failure of Pledgee to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, provided, however, that in any event Pledgee’s responsibility for the safekeeping of the Collateral shall not extend to matters beyond the control of Pledgee, including, without limitation, acts of God, war, insurrection, riot, terrorist act, governmental actions or acts of any corporate or other depository.

9.         Waiver of Defenses. No failure to perfect or enforce any security interest for the Obligations; no release of any person primarily or secondarily liable on the Obligations (including any maker, endorser, or guarantor); no delay in enforcement of payment of the Obligations; and no delay or omission in exercising any right or power with respect of the Obligations or any security agreement securing the Obligations shall affect the rights of Pledgee in the Collateral. The Pledgor hereby waives presentment, protest, demand, notice of dishonor or default, notice of any loans made, extensions granted, or other action taken in reliance hereon and all demands and notices of any kind in connection with the Obligations.

10.         Waiver of Pledgor’s Subrogation Rights. In case of insolvency (howsoever evidenced) of the Pledgor, or in case of any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution, liquidation or receivership proceeding is instituted by or against the Pledgor, all Obligations then existing shall, without notice to anyone, immediately become due or accrued and be payable. If bankruptcy or reorganization proceedings at any time are instituted by or against Borrower under the United States Bankruptcy Code, the Pledgor hereby: (a) expressly and irrevocably waives, to the fullest extent possible, on behalf of itself and its assigns (including any surety) and any other person, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim

6

against any person, and which the Pledgor may have or hereafter acquire against any person in connection with or as a result of the Pledgor’s execution, delivery and/or performance of this Pledge Agreement, or any other documents to which the Pledgor is a party or otherwise; (b) expressly and irrevocably waives any “claim” (as such term is defined in the United States Bankruptcy Code) of any kind against Borrower, and further agrees that it shall not have or assert any such rights against any person or entity (including any surety), either directly or as an attempted set off to any action commenced against the Pledgor by Pledgee or any other person; and (c) acknowledges and agrees that (i) this waiver is intended to benefit Pledgee and shall not limit or otherwise effect the Pledgor’s liability hereunder or the enforceability of this Pledge Agreement, and (ii) the agreements set forth in this Section and Pledgee’s rights under this Section shall survive payment in full of the Obligations.

11.         Waiver by Pledgee. No course of dealing between the Pledgor and Pledgee, nor any failure to exercise, nor any delay in exercising any right, remedy, power or privilege of Pledgee hereunder shall operate as a waiver thereof. No waiver by Pledgee of any Event of Default or any right or remedy hereunder shall constitute a waiver of any other event of default, right or remedy of Pledgee, nor of the same event of default, right or remedy on a future occasion.

12.         Governing Law; Severability. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding New York conflicts of laws rules). Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

13.         Successors and Assigns. This Pledge Agreement and all rights and liabilities hereunder and in and to any and all Collateral shall inure to the benefit of Pledgee and its successors and assigns, and shall be binding on the Pledgor, his heirs, administrators, successors and assigns; provided, however, that neither party shall be entitled to assign its rights and obligations hereunder without the prior written consent of the other party. In the event of the death of Pledgor, the administrator or executor of Pledgor’s estate shall appoint a single representative, reasonable and acceptable to Pledgee, with whom Pledgee shall be authorized to deal with and whom shall have all rights and authority to make representation on behalf of and bind Pledgor’s estate with respect to this Pledge Agreement.

14.         Notice. Any notice of any sale, lease, other disposition, or other intended action by Pledgee shall be deemed reasonable if in writing, addressed to the Pledgor at the address set forth above, or any other address designated in a written notice by the Pledgor previously received by Pledgee and deposited, first class postage prepaid, in the United States mails five (5) days in advance of the intended disposition or other intended action, provided, however, that the foregoing shall not preclude the fact that failure to give such notice or notice by other means may be reasonable under the particular circumstances involved.

15.         Duration and Effect. This Pledge Agreement shall remain and continue in full force and effect (notwithstanding, without limitation, the death, incompetency or dissolution of the Pledgor) from the date hereof until all of the Obligations have been fully and completely

7

paid, satisfied and discharged. Thereupon, this Pledge Agreement shall terminate and Pledgee shall release any Collateral still held by it which has not been sold or otherwise disposed of in accordance with Section 5 hereof and applied toward the satisfaction of the Obligations hereunder, and Pledgee shall deliver any such Collateral to the Pledgor. The Pledgor acknowledges that this Pledge Agreement is and shall be effective upon execution by the Pledgor and delivery to and acceptance hereof by Pledgee, and it shall not be necessary for Pledgee to execute any acceptance hereof or otherwise to signify or express its acceptance hereof to the Pledgor.

{Signature Page follows}

8

The Pledgor and Pledgee have duly executed and delivered this Pledge Agreement as of the date first above written.

PLEDGOR:

William Marks

PLEDGEE:

PHIBRO ANIMAL HEALTH CORPORATION

Name:	Larry L. Miller
Title:	President, Animal Health

[Signature Page to Marks Pledge Agreement]

Exhibit 2.6

License Agreement

(attached)

Execution Copy

CONFIDENTIAL

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) is made and entered into this 20th day of January, 2015 (the “Effective Date”) by Phibro Animal Health Corporation, located at Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666 (“Phibro”) and MJ Biologics, Inc., located at 1961 Premier Drive, Mankato, MN 56001 (“MJ”). Each party to this Agreement when referred to individually shall be a “Party” and collectively shall be the “Parties.”

WHEREAS, Phibro is an animal health company with a focus on producing vaccine products for livestock and poultry;

WHEREAS, MJ is a vaccine company that has developed certain proprietary technology relating to animal vaccines;

WHEREAS, MJ wishes to grant Phibro an exclusive license to develop, manufacture and commercialize such technology on the terms and conditions described in this Agreement;

NOW, THEREFORE, in consideration of the above premises and the mutual obligations contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I
Definitions

1.1       “Affiliate” means, with respect to a Party, any corporation or other business entity directly or indirectly controlling, controlled by or under common control with such Party; as used herein, the term “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise and such “control” will be presumed if any Party owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

1.2       “Calendar Quarter” means the period commencing on the Effective Date and ending on March 31, 2015, and thereafter the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, or portion thereof, during the Term.

1.3       “Calendar Year” means a period of twelve (12) consecutive months ending on December 31, or portion thereof, during the Term.

1.4       “Claims” means all Third Party demands, claims, actions, proceedings, orders, findings and verdicts (whether criminal or civil, in contract, tort or otherwise) seeking or awarding losses, damages, legal costs, other expenses of any nature, or equitable remedies of any nature, including restitution and injunctive relief.

1

1.5       “Collaboration Agreement” means the Collaboration and Distribution Agreement between the Parties entered into on or about the same date as this Agreement.

1.6       “Combination Product” means:

(a)	a product that contains both a Licensed Product and one or more active ingredients that are not Licensed Products;

(b)	a product consisting of one or more separate products packaged together with a Licensed Product in a single package or as a unit; or

(c)	a drug, device or biological product packaged separately that is sold as a unit with a Licensed Product.

1.7       “Confidential Information” means all proprietary and confidential information of a Party, including designs, drawings, labels, designs, working directions, formulas, technical data, packaging requirements, working specifications, sales and other marketing and customer information and materials, business proposals, patent, research trials or studies and any and all data and analyses from trials or studies, trade secrets and all other information, ideas, and property whatsoever and also includes information of Third Parties in the possession of the respective Party. MJ Know-How shall be the Confidential Information of MJ. Phibro-Owned Development Technology shall be the Confidential Information of Phibro.

1.8       “Contract Year” means the period commencing on the Effective Date and ending on December 31, 2014, and each successive one-year period thereafter, during the Term.

1.9       “Control” or “Controlled” means, with respect to any Know-How, molecule, material, Patents, other intellectual property, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise), as of the Effective Date or during the Term, to: (a) grant ownership of or a license or sublicense to use such molecule or material; (b) grant ownership of or a license or a sublicense under such Know-How, Patents, or other intellectual property; or (c) otherwise disclose such proprietary or trade secret information, in each case without breaching the terms of any agreement with, obligation to or other arrangement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party; in each case as provided in this Agreement.

1.10     “Development Budget” is defined in Section 2.6(b) (Development Plan).

1.11     “Development Patent” means any and all Patents that claim Co-Owned Development Technology.

1.12     “Development Plan” is defined in Section 2.6(b) (Development Plan).

1.13     “Development Technology” is defined in Section 2.7 (Ownership of Development Technology; Intellectual Property Protection).

1.14     “Dollar” or “$” means the legal tender of the United States.

2

1.15     “Field of Use” means all uses in [*****].

1.16     “First Commercial Sale” means, with respect to a Licensed Product, the first Net Sale for value of such Licensed Product.

1.17     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any relevant country, state, province, county, city or other political subdivision.

1.18     “Invention” means any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is invented (whether patentable or not) as a result of a Party exercising its rights or carrying out its obligations under this Agreement, including all rights, title and interest in and to any intellectual property rights therein.

1.19     “Know-How” means any and all know-how and tangible and intangible information and materials, including technical information, procedures, research and development data, regulatory submissions and correspondence, manufacturing information and processes, devices, techniques, software, designs, drawings, formulations, assays, cell lines, sequences, composition of matter, constructs, discoveries, improvements, modifications, processes, methods, protocols, formulas, utility, data (including physical, chemical, biological, toxicological, pharmacological, preclinical, clinical, and veterinary data), results, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data, but excluding any Patents.

1.20     “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any government authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.21     “Licensed Product” means any product: (a) for which the manufacture, use, sale, offer for sale or import of which, but for the licenses granted under this Agreement, would infringe any Valid Claim of the MJ Patents; or (b) that is Developed or manufactured using any MJ Know-How. For clarity, a Licensed Product may be an autogenous or non-autogenous product.

1.22     “MJ Know-How” means any Know-How owned, developed, invented, applied, commercialized, or practiced by or on behalf of, or licensed to, MJ or any of its Affiliates as of the Effective Date or during the Term, including any such Know-How in Development Technology or any such Know-How that may be developed under the Collaboration Agreement.

1.23     “MJ-Owned Development Technology” is defined in Section 2.7(a) (MJ-Owned Development Technology).

1.24     “MJ Patents” means: (a) those Patents that are set forth in Exhibit B or any other Patents that issue from or claim priority to the Patents that are (or pursuant to Section 7.2 (Representations, Warranties and Covenants by MJ) should be) set forth in Exhibit B (the “Base Patents”); (b) those Patents in the Territory that claim any Inventions within MJ-Owned Development Technology; and (c) any and all other Patents that (i) are Controlled by MJ or any

3

of its Affiliates as of the Effective Date or during the Term or (ii) claim, in whole or in part, any Vaccine Technology.

1.25     “Net Sales” for any period means the aggregate gross amount received by or on behalf of Phibro or any Affiliate of Phibro for sales of Royalty Products during such period to independent, unrelated Third Parties in arms’ length transactions, less, if not previously deducted in the amount received:

(a)	the costs paid to a Third Party for packing, transportation, importation, postage, shipping and handling charges, and other charges, such as insurance and customs duties, relating thereto, in each case to the extent separately charged on customer invoices;

(b)	any sales, excise or value added taxes imposed on or charged to the selling party and any other charges imposed by a Governmental Authority upon the sale of such Royalty Product and actually paid;

(c)	trade, quantity, prompt settlement or similar discounts (including chargebacks and allowances) actually granted, allowed or incurred in connection with the sale of such Royalty Product and all costs associated with free goods and samples of such Royalty Product;

(d)	amounts repaid or credited on account of price adjustments, rejection, outdating, billing errors, recalls or return of such Royalty Product

(e)	bad debts if actually written off by Phibro in the applicable reporting period; and

Sales between Phibro and its Affiliates shall be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user.

If a Royalty Product is sold as part of a Combination Product, the Net Sales of such Royalty Product for the purpose of calculating royalties under this Agreement for sales of such Royalty Product, shall be determined as follows: first, Phibro shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Royalty Product, if sold separately, and B is the aggregate invoice price of each other drug, device, or product in the Combination Product, if sold separately. If any other drug, device, or product in the Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Royalty Product if sold separately, and C is the invoice price of the Combination Product. If neither the Royalty Product (as applicable) nor any other drug, device, or product in the Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Product in the Combination Product to the total fair market value of such Combination Product.

Net Sales will be calculated in a manner consistent with Phibro’s standard accounting policies consistently applied.

4

1.26     “North America” means the United States, Mexico and Canada.

1.27     “Patents” means all patents and patent applications and any patents issuing therefrom (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, converted provisionals, continued prosecution applications, adjustments, re-examinations, reissues, additions, renewals, revalidations, extensions (including patent term extensions, and supplemental certificates and the like), registrations, pediatric exclusivity periods of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.28     “Person” means any individual, corporation, business trust, limited liability company, associate, company, partnership, joint venture, government, office, branch, or division of any government whether national, provincial, or local, governmental authority, or other entity.

1.29     “Purchase Agreement” means the Intellectual Property Purchase Agreement dated the date hereof between Phibro and MJ and its shareholders.

1.30     “Phibro-Owned Development Technology” is defined in 2.7(b) (Phibro-Owned Development Technology).

1.31     “Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction necessary for the Commercialization of such Licensed Product.

1.32     “Regulatory Authority” means any applicable government authority responsible for granting Regulatory Approvals for Licensed Products.

1.33     “Regulatory Filings” means, with respect to a product, any submission to a Regulatory Authority of any appropriate regulatory application specific to such product, and shall include any submission to a regulatory advisory board and any supplement or amendment thereto.

1.34     “Royalty Product” means a Licensed Product that is a vaccine against viral diseases, which vaccine (i) was developed as part of the Collaboration Plan under the Collaboration Agreement for a species specified in such Collaboration Plan; or (ii) is a vaccine against viral diseases in swine which either (A) infringes MJ Patents that, as between the Parties, are owned solely by MJ, or (B) incorporates a viral strain that is selected using MJ Know-How that, as between the Parties, is owned solely by MJ.

1.35     “Royalty Report” is defined in Section 4.1 (Reports; Payment of Royalty; Annual Reconciliation).

1.36     “Sublicense Revenues” means all payments made by Sublicensees to Phibro in respect of Royalty Products in consideration of the sublicense of the rights granted to Phibro under Section 2.1 (subject to the exclusion below), after deducting any royalties paid to the [*****] or any third party in respect of such sublicense. For example and without limitation, Sublicense Revenues may include upfront payments, milestone payments, and royalty payments. Sublicense Revenues shall exclude payments made in consideration for the issuance of equity or debt securities of Phibro at or below fair market value or specifically intended to reimburse or pay costs associated

5

with the development or commercialization of Licensed Products and/or the prosecution or maintenance of patent rights relating thereto.

1.37     “Sublicensee” means the Third Party that has entered into a Sublicense with Phibro in accordance with Section 2.9.

1.38     “Term” is defined in Section 9.1 (Term).

1.39     “Territory” means, subject to Section 2.10, the country(ies) listed in Exhibit A.

1.40     “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.41     “[*****]” shall mean [*****].

1.42     “[*****] License Agreement” shall mean the Exclusive Patent License Agreement dated June 28, 2005 by and between MJ and [*****], as amended or modified.

1.43     “[*****] Licensed Product” shall mean the “Licensed Product” as defined in the [*****] License Agreement.

1.44     “[*****] Patent” shall mean the “Patent” as defined in the [*****] License Agreement.

1.45     “[*****] Technology” shall mean the “Technology” as defined in the [*****] License Agreement.

1.46     “Vaccine Technology” means MJ’s now existing or hereafter developed proprietary technology related to the development, production, manufacture, marketing, commercialization, sales and/or distribution of animal vaccines, including the vaccines against the diseases listed in Exhibit B of the Collaboration Agreement.

1.47     “Valid Claim” means, with respect to any country a claim of any issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, abandoned, held invalid, unpatentable or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, opposition or disclaimer or otherwise, or lost in an interference proceeding in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

Article II
Licenses; Development Technology

2.1       License.  Subject to the terms and conditions of this Agreement, MJ hereby grants to Phibro and its Affiliates an exclusive license under the MJ Patents and MJ Know-How, with the right to grant sublicenses, to make, have made, use, sell, have sold, offer to sell, import, have imported, research, develop, register, have registered, market and have marketed Licensed

6

Products in the Field of Use in the Territory (including the right to market and sell Licensed Products through Phibro’s Affiliates and independent distributors).

2.2       Changes to Territory and Field of Use.  The Parties may, upon mutual written agreement in accordance with Section 10.12 (Amendments), expand the Territory, or make changes to the Field of Use, including on a country-by-country basis if the Territory is expanded.

2.3       [Reserved].

2.4       No Implied Rights.  Except as expressly provided in Section 2.1 (License), and Section 2.2 (Changes to Territory and Field of Use), no rights to any Patents, Know-How or other intellectual property rights are granted to Phibro under this Agreement, whether by implication, estoppel, or otherwise. Phibro does not under this Agreement grant MJ any rights to any intellectual property Controlled by Phibro.

2.5       Technology Transfer; Assistance.

(a)	Technology Transfer. MJ shall at its cost transfer the MJ Know-How to Phibro promptly following the Effective Date. During the Term, at no additional cost to Phibro, MJ shall promptly transfer to Phibro any additional MJ Know-How that comes to MJ’s attention (or that is reasonably requested by Phibro) and that has not previously been provided to Phibro by MJ. For purposes of this paragraph, the term “transfer” means that MJ shall provide Phibro with necessary access rights in order to enjoy the benefit of the license granted under Section 2.1, and excludes the transfer, sale or assignment of legal title to MJ Know-How.

(b)	Technical Assistance. MJ shall provide Phibro with reasonable technical assistance during the Term, to the extent reasonably requested by Phibro.

2.6       Research, Development and Commercialization.

(a)	General. Phibro shall have sole control over, and responsibility for, the research, development, and commercialization of any Licensed Products in the Field of Use in the Territory, subject to potential development collaboration(s) with MJ as described in the remainder of this Section 2.6.

(b)	Development Plan(s). The Parties may collaborate on the development of one or more Licensed Products (or certain aspects of Licensed Products) for use in the Field of Use in the Territory, subject to mutual agreement on a development plan setting forth each Party’s obligations with respect to such collaboration (each, a “Development Plan”) and a related budget (each, a “Development Budget”). Each Development Plan and Development Budget shall become effective when signed by both Parties, and thereafter each Party shall use commercially reasonable efforts to perform the tasks allocated to it under the Development Plan. For the avoidance of doubt, nothing herein shall restrict Phibro’s right to proceed with independent development of Licensed Products at any time, in its sole discretion. Phibro shall approve any agreements MJ may enter into with Third Parties to engage in studies with respect to the Licensed Products, and that MJ

7

shall not engage a Third Party to perform any studies without Phibro’s prior written consent.

(c)	Visitation of Personnel. At Phibro’s request, MJ shall make available its personnel to conduct work under the Development Plan at Phibro, and MJ shall permit Phibro to send its personnel to conduct and/or oversee work under the Development Plan at MJ; provided, however, that any and all reasonable travel, lodging, and other related costs and expenses incurred by such MJ personnel shall be pre-approved by Phibro and, if so pre-approved, shall be reimbursed by Phibro to MJ within thirty (30) days after receipt of an invoice from MJ setting forth such travel expenses along with appropriate documentation.

(d)	Development Costs and Budget. Except as otherwise provided herein, each Party shall be responsible for its own costs and expenses incurred in performing its obligations under the Development Plan.

2.7       Ownership of Development Technology; Intellectual Property Protection.  The Parties anticipate that Inventions may arise as a result of the Parties’ performance of the Development Plan (“Development Technology”). Ownership and protection of Development Technology shall be determined and conducted in accordance with this Section 2.7 (Ownership of Development Technology; Intellectual Property Protection).

(a)	MJ-Owned Development Technology. As between the Parties and regardless of inventorship, MJ shall solely own all Development Technology that is: (i) an improvement to the Inventions disclosed in MJ Patents or MJ Know-How; and (ii) could not be practiced without ownership of or a license under the MJ Patents or MJ Know-How (collectively, “MJ-Owned Development Technology”). Phibro hereby assigns to MJ all of Phibro’s right, title and interest in, to and under all MJ-Owned Development Technology.

(b)	Phibro-Owned Development Technology. As between the Parties and regardless of inventorship, Phibro shall solely own all Development Technology that is not MJ-Owned Development Technology (“Phibro-Owned Development Technology”). MJ hereby assigns to Phibro all of MJ’s right, title and interest in, to and under all Phibro-Owned Development Technology.

(c)	Disclosure; Cooperation. Each Party shall promptly disclose to the other Party all Development Technology, including sufficient information to determine inventorship and ownership of such Development Technology. Each Party shall, and shall require its employees to, execute such documents as may be reasonable necessary to effect the ownership of Development Technology as set forth in this Section 2.7 (Ownership of Development Technology; Intellectual Property Protection).

(d)	Development Technology Patent Prosecution. Phibro shall be responsible, in its sole discretion, for filing any Patent that claims any Development Technology (“Development Technology Patent”). Phibro shall, at its sole cost and expense

8

and in its sole discretion, prepare, file, prosecute and maintain such Development Technology Patent in the Territory in accordance with this Section 2.7(d) (Development Technology Patent Prosecution). Phibro shall carry out any preparation, filing, prosecution and maintenance of Development Technology Patents with commercially reasonable efforts.

(e)	Patent Enforcement and Defense; Third Party Patent Proceedings.

1.	Each Party shall give the other Party notice of any known or suspected infringement by a Third Party of any Development Patent or MJ Patent (“Patent Infringement”) promptly after such Patent Infringement comes to such Party’s attention. Phibro shall have the right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement at its own expense and discretion as it reasonably determines appropriate.

2.	Phibro shall have the sole and exclusive right, but not the obligation to bring and control any legal action to challenge any Patents controlled by a Third Party, including by declaratory judgment action, patent interference, opposition, revocation, pre-issuance submission, ex parte re-examination, post-grant review, inter partes review, patent litigation or similar proceeding, that are necessary or reasonably useful to make, use, offer to sell, sell, import, export, develop, manufacture or commercialize any Licensed Product.

3.	At the request of Phibro, MJ shall reasonably cooperate and provide any information or assistance in connection with any legal action under this Section 2.7(e) (Patent Enforcement and Defense; Third Party Patent Proceedings) in which event Phibro shall reimburse MJ for any and all actual, reasonable and documented out-of-pocket costs and expenses that MJ incurs in conjunction with such legal action.

2.8       Acquisition.  Pursuant to the Purchase Agreement, Phibro has agreed to acquire substantially all of MJ’s assets including those relating to the Vaccine Technology (the “Acquisition”). The closing of the Acquisition (the “Closing,” as further defined in the Purchase Agreement) is subject to certain closing conditions specified in the Purchase Agreement and, assuming that all such closing conditions are satisfied or waived, the Parties expect the closing to occur on or about January 1, 2021.

2.9       Sublicensing.

(a)	Grant of Sublicenses. Phibro or any of its Affiliates may freely grant sublicenses of its rights under Section 2.1, through multiple tiers. Phibro shall provide MJ with written notice of any agreement it enters into with a Third Party with respect to the grant of a sublicense of Phibro’s rights under Section 2.1.

9

(b)	Sublicense Revenues. During the Term, Phibro shall pay MJ an amount equal to [*****] of all Sublicense Revenues received by Phibro or its Affiliates from any Third Party during a Calendar Quarter. Phibro shall make such payments within thirty (30) days after the end of such Calendar Quarter in which such Sublicense Revenue was received. Such payments under this Section 2.9(b) shall be the only payments required with respect to any sublicense and the activities of any Sublicensee. For clarity and without limitation, Phibro shall not owe any royalties under Section 3.1 for sales of Licensed Products by a Sublicensee; provided that Phibro pays MJ the portion of Sublicense Revenues due under this Section 2.9(b).

2.10     Sublicense of North American Rights.  If Phibro desires to grant a sublicense of any rights that have been granted to it to MJ Intellectual Property (as such terms is defined in the Collaboration Agreement) pursuant to the Collaboration Agreement to a Sublicensee in one or more countries in North America, then the term “Territory” shall automatically be deemed to be amended to include North America, solely for the purpose of such sublicense. MJ shall not grant or otherwise transfer or convey to any Third Party any rights under the MJ Patents and MJ Know-How that would prevent or limit Phibro from granting such any such sublicense. For the avoidance of doubt, Phibro shall not owe any royalties under Section 3.1 for sales of Licensed Products by a Sublicensee in North America; provided that Phibro pays MJ the portion of Sublicense Revenues due under Section 2.9(b).

2.11     Requirements under [*****] License Agreement.  To the extent required under the [*****] License Agreement, the Parties acknowledge and agree that, notwithstanding any other term or condition to the contrary contained herein:

(a)	Phibro covenants and agrees that, pursuant to 35 U.S.C § 204, it shall cause all [*****] Licensed Products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America to be substantially manufactured in the United States of America.

(b)	Phibro shall not use the name or trademarks of [*****] or the names, or identities of any member of [*****] without [*****] and, as the case may be, such member’s prior written approval.

(c)	Throughout the term of the [*****] License Agreement and the Post-termination Period (as defined in the [*****] Licensed Agreement) and for five (5) years thereafter, Phibro, at its expense, will keep and maintain complete and accurate records of all sales, leases, and other dispositions of [*****] Licensed Products during the term of the [*****] License Agreement and the Post-termination Period (as defined in the [*****] Licensed Agreement) and all other records related to the [*****] License Agreement.

(d)	Phibro hereby grants [*****] a right to inspect and audit Phibro’s records related to this Agreement, of which right shall be no less than the same provided to MJ hereunder. In addition, Phibro shall reimburse [*****] for all its out-of-pocket expenses to inspect and audit such records if [*****], in accordance with the

10

results of such inspection and audit, determines that Phibro has underpaid amounts owed to [*****] by at least three percent (3%) or twenty-five thousand and no/100 dollars ($25,000.00), whichever is smaller, in a reporting period.

(e)	MJ may terminate this Agreement solely with respect to and on account of the [*****] Licensed Products, the [*****] Patents, and [*****] Technology, without penalty or expense and without cause, upon sixty (60) days’ notice to Phibro.

(f)	MJ may, without obtaining Phibro’s approval and without penalty or expense, assign all its future rights and obligations under this Agreement with respect to and on account of the [*****] Licensed Products, the [*****] Patents, and [*****] Technology to [*****].

(g)	Phibro shall not use, or permit others to use, the [*****] Licensed Technology or manufacture or have manufactured [*****] Licensed Products after the termination of the [*****] License Agreement. After termination of the [*****] License Agreement by the [*****], Phibro shall not offer to sell or sell, offer to lease or lease, or otherwise offer to dispose of or dispose of a [*****] Licensed Product, except to the extent permitted under the [*****] License Agreement. This subsection (f) shall not apply to the extent that Phibro obtains a direct license from [*****] covering some or all such activities.

Article III
Financial Terms

3.1       Royalties.  Subject to the other provisions of this Section 3.1 (Royalties), Phibro shall make royalty payments to MJ on a Calendar Quarter basis during the Term in an amount equal to [*****] of Net Sales in the Territory during such Calendar Quarter. Notwithstanding the foregoing in the event that the Territory is amended to include North America (whether pursuant to Section 2.9 (Sublicensing) or otherwise), the royalty percentage for Net Sales in North America shall be [*****].

(a)	Reductions for Certain Third Party Payment Obligations. Phibro shall have the right to deduct up to a total [*****] of any royalties owed to MJ under Section 3.1 (Royalties) of this Agreement for [*****] of (a) any payments made by Phibro to any Third Party for intellectual property rights that Phibro in good faith reasonably determines are necessary in order to lawfully manufacture, sell or import Royalty Products or which Phibro has paid pursuant to Section 3.2, or (b) any defense costs and liability incurred by Phibro in defending any claim based on an alleged violation of the intellectual property rights of any Third Party arising from the use or practice by or on behalf of Phibro or its Affiliates of MJ Patents or MJ Know-How in the Field of Use under this Agreement after prior notice by Phibro to MJ.

(b)	One Royalty. Each sale of a Royalty Product shall be subject to only one royalty.

11

(c)	Offset Against Deficit Amounts. Phibro shall be permitted to offset any outstanding accumulated Deficit Amounts (as defined in the Collaboration Agreement) against any royalties due hereunder.

3.2       [*****] License Agreement. Phibro hereby acknowledges and agrees that, by and through this Agreement and the license granted to it pursuant to the terms and conditions hereof, it is a sublicensee under the [*****] License Agreement, and accordingly, it shall faithfully perform and timely pay in accordance with the terms and conditions of the [*****] License Agreement and any additional term or condition required by [*****] as a condition to its approval thereof or consent thereto. Without limiting the generality of the foregoing, during the Term, MJ shall not be required to perform or make any payment under the [*****] License Agreement, but Phibro shall perform and pay any and all duties, obligations, royalties, fees, milestone payments, and any and all other amounts due and owing by MJ to [*****] under the [*****] License Agreement, provided that Phibro shall not be responsible for (A) any royalties, fees, milestone payments, and any and all other amounts that became due and owing under the [*****] License Agreement prior to the Effective Date (including payments specified in the first sentence of Item 6 in Exhibit A of such agreement for Licensed Products shipped prior to the Effective Date), and (B) any payments due and owing under the second sentence of Item 6 in Exhibit A of the [*****] License Agreement, other than as they pertain to further sublicenses by Phibro (and not the sublicense from MJB to Phibro). Phibro shall take any and all actions required under and shall refrain from taking any and all actions prohibited under the [*****] License Agreement, all pursuant to the terms and conditions thereof. MJ shall (1) provide reasonable assistance to Phibro in connection with Phibro’s performance of the terms and conditions of the [*****] License Agreement and (2) take no actions (or fail to take any actions) inconsistent with the requirements of the [*****] License Agreement as the licensee under such agreement. Nothing in this Agreement shall limit MJ’s responsibility to [*****] for the performance of all of its obligations as licensee under the [*****] License Agreement, including the obligation to provide commercialization reports under Section 5.3 of the [*****] License Agreement, Sales Reports under Section 6.3 of the [*****] License Agreement, and payments under Section 6 of the [*****] License Agreement.

Article IV
Payments

4.1       Reports; Payment of Royalty; Annual Reconciliation.  Beginning with the first Calendar Quarter after the First Commercial Sale, and on a Calendar Quarter basis thereafter during the Term, Phibro shall furnish to MJ a report within sixty (60) days following the close of each Calendar Quarter, which report shall include the calculation of all royalties due under this Agreement (“Royalty Report”). Royalties shown to have accrued by each Royalty Report shall be due and payable to MJ on the last date such Royalty Report is due.

4.2       Payment.

(a)	Wire Transfer. All payments due MJ shall be transmitted to MJ by bank wire transfer of immediately available funds. The remittance shall be made to a bank account designated by MJ from time to time by a written notice signed by a duly authorized representative of MJ (provided that any such notice must be received

12

by Phibro no less than ten (10) business days prior to the date that payment is due).

(b)	Payment by Phibro Affiliates. At Phibro’s election, Phibro and each of its Affiliates may calculate and make any payments due MJ in respect of such entity’s sales of Licensed Products under this Agreement, or otherwise based on an allocation determined by Phibro, directly to MJ; provided that Phibro shall be responsible for ensuring full and timely payment of all amounts due under this Agreement.

(c)	Currency; Exchange Rate. All payments to be made by Phibro to MJ under this Agreement shall be made in U.S. Dollars. In the case of royalties on sales that are not made in U.S. Dollars, the rate of exchange to be used in computing the monthly amount of currency equivalent in U.S. Dollars due MJ shall be the exchange rate as reported in the Wall Street Journal at the close of the last Business Day of the Calendar Quarter to which such royalty payment relates.

(d)	Late Payments. If MJ does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to MJ from the due date until the date of payment at a per-annum rate equal to the U.S. prime rate or the maximum rate allowable by applicable Law, whichever is less.

4.3       Taxes.

(a)	Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)	Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Phibro and its Affiliates to MJ under this Agreement. To the extent Phibro or such Affiliate is required by applicable Law to deduct and withhold taxes owed by MJ on any payment to MJ under this Agreement, Phibro or such Affiliate shall pay the amounts of such taxes to the proper governmental authority on MJ’s behalf in a timely manner, and the sum payable to MJ shall be decreased by the same amount. Phibro shall promptly provide MJ with a certificate or other documentary evidence to enable MJ to support a claim for a refund or foreign tax credit with respect to any such tax so withheld or deducted by Phibro. MJ shall provide Phibro and its Affiliates any tax forms that may be reasonably necessary in order for Phibro or such Affiliate to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. MJ shall use reasonable efforts to provide any such tax forms to Phibro and its Affiliates in advance of the due date. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes or similar obligations resulting from payments made under this Agreement.

13

4.4       Audit Rights.  Upon the written request of MJ and not more than once in each Calendar Year (other than for cause), Phibro shall permit an independent certified public accounting firm selected by MJ, and reasonably acceptable to Phibro, to have access during normal business hours to such of the records of Phibro as may be reasonably necessary to verify the accuracy of the Royalty Reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request; provided, however, that MJ shall only be entitled to audit a period one time and may not re-audit such period during a subsequent audit. MJ shall treat all financial information subject to review under this Section 4.4 (Audit Rights) in accordance with the confidentiality and non-use provisions of this Agreement. Upon completion of any audit hereunder, the accounting firm shall provide both Phibro and MJ a written report disclosing whether the Royalty Reports submitted by Phibro are correct or incorrect, whether the amounts paid are correct or incorrect, and in each case, the specific details concerning any discrepancies.

4.5       Cost of Audit.  MJ shall bear its internal expenses and the out-of-pocket costs for engaging such accounting firm in connection with performing such audits; provided, however, that if any such audit uncovers an underpayment of milestones payments or royalties by Phibro that exceeds ten percent (10%) of the total owed for such payment or payment period, as applicable, then Phibro shall reimburse MJ for the expenses and costs of such accounting firm in performing such audit.

4.6       Discrepancy.  If such accounting firm concludes that Phibro has in aggregate underpaid amounts owed to MJ during the audited period, Phibro shall pay MJ the amount of the discrepancy within thirty (30) days of the date MJ delivers to Phibro such accounting firm’s written report. If such accounting firm concludes that Phibro has in aggregate overpaid amounts owed to MJ during the audited period, Phibro may credit such overpaid amount against any future payment obligation to MJ.

Article V
Regulatory Approval and Compliance with Laws

5.1       Regulatory.  For each Licensed Product, as between the Parties, Phibro has the sole right and responsibility in the Territory to: (a) make all Regulatory Filings, submissions, reports, updates and supplements with any Regulatory Authority with respect to any Licensed Product; (b) obtain, hold and maintain in the name of Phibro (or its Affiliate) all Regulatory Approvals for such Licensed Products; and (c) conduct all meetings and discussions and handle all correspondence with any Regulatory Authority related to any such Licensed Product. Phibro shall have the right to use MJ Know-How in any Regulatory Filing for any Licensed Product.

5.2       Adverse Event or Customer Complaint.  In the event the either Party becomes aware of any charges, complaints, adverse events or claims by Phibro’s customers or others concerning the Licensed Products, such Party shall, within forty-eight (48) hours of notification of any such event, notify the other Party of such complaint using the contact information specified by such other Party for such purpose. Each Party agrees to keep a record of all such complaints for a period of ten (10) years from the date of notification. For purposes of this Agreement, “adverse event” shall mean any expected or unexpected experience that is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, lack of animal

14

performance or production efficiency including animal reproduction or the livability, health or performance of offspring of vaccinated animals, or death due to any cause associated with, or observed in conjunction with, the use or following the administration of any Licensed Product(s).

Article VI
Confidentiality; Publicity

6.1       Duty of Confidence.  Subject to the other provisions of this Article 6 (Confidentiality; Publication):

(a)	All Confidential Information disclosed by or on behalf of a Party (“Disclosing Party”) under this Agreement, or in the course of contemplating a transaction under this Agreement prior to the execution of this Agreement, shall not be disclosed by the recipient Party (“Receiving Party”) to any other Person and shall be maintained in confidence and otherwise safeguarded by the Receiving Party in the same manner and with the same protection as such Receiving Party maintains its own confidential information, but at least with reasonable protection; and

(b)	the Receiving Party shall not use any such Confidential Information for any purpose other than the performance of its obligations or exercise of its rights under this Agreement.

6.2       Exceptions.  The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a)	was known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

(b)	was in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)	is subsequently disclosed to the Receiving Party by a Third Party who is not under a direct or indirect obligation of confidentiality to the Disclosing Party; or

(d)	is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s written records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

15

6.3       Authorized Disclosures.  Notwithstanding the obligations set forth in Sections 6.2 (Exceptions) and 6.4 (Publicity; Use of Names), the Receiving Party may disclose the Disclosing Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a)	such disclosure: (i) is reasonably necessary for the filing or prosecuting Patents as contemplated by this Agreement; (ii) is reasonably necessary in connection with Regulatory Filings for Licensed Products; (iii) is reasonably necessary for the prosecuting or defending of legal actions, including litigation, as contemplated by this Agreement;

(b)	such disclosure is reasonably necessary to any Affiliate of the Receiving Party or to any employees, consultants, agents, or contactors of the Receiving Party and/or its Affiliates for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, however, that any such disclosee is bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement;

(c)	such disclosure is reasonably necessary to: (i) such Party’s directors, attorneys, independent accountants or financial, business, or technical advisors for the sole purpose of enabling such directors, attorneys, independent accountants or advisors to provide advice to the Receiving Party that is necessary and required for the Receiving Party’s performance, or exercise of its rights, under this Agreement; provided, however, that in each such case such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement (except that that the term of confidentiality for such directors, attorneys, independent accountants and financial advisors may be different than the term of confidentiality herein, so long as it is no less than five (5) years); or (ii) actual or potential investors, acquirers or merger partners, solely for the purpose of evaluating, performing or monitoring an actual or potential investment, acquisition, merger, or sale of all or a substantial portion of such Party’s assets or business relating to this Agreement; provided, however, that in each such case such actual or potential investors, acquirers or merger partners are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement (except that the term of confidentiality for such actual or potential investors, acquirers or merger partners may be different than the term of confidentiality herein, so long as it is no less than five (5) years);

(d)	solely in the case of Phibro as the Receiving Party, such disclosure is reasonably necessary to Phibro’s actual or potential sublicensee(s) or collaborator(s) and/or other Third Parties reasonably deemed by Phibro to be necessary or advisable in the ordinary course of business in furtherance of the development, manufacture and/or commercialization of the Licensed Products in accordance with this Agreement; provided, however, that in each such case such Third Party is bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement (except that the term of confidentiality for such Third

16

Party may be different than the term of confidentiality herein, so long as it is no less than five (5) years);

(e)	such disclosure is reasonably necessary to [*****] pursuant to the applicable terms and conditions of the [*****] License Agreement; or

(f)	such disclosure is required by applicable Law, court order or other judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party, at its cost and expense, an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed under this subsection shall remain otherwise subject to the confidentiality and non-use provisions of this Article 6 (Confidentiality; Publication), and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

6.4       Publicity; Use of Names.  The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, which are governed by Sections 6.1, 6.2 and 6.3 as well as the special authorized disclosure provisions set forth in this Section 6.4 (Publicity; Use of Names). Additionally, no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable Law or as may be expressly permitted in this Section 6.4 (Publicity; Use of Names).

(a)	A Party may file a copy of this Agreement (or portions thereof) in securities filings with the U.S. Securities and Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by or advisable under applicable Law.

(b)	Further, each Party acknowledges that the other Party may be required under any disclosure obligations under applicable Law or the rules or regulations of any securities exchange or trading market or of bodies charged by Law with the regulation thereof or of the accounting profession (collectively, “Disclosure Obligations”) to make disclosures (including in filings with the SEC, other Government Authorities or stock exchanges or other disclosures to current or prospective lenders or other investors) of the terms of this Agreement or certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by the applicable Disclosure Obligations.

(c)	At any time following the Effective Date, each Party may issue one or more press releases or other public announcements (including joint press releases) relating to the terms and conditions of this Agreement or the performance hereunder in a form to be approved by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). Prior to issuing any such press release or announcement, the Party wishing to issue a press release shall provide a draft for

17

the other Party’s review, and the other Party shall have five (5) business days to approve such press release or announcement or request any reasonable revisions to the form of such press release or announcement. Failure by the other Party to respond in writing within such period shall be deemed to constitute approval by the other Party of such press release or announcement in the form presented by the first Party.

Article VII
Representations, Warranties and Covenants

7.1       Mutual Representations and Warranties.  Each Party represents and warrants to the other Party as of the Effective Date that: (a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and (b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it

7.2       Representations, Warranties and Covenants by MJ.  MJ represents, warrants and covenants to Phibro as of the Effective Date that:

(a)	Exhibit B includes a true and complete list of all of the Patents that MJ owns or has a license to that relate to the use of Vaccine Technology in the Field of Use, and with respect to any Patents that are or have been prosecuted by or at the direction of MJ, MJ has complied with its duty of candor and all other applicable laws and regulations pertaining to such prosecution efforts;

(b)	Subject to the [*****] License Agreement, MJ Controls each of the Patents listed in Exhibit B;

(c)	MJ has not received any written notice, claim or demand from any Third Party that the practice of the MJ Patents and MJ Know-How in the Field of Use infringes any Patents or misappropriate any Know-How of such Third Party.

(d)	none of the Patents listed on Exhibit B are the subject of any actual or threatened interference, reexamination, inter partes or post-grant review or other challenge to the validity or enforceability of any such MJ Patents.

(e)	MJ has the right to grant the licenses and rights that it purports to grant to Phibro herein under the MJ Patents and MJ Know-How; and MJ has not, and will not during the Term, grant any rights that conflict with such licenses and rights or that would otherwise prevent Phibro from exercising its rights or performing its obligations hereunder;

(f)	the MJ Patents and MJ Know-How are free and clear of all liens, claims, security interests or other encumbrances of any kind; and during the Term, MJ shall keep the MJ Patents and MJ Know-How free and clear of all liens, claims, security interests or other encumbrances of any kind;

18

(g)	to the best of MJ’s knowledge, there is no activity by Third Parties that would constitute infringement or misappropriation of any MJ Patents (in the case of pending patent applications, as if such applications were issued) or MJ Know-How;

(h)	The [*****] License Agreements are each in full force and effect and neither MJ nor [*****] is in breach thereof; and

(i)	MJ is not aware of any safety issues relating to any Licensed Product.

7.3       Disclaimers.

(a)	EXCEPT AS EXPLICITLY PROVIDED HEREIN, EACH OF MJ AND [*****] DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED, CONCERNING THE [*****] TECHNOLOGY, EACH [*****] PATENT, AND EACH [*****] LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)	Except as explicitly provided herein, each of MJ and [*****] expressly disclaims any warranties concerning and makes no representations: (i) that the patent application for or constituting the [*****] Patent will be approved or that a patent will issue therefrom or thereunder; (ii) concerning the validity or scope of the [*****] Patent; or (iii) that the manufacture, use, sale, lease or other disposition of a [*****] Licensed Product will not infringe a Third Party’s patent or violate its intellectual property rights.

(c)	EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL: (1) THE [*****] BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND; OR (2) [*****] TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THE [*****] LICENSE AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO [*****] UNDER THE [*****] LICENSE AGREEMENT. THIS LIMITATION SHALL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

7.4       Representations, Warranties and Covenants by Phibro.  Phibro further acknowledges and agrees as follows:

(a)	Phibro hereby releases [*****] and their respective regents, directors, employees, officers, directors, shareholders, counsels, agents, and representatives forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or

19

expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (a) the manufacture, use, lease, sale, or other disposition of a [*****] Licensed Product; or (b) [*****] performance of its obligations under the [*****] License Agreement.

7.5       No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 7 (REPRESENTATIONS, WARRANTIES AND COVENANTS), (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF PHIBRO OR MJ; (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Article VIII
Indemnification; Liability

8.1       Indemnification by MJ.  MJ shall indemnify and hold Phibro and its Affiliates, and their respective officers, directors, agents and employees (each a “Phibro Indemnitee”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a)	the negligence or willful misconduct of any of the MJ Indemnitees (as defined below);

(b)	the breach of any of the warranties, representations or covenants made by MJ to Phibro under this Agreement; or

(c)	any breach by MJ of its obligations pursuant to this Agreement;

except in each case, to the extent such Claims (1) result from the breach by any Phibro Indemnitee of any covenant, representation, warranty or other obligation of Phibro in this Agreement or the negligence or willful misconduct of any Phibro Indemnitee or (2) would, if asserted against an MJ Indemnitee (as defined below), be subject to Phibro’s obligation under Section 8.2(b)-(d) (Indemnification by Phibro) to defend and indemnify MJ.

8.2       Indemnification by Phibro.  Phibro shall indemnify and hold MJ, its Affiliates, and their respective officers, directors, agents and employees (each, an “MJ Indemnitee”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a)	the manufacture or commercialization of the Licensed Products by or on behalf of Phibro or any of its Affiliates; or

(b)	the negligence or willful misconduct of any of the Phibro Indemnitees; or

(c)	the breach of any of the warranties, representations or covenants made by Phibro to MJ under this Agreement; or

20

(d)	any breach by Phibro of its obligations pursuant to this Agreement;

except in each case, to the extent such Claims (1) result from the breach by any MJ Indemnitee of any covenant, representation, warranty or other obligation of MJ in this Agreement or the negligence or willful misconduct of any MJ Indemnitee or (2) would, if asserted against a Phibro Indemnitee, be subject to MJ’s obligation under Section 8.1 (Indemnification by MJ) to defend and indemnify Phibro.

8.3       Indemnification Procedure.

(a)	If either Party is seeking indemnification under Sections 8.1 (Indemnification by MJ) or 8.2 (Indemnification by Phibro) (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Phibro is the Indemnifying Party, it shall not admit to any fault or liability of any MJ Indemnitee. If MJ is the Indemnifying Party, it shall not admit to any fault or liability of any Phibro Indemnitee. If the Parties cannot agree as to the application of Section 8.1 (Indemnification by MJ) or 8.2 (Indemnification by Phibro) as to any Claim, pending resolution of the dispute pursuant to Section 10.8 (Dispute Resolution), the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 8.1 (Indemnification by MJ) or 8.2 (Indemnification by Phibro) upon resolution of the underlying claim.

(b)	Notwithstanding the foregoing, during any period in which the Joint Reserve Fund (as defined in the Collaboration Agreement) exists, it shall be used for the purposes specified in the Collaboration Agreement.

8.4       Mitigation of Loss.  Each Indemnified Party will take and will ensure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 8 (Indemnification; Liability). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

21

8.5       Insurance.  At all times during the Term, each Party shall procure and maintain with insurers reasonably acceptable to the other Party, naming the other Party and [*****] as additional insureds by endorsement to each policy (and such insurance shall be primary without regard to any other insurance the other Party shall maintain or otherwise have in force), (a) workers’ compensation insurance in accordance with statutory requirements, (b) commercial general liability insurance (including products liability), with a minimum liability coverage of Two Million Dollars ($2,000,000) per occurrence, (c) employer’s liability insurance for personal injury and property damage with a minimum liability coverage of Two Million Dollars ($2,000,000), (d) comprehensive automobile liability insurance in accordance with statutory requirements, (e) product liability insurance for all Products with a minimum liability coverage of Two Million Dollars ($2,000,000), and (f) an umbrella policy with a limit of not less than Five Million Dollars ($5,000,000) providing excess coverage over all limits and coverages required under the commercial general liability insurance (including products liability) coverage. Each Party shall provide the other Party with certificates of insurance specifying the dates such coverage expires. Neither Party shall, with respect to any of the policies listed above, cancel, fail to renew, or amend to reduce the amount of coverage below the above limits or eliminate coverage, without thirty (30) days’ prior written notice to the other Party.

8.6       Special, Indirect and Other Losses.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8 (INDEMNIFICATION; LIABILITY); PROVIDED, THAT IN NO EVENT WHATSOEVER SHALL EITHER PARTY BE LIABLE FOR THE OTHER PARTY’S LOSS OF PROFITS.

Article IX
Effective Date and Duration

9.1       Term.  This Agreement shall become effective as of the Effective Date and, except as hereafter provided for in this Article 9 (Effective Date and Duration), shall continue in effect until the earlier of the Closing (as such term is defined in the Purchase Agreement) and the termination of the Purchase Agreement without the Closing occurring thereunder, unless earlier terminated pursuant to the provisions of this Agreement (the “Term”).

9.2       Termination.  Either Party may terminate this Agreement (A) if the other Party commits a material breach of any provision of this Agreement and such breach is not capable of cure or continues for a period of thirty (30) days following written notice, (B) effective immediately, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for its or a substantial part of its property, or (C) if the Purchase Agreement is terminated without the Closing occurring thereunder. In the event of termination of this Agreement pursuant to this Section 9.2, such terminating Party may, in addition to such termination, exercise any and all rights and remedies that it is entitled to under any applicable

22

laws or in equity. Any sums payable by Phibro to MJ on the effective date of such termination shall be immediately due and payable.

9.3       Consequences of Termination.

(a)	Accrued Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

(b)	Return or Destruction of Confidential Information. If this Agreement is terminated, then within thirty (30) days after the expiration or termination of this Agreement, or such other date as the Parties may agree in writing, each Party shall return or destroy all Confidential Information of the other Party.

(c)	Survival. The following provisions shall survive any expiration or termination of this Agreement: Articles 1 (Definitions), 2.7 (Ownership of Development Technology; Intellectual Property Protection), 6 (Confidentiality; Publicity), 7.3 (Disclaimers), 8 (Indemnification; Liability),9.2 (Termination), 9.3 Consequences of Termination) and 10 (General Provisions).

(d)	Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

Article X
General Provisions

10.1     Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions or delays in acting by any Government Authority or the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances. Notwithstanding the foregoing, neither Party shall be excused from making payments owed hereunder because of a force majeure affecting such Party unless such force majeure event affects the method of payment.

10.2     Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with a merger, acquisition, or sale of all or a substantial portion of such Party’s assets or business relating to this

23

Agreement; provided, however, that in the event of an assignment to an Affiliate, the assigning Party shall be jointly and severally liable for all activities of such Affiliate pursuant to this Agreement. Any attempted assignment not in accordance with this Section 10.2 (Assignment) shall be null and void and of no legal effect. Any permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

10.3     Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4     Requirements for Notices.  Unless otherwise specifically provided herein, all notices required or permitted by this Agreement shall be in writing and in English and shall be personally delivered, mailed by registered mail, return receipt requested, sent by telefax confirmed by telephone conversation with the recipient, or sent by DHL, UPS, or similar courier requiring signature on receipt, addressed as follows:

If to Phibro to:	Phibro Animal Health Corporation
Attention: President, Animal Health
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21
Teaneck, NJ 07666
Fax: (201) 329-7045

With a copy to:	Phibro Animal Health Corporation
Attention: General Counsel
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21
Teaneck, NJ 07666
Fax: (201) 329-7041

If to MJ to:	MJ Biologics, Inc.
Attention: William Marks, President
1961 Premier Drive
Mankato, MN 56001
Fax: (507) 385-0387

With a copy to:	Gislason & Hunter, LLP
Attention: David C. Kim
2700 S. Broadway
New Ulm, MN 56073
Fax: (507) 354-8447

24

10.5     Language of Documents.  All documents submitted by the Parties under this Agreement, including reports, purchase orders, sales forecasts, notices and records shall be in English.

10.6     Applicable Law.  This Agreement (and any and all disputes, controversies, whether in tort, contract or otherwise, between the Parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract or otherwise, and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed as provided in Section 10.4.

10.7     Jurisdiction; Venue.  Each of the Purchaser and Seller irrevocably submits to the exclusive jurisdiction of the federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract or otherwise, and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed as provided in Section 10.4.

10.8     Compliance.  Each Party agrees that in performing its obligations or exercising its rights under this Agreement: (a) it shall comply in all material respects with all applicable Laws; and (b) it will be responsible for any activities performed on its behalf by an Affiliate.

10.9     Entire Agreement.  This Agreement, together with the Exhibits, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.

10.10   Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer on any Third Party any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right under this Agreement to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

10.11   Bankruptcy.  All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. In the event of commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete

25

access to, as appropriate) any intellectual property licensed to such other Party hereunder, and all embodiments of such intellectual property, if not already in its possession, shall be promptly delivered to such other Party.

10.12   Amendments.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

10.13   Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.14   Independent Contractors.  It is expressly agreed that MJ and Phibro shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither MJ nor Phibro shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.15   Waiver.  The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

10.16   Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.17   Waiver of Rule of Construction.  The rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.18   Interpretation.  In this Agreement, unless otherwise specified:

(a)	“includes” and “including” means respectively includes and including without limitation;

(b)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)	the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”;

(d)	words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e)	the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

26

10.19   Counterparts.  This Agreement may be executed in counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows.]

27

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHIBRO ANIMAL HEALTH CORPORATION		MJ Biologics, Inc.

By:		By:

Name:	Larry L. Miller	Name:	Williams Marks

Title:	President, Animal Health	Title:	President & CEO

Date:		Date:

[Signature Page to Technology License Agreement]

EXHIBIT A

Territory

(Territory may be modified to add countries or territories upon mutual written agreement by Parties)

All countries other than those in North America and any other countries which may be added to the Territory pursuant to the terms of the Agreement.

EXHIBIT B

MJ Patents Existing as of the Effective Date

Owned Patents

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

Licensed Patents

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

EXHIBIT B CONTINUED

[*****]

[*****]

[*****]

[*****]

[*****]

Exhibit 2.7

Collaboration Agreement

(attached)

Execution Copy

CONFIDENTIAL

COLLABORATION AND DISTRIBUTION AGREEMENT

This Collaboration and Distribution Agreement (the “Agreement”) is made and entered into this 20th day of January, 2015 (the “Effective Date”) by Phibro Animal Health Corporation, located at Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666 (“Phibro”) and MJ Biologics, Inc., located at 1961 Premier Drive, Mankato, MN 56001 (“MJ”). Each party to this Agreement when referred to individually shall be a “Party” and collectively shall be the “Parties.”

WHEREAS, MJ markets swine vaccine products in the United States;

WHEREAS, Phibro has the experience, customer relationships, facilities and personnel to distribute, sell, promote and provide field technical support for such swine vaccine products in the United States and the rest of North America in the normal channels of trade;

WHEREAS, the Parties wish to collaborate using MJ’s proprietary vaccine technology to produce, market, sell, and distribute existing vaccine products and develop new vaccine products for the North American market; and

WHEREAS, MJ desires to appoint Phibro as its exclusive manufacturer and distributor of its existing and future vaccine products in North America and to grant an exclusive license to Phibro to commercialize such vaccine products in North America.

NOW, THEREFORE, in consideration of the above premises and the mutual obligations contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I
Definitions

1.1       “Affiliate” means, with respect to a Party, any corporation or other business entity directly or indirectly controlling, controlled by or under common control with such Party; as used herein, the term “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise and such “control” will be presumed if any Party owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

1.2       “Calendar Quarter” means the period commencing on the Effective Date and ending on March 31, 2015, and thereafter the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, or portion thereof, during the Term.

1.3       “Calendar Month” means each calendar month, or portion thereof, during the Term.

1.4       “Collaboration Budget” means the budget described in the Collaboration Plan.

1

1.5       “Collaboration Patent” means any and all patents that claim Co-Owned Collaboration Technology.

1.6       “Collaboration Plan” is defined in Section 2.5(b) (Collaboration Plan).

1.7       “Collaboration Technology” is defined in Section 2.6 (Ownership of Collaboration Technology; Intellectual Property Protection).

1.8       “Combination Product” means:

(a)	a product that contains both a Product and one or more active ingredients that are not Products;

(b)	a product consisting of one or more separate products packaged together with a Product in a single package or as a unit; or

(c)	a drug, device or biological product packaged separately that is sold as a unit with a Product.

1.9       “Confidential Information” means all proprietary and confidential information of a Party, including designs, drawings, labels, designs, working directions, formulas, technical data, packaging requirements, working specifications, sales and other marketing and customer information and materials, business proposals, patent, research trials or studies and any and all data and analyses from trials or studies, trade secrets and all other information, ideas, and property whatsoever and also includes information of third parties in the possession of the respective Party.  MJ Intellectual Property shall be the Confidential Information of MJ.  Phibro Technology shall be the Confidential Information of Phibro.

1.10     “Control” or “Controlled” means, with respect to any know-how, molecule, material, patents, patent applications, other intellectual property, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise), as of the Effective Date or during the Term, to: (a) grant ownership of or a license or sublicense to use such molecule or material; (b) grant ownership of or a license or a sublicense under such know-how, patents, or other intellectual property; or (c) otherwise disclose such proprietary or trade secret information, in each case without breaching the terms of any agreement with, obligation to or other arrangement with a third party, or misappropriating the proprietary or trade secret information of a third party; in each case as provided in this Agreement.

1.11     “Co-Owned Collaboration Technology” is defined in Section 2.6(c) (Co-Owned Collaboration Technology)

1.12     “Customers” means those customers to whom Phibro markets and/or sells the Products in the Territory.

1.13     “Existing Manufacturer” shall mean the existing Manufacturer of MJ’s existing vaccine products as of the Effective Date.

1.14     “Existing Manufacturer Agreement” shall mean that certain Manufacturing and Distribution Agreement by and between MJ and the Existing Manufacturer previously disclosed by MJ to Phibro, as amended or modified.

2

1.15     “Field of Use” means all uses in [*****].

1.16     “Governmental Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any relevant country, state, province, county, city or other political subdivision.

1.17     “Gross Margin” for any Calendar Quarter shall mean Net Sales minus (a) MJ Cost of Goods and (b) Phibro Cost of Goods, in each case for the Products sold under this Agreement during such Calendar Quarter.

1.18     “Invention” means any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is invented (whether patentable or not) as a result of a Party exercising its rights or carrying out its obligations under this Agreement, including all rights, title and interest in and to any intellectual property rights therein.

1.19     “Joint Reserve Fund” is defined in Section 4.2 (Joint Reserve Fund).

1.20     “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any government authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.21     “License Agreement” means the Technology License Agreement entered into by the Parties on or about the same time as this Agreement.

1.22     “Manufacturer” means the Existing Manufacturer, Phibro, any Affiliate of Phibro, or any other Person producing and manufacturing any Product on behalf of Phibro.

1.23     “MJ Cost of Goods” for any period shall mean the sum of the following, in each case to the extent reasonable in light of the relevant circumstances, without duplication: (i) actual cost paid by MJ (including to the Manufacturer(s)) for raw materials used in the manufacture of Products by the Manufacturer(s) or for obsolete and/or expired raw materials or components; (ii) the direct cash cost to MJ of production of Products including direct labor and the cost of manufacturing free goods or samples in the event MJ is the Manufacturer thereof; (iii) packaging costs paid by MJ; (iv) costs to MJ of shipping Products to Customers; (v) payments by MJ to licensors for license rights required in connection with the manufacture or sale of any Products; (vi) actual amounts paid by MJ to third party Manufacturers, including amounts paid to Manufacturers with respect to free goods or samples; and (vii) payments by MJ to other third parties in connection with the manufacture or distribution of Products, including payments to [*****] for sequencing services.  For avoidance of doubt, “MJ Cost of Goods” (a) does include costs associated with the manufacture of free, sample, or otherwise discounted Products, and (b) does not include costs associated with maintaining and operating its office and laboratory and supporting Phibro’s sales activity; costs relating to the non-cash costs such as depreciation or amortization; or any costs that are not out-of-pocket cash costs incurred by MJ.

1.24     “MJ Intellectual Property” means all patents, patent applications, continuation, continuations-in-part, and divisions of any patent applications, any claims made in any patent application, any patent issued, reissued, or reexamined under any patent application, know-how, skills, technologies, methods, procedures, ideas, inventions, protocols, and all proprietary or confidential technical information (including formulae, manufacture instructions, quality control

3

data, product safety data, and research trial data, analyses and/or information) that are Controlled by MJ, including the Vaccine Technology.  MJ Intellectual Property includes MJ-Owned Collaboration Technology but excludes all other Collaboration Technology.

1.25     “MJ-Owned Collaboration Technology” is defined in Section 2.6(a) (MJ-Owned Collaboration Technology).

1.26     “Net Sales” for any period shall mean the gross amount of cash payments received by Phibro for sales of the Products during such period to independent, unrelated third parties in arms’ length transactions, less, if not previously deducted in the amount received, without duplication:

(a)	any sales, excise or value added taxes imposed on or charged to the selling party and any other charges imposed by a Governmental Authority upon the sale of such Product and actually paid;

(b)	trade, quantity, prompt settlement or similar discounts (including chargebacks and allowances) actually granted, allowed or incurred in connection with the sale of such Product;

(c)	amounts repaid or credited on account of price adjustments, rejection, outdating, billing errors, recalls or return of such Product;

(d)	bad debts if actually written off by Phibro in the applicable reporting period; and

(e)	amounts paid into the Joint Reserve Fund pursuant to Section 4.2.

Sales between Phibro and its Affiliates shall be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user.

If a Product is sold as part of a Combination Product, the Net Sales of such Product for the purpose of calculating royalties under this Agreement for sales of such Product, shall be determined as follows: first, Phibro shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Product, if sold separately, and B is the aggregate invoice price of each other drug, device, or product (other than the Product) in the Combination Product, if sold separately. If any other drug, device, or product in the Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Product if sold separately, and C is the invoice price of the Combination Product.  If neither the Product (as applicable) nor any other drug, device, or product in the Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Product in the Combination Product to the total fair market value of such Combination Product.

Net Sales will be calculated in a manner consistent with Phibro’s standard accounting policies consistently applied.  For avoidance of doubt, Net Sales shall not include any payments received by Phibro for which a royalty or other compensation is payable to MJ pursuant to the License Agreement.

4

1.27     “Person” means any individual, corporation, business trust, limited liability company, association, company, partnership, joint venture, government, office, branch, or division of any government whether national, provincial, or local, governmental authority, or other entity.

1.28     “Phibro Cost of Goods” for any period shall mean the sum of the following, in each case to the extent reasonable in light of the relevant circumstances, without duplication: (i) actual cost paid by Phibro (including to the Manufacturer(s)) for raw materials used in the manufacture of Products by the Manufacturer(s) or for obsolete and/or expired raw materials or components; (ii) the direct cash cost to Phibro of production of Products including direct labor and the cost of manufacturing free goods or samples in the event Phibro is the Manufacturer thereof; (iii) packaging costs paid by Phibro; (iv) costs to Phibro of shipping Products to Customers; (v) payments by Phibro to licensors (including [*****]) for license rights required in connection with the manufacture or sale of any Products; (vi) actual amounts paid by Phibro to third party Manufacturers, including amounts paid to Manufacturers with respect to free goods or samples; and (vii) payments by Phibro to other third parties in connection with the manufacture or distribution of Products, including payments to [*****] for sequencing services.  For avoidance of doubt, “Phibro Cost of Goods” (a) does include costs associated with the manufacture of free, sample, or otherwise discounted Products, and (b) does not include non-cash costs such as depreciation or amortization or any costs that are not out-of-pocket cash costs incurred by Phibro.

1.29     “Phibro Technology” means all (a) patents and know-how that are Controlled by Phibro as of the Effective Date, and (b) all patents and know-how that become Controlled by Phibro after the Effective Date independent of this Agreement.

1.30     “Phibro-Owned Collaboration Technology” is defined in 2.6(b) (Phibro-Owned Collaboration Technology).

1.31     “Product” means (a) any vaccine product that has been developed or is being sold by MJ as of the Effective Date, including the vaccines described on Exhibit B; or (b) any other vaccine against viral diseases, which vaccine was developed as part of the Collaboration Plan for a species specified in such Collaboration Plan.

1.32     “Purchase Agreement” means the Intellectual Property Purchase Agreement dated the date hereof between Phibro and MJ.

1.33     “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, the licenses, approvals and/or registrations by the applicable Governmental Authority in such country or jurisdiction necessary for the development, production, manufacture, marketing, commercialization, sales and/or distribution of such Product, including importing and exporting activities in connection therewith.

1.34     “Term” shall have the meaning assigned to such terminology in Section 13.1 hereof.

1.35     “Territory” means the country(ies) listed in Exhibit A and such other countries as may be agreed in writing in accordance with Section 15.11 (Amendments).

1.36     “[*****]” shall mean the [*****].

1.37     “[*****] License Agreement” shall mean the Exclusive Patent License Agreement dated [*****] by and between MJ and [*****], as amended or modified.

5

1.38     “[*****] Licensed Product” shall mean the “Licensed Product” as defined in the [*****] License Agreement.

1.39     “[*****] Patent” shall mean the “Patent” as defined in the [*****] License Agreement.

1.40     “[*****] Technology” shall mean the “Technology” as defined in the [*****] License Agreement.

1.41     “Vaccine Technology” means MJ’s proprietary technology related to the development, production, manufacture, marketing, commercialization, sales and/or distribution of animal vaccines.

Article II
Rights and Licenses; Research and Development; Ownership of Collaboration Technology

2.1       Distribution Rights; License.  MJ hereby appoints Phibro and its Affiliates as the exclusive distributor of Products in the Territory, commencing with all Products shipped from the Manufacturer on or after the Effective Date.  Subject to the terms and conditions of this Agreement, MJ hereby grants to Phibro and its Affiliates an exclusive (even as to MJ), freely sublicensable (through one or more tiers) license or sublicense (as applicable) under the MJ Intellectual Property, the MJ-Owned Collaboration Technology, MJ’s interest in the Co-Owned Collaboration Technology and MJ’s Confidential Information, (a) to make, have made, use, sell, have sold, offer to sell, import, have imported, research, develop, register, have registered, market and have marketed, distribute and have distributed, and promote and have promoted the Products to Customers in the Field of Use in the Territory (including the right to market and sell Products through Phibro’s Affiliates and independent distributors) and (b) as necessary or useful for Phibro and its Affiliates to perform its obligations under the Collaboration Plan.  Notwithstanding the foregoing, MJ retains sufficient rights under the MJ-Owned Collaboration Technology, MJ’s interest in the Co-Owned Collaboration Technology and MJ’s Confidential Information for MJ to perform its obligations under this Agreement.

2.2       Changes to Territory and Field of Use.  The Parties may, upon written mutual agreement in accordance with Section 15.11 (Amendments), add to the Territory one or more countries that are outside the Territory, or make changes to the Field of Use, including on a country-by-country basis.

2.3       Control of Products.  Any decision to discontinue sales of Products in the Territory, or to change any of the sizes, packages or other features of the Products for sale in the Territory, shall be made jointly by the Parties.

2.4       Supply of Products.  The Parties acknowledge that the Existing Manufacturer Agreement has been assigned by MJ to Phibro simultaneously herewith and, unless otherwise expressly provided in this Agreement, MJ shall no longer be responsible for the production, supply, or distribution of any Product on or after the Effective Date.  Commencing on the Effective Date and continuing thereafter during the Term, Phibro shall (a) be solely responsible for causing all Products ordered by any Customer to be manufactured by a Manufacturer and delivered to such Customer, all in accordance with the terms and conditions of this Agreement; (b) timely pay all Manufacturers for all Products produced; (c) directly place all orders with the Manufacturers.  During the Term, MJ shall continue to perform the following in support of Product sales (as well

6

as comparable functions in connection with the development and production of any future Products):

(a)	[*****]

(b)	[*****]

1.	[*****]

2.	[*****]

3.	[*****]

4.	[*****]

2.5       Research and Development.

(a)	Description. The Parties shall apply the Vaccine Technology to the development of vaccine products in the Field of Use in the Territory in accordance with the terms and conditions of this Agreement.

(b)	Collaboration Plan. The Parties shall collaborate in performing the collaboration plan set forth as Exhibit B (the “Collaboration Plan”) in accordance with the terms and conditions of this Agreement. Each Party shall use commercially reasonable efforts to perform the tasks allocated to it under the Collaboration Plan. If the Collaboration Plan and Collaboration Budget have not been agreed to by the Parties before the Effective Date, then the Collaboration Plan and Collaboration Budget shall become effective when signed by both Parties and shall become a part of this Agreement at such time. Unless otherwise provided in the Collaboration Plan, Phibro shall approve any agreements MJ may enter into with third parties to engage in studies with respect to the Products and shall not engage a third party to perform any studies without Phibro’s prior written consent.

(c)	Designated Employee. MJ shall hire a qualified employee to work with [*****] at MJ’s office and lab (the “Designated Employee”), which Designated Employee shall have appropriate experience and skills and shall be reasonably acceptable to Phibro. The Parties shall equally share in the cost of the Designated Employee, including salary, benefits and reasonable expenses, in accordance with the Collaboration Budget. For the avoidance of doubt, MJ will be responsible for all costs for maintaining its office and lab and all costs and expenses associated with all of MJ’s other employees, including employees who support Phibro sales activity.

(d)	Collaboration Costs and Budget. Each Party shall be responsible for its own costs and expenses incurred in performing its obligations under the Collaboration Plan. Phibro shall be responsible for all out-of-pocket costs paid to a third party set forth in the Collaboration Plan or that are described in the Collaboration Budget including paying third parties to conduct field studies.

7

(e)	Technical Assistance. MJ shall provide Phibro with reasonable technical assistance during the Term, including by providing Phibro with access to any MJ Intellectual Property that is necessary or useful for Phibro to exercise its rights or perform its obligations hereunder.

(f)	Equipment. To the extent that Phibro pays for or provides any equipment to be used by MJ in connection with this Agreement (“Equipment”), Phibro shall solely own and retain sole and exclusive title to the Equipment. At all times, MJ shall (a) maintain possession of and direct control over the Equipment at its address as set forth in the preface of this Agreement and not permit the removal of the Equipment from such location without Phibro’s prior written consent; (b) use the Equipment in accordance with any accompanying documentation and solely for work under this Agreement; (c) restrict access to the Equipment to those employees of MJ who have a need to access and use such Equipment for work under this Agreement; (d) not make any alterations or modifications to the Equipment without Phibro’s prior written consent; (e) not remove any proprietary notices or markings on the Equipment; and (f) not attempt to assign, pledge, transfer, encumber, or grant any security interest in the Equipment to any third party in any manner whatsoever. MJ will insure the Equipment against damage, loss, theft, or destruction in such amounts as are reasonably acceptable to Phibro and shall keep the Equipment in good condition and will permit access to Phibro employees for necessary repairs, upgrades and maintenance. MJ will exercise the same degree of care with the Equipment that it applies to its own equipment, which in no case will be less than reasonable care and will. MJ hereby assumes and will bear all risk of damage, loss, theft, or destruction of the Equipment. MJ shall allow Phibro to inspect the premises where the Equipment is located from time to time during reasonable hours after reasonable notice in order to confirm MJ’s compliance with its obligations under this Agreement. Upon Phibro’s request, MJ shall promptly return the Equipment to Phibro in accordance with Phibro’s instructions. THE EQUIPMENT IS PROVIDED TO MJ ON AN “AS IS” BASIS WITH NO WARRANTIES OF ANY KIND. PHIBRO HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, AND ACCURACY.

2.6       Ownership of Collaboration Technology; Intellectual Property Protection.   The Parties anticipate that Inventions may arise as a result of the Parties’ performance of the Collaboration Plan (“Collaboration Technology”).  Ownership and protection of Collaboration Technology shall be determined and conducted in accordance with this Section 2.6 (Ownership of Collaboration Technology; Intellectual Property Protection).

(a)	MJ-Owned Collaboration Technology. As between the Parties and regardless of inventorship, MJ shall solely own all Collaboration Technology that is an improvement to MJ Intellectual Property (“MJ-Owned Collaboration Technology”). Phibro hereby assigns to MJ all of Phibro’s right, title and interest in, to and under all MJ-Owned Collaboration Technology.

(b)	Phibro-Owned Collaboration Technology. As between the Parties and regardless of inventorship, Phibro shall solely own all Collaboration Technology that is an

8

improvement to Phibro Technology (“Phibro-Owned Collaboration Technology”).  MJ hereby assigns to Phibro all of MJ’s right, title and interest in, to and under all Phibro-Owned Collaboration Technology.

(c)	Co-Owned Collaboration Technology. Phibro and MJ shall each own an undivided one-half right, title and interest in and to all Collaboration Technology that is neither MJ-Owned Collaboration Technology nor Phibro-Owned Collaboration Technology (“Co-Owned Collaboration Technology”). Phibro hereby assigns to MJ an undivided one-half interest in, to and under any Co-Owned Collaboration Technology that is invented or created solely by Phibro or by persons having an obligation to assign such rights to Phibro. MJ hereby assigns to Phibro an undivided one-half interest in, to and under any Co-Owned Collaboration Technology that is invented or created solely by MJ or by persons having an obligation to assign such rights to MJ.

(d)	Disclosure; Cooperation. Each Party shall promptly disclose to the other Party all Collaboration Technology, including sufficient information to determine inventorship and ownership of such Collaboration Technology. Each Party shall, and shall require its employees to, execute such documents as may be reasonably necessary to effect the ownership of Collaboration Technology as set forth in Section 2.6 (Ownership of Collaboration Technology; Intellectual Property Protection).

(e)	Patent Prosecution. Phibro shall be responsible for, and shall, in its sole discretion, prepare, file, prosecute and maintain Collaboration Patents and patents related to MJ-Owned Collaboration Technology and Phibro-Owned Collaboration Technology in the Territory and shall bear all costs and expenses incurred therefrom. However, if Phibro desires not to pursue patent protection with respect to Collaboration Patents or MJ-Owned Collaboration Technology (including the election not to file a patent or to abandon a patent application), Phibro shall notify MJ to that effect, and if MJ desires to pursue such protection, then MJ shall have the right to prepare, file, prosecute and maintain the Collaboration Patents or patents related to MJ-Owned Collaboration Technology at MJ’s sole expense and sole discretion. Phibro shall have the sole right, as determined in its sole discretion, to file (or not to file) patents claiming Phibro-Owned Collaboration Technology.

(f)	Patent Enforcement and Defense. Each Party shall give the other Party notice of any known or suspected infringement by a third party of any Collaboration Patent (“Patent Infringement”) within twenty (20) days after such Patent Infringement comes to such Party’s attention. Phibro shall have the first right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement at its own expense and discretion as it reasonably determines appropriate. At the request of Phibro, MJ shall reasonably cooperate and provide any information or assistance in connection with any legal action under this Section 2.6(f) (Patent Enforcement and Defense) in which event Phibro shall reimburse MJ for any and all reasonable, documented out-of-pocket costs and expenses that MJ actually incurs in conjunction with such legal action.

9

2.7       Requirements under [*****] License Agreement.  To the extent required under the [*****] License Agreement, the Parties acknowledge and agree that, notwithstanding any other term or condition to the contrary contained herein:

(a)	Phibro covenants and agrees that, pursuant to 35 U.S.C. § 204, it shall cause all [*****] Licensed Products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America to be substantially manufactured in the United States of America.

(b)	Phibro shall not use the name or trademarks of [*****] or the names, or identities of any member of the faculty, staff, or student body of [*****] without [*****] and, as the case may be, such member’s prior written approval.

(c)	Throughout the term of the [*****] License Agreement and the Post-termination Period (as defined in the [*****] Licensed Agreement) and for five (5) years thereafter, Phibro, at its expense, will keep and maintain complete and accurate records of all sales, leases, and other dispositions of [*****] Licensed Products during the term of the [*****] License Agreement and the Post-termination Period (as defined in the [*****] Licensed Agreement) and all other records related to the [*****] License Agreement.

(d)	Phibro hereby grants [*****] a right to inspect and audit Phibro’s records related to this Agreement, of which right shall be no less than the same provided to MJ hereunder. In addition, Phibro shall reimburse [*****] for all its out-of-pocket expenses to inspect and audit such records if [*****], in accordance with the results of such inspection and audit, determines that Phibro has underpaid amounts owed to [*****] by at least three percent (3%) or twenty-five thousand and no/100 dollars ($25,000.00), whichever is smaller, in a reporting period.

(e)	MJ may terminate this Agreement solely with respect to and on account of the [*****] Licensed Products, the [*****] Patents, and [*****] Technology, without penalty or expense and without cause, upon sixty (60) days’ notice to Phibro.

(f)	MJ may, without obtaining Phibro’s approval and without penalty or expense, assign all its future rights and obligations under this Agreement with respect to and on account of the [*****] Licensed Products, the [*****] Patents, and [*****] Technology to [*****].

(g)	Phibro shall not use, or permit others to use, the [*****] Licensed Technology or manufacture or have manufactured [*****] Licensed Products after the termination of the [*****] License Agreement. After termination of the [*****] License Agreement by [*****], Phibro shall not offer to sell or sell, offer to lease or lease, or otherwise offer to dispose of or dispose of a [*****] Licensed Product, except to the extent permitted under the [*****] License Agreement. This subsection (f) shall not apply to the extent that Phibro obtains a direct license from [*****] covering some or all such activities.

10

Article III
Sales Activities

3.1       Sales.  Phibro shall conduct the sales activities contemplated under this Agreement by purchasing Products directly from one or more Manufacturers that are manufacturing the Products or causing one or more Manufacturers to manufacture or produce the Products on behalf of Phibro, as the case may be, for resale or sale to the Customers at resale or sale prices to be determined by Phibro.  Phibro shall not have any affirmative diligence obligations with respect to its sales activities and shall be permitted to use its discretion in deciding its level of effort hereunder; provided, however, that MJ’s obligations under Sections 2.4, 3.2 and 3.3 are expressly conditioned on Phibro using commercially reasonable efforts to commercialize Products in the Territory.

3.2       MJ Support.  MJ shall at all times use commercially reasonable efforts to provide technical training support for sales of the Products throughout the Territory, including providing laboratory and technical personnel to assist with marketing the Products, and MJ shall provide technical review of all marketing materials in connection with Phibro’s literature copy approval process.

3.3       Regulatory Efforts.  Phibro shall be the primary interface with all regulatory agencies, and MJ shall provide to Phibro or its designee technical support reasonably required to obtain and maintain USDA licenses, and any other Regulatory Approvals within the Territory, for the Products.

3.4       Compliance.  Phibro shall use reasonable efforts to ensure that all Manufacturers of the Products manufacture, store and ship the Products directly to the Customers in accordance with agreed upon specifications, applicable United States Department of Agriculture (“USDA”) standards and all other applicable laws and regulations in the Territory, and that the facilities in which Products are manufactured and stored are, at all times, licensed by the USDA or other applicable Governmental Authority and have all necessary permits and registrations that are required to manufacture and/or store the Products.

3.5       Third Party Licenses.  Subject to Section 3.3 and Section 11.4, Phibro shall be responsible for acquiring, maintaining, paying and otherwise be solely responsible for any and all licenses, permits, approvals, and consents from any Person (other than MJ or its Affiliates) so long as Phibro’s performance under this Agreement or production, marketing, sale, or distribution of the Products in the Territory may, without such license, permit, approval or consent from such Person, infringe (including under the doctrine of equivalents), violate, or interfere with any claim made in any patent or patent application of such Person or any trade secret or other proprietary rights of such Person that may be protected or enforced under any applicable laws, in equity, or under any international treaty (collectively, the “Necessary License”).  For the avoidance of doubt, any such payments shall be included in Phibro Cost of Goods.

3.6       MJ Representations, Warranties and Covenants.  MJ represents, warrants and covenants that, at the time of delivery, (a) it Controls MJ Intellectual Property and it shall not act in any manner that would cause MJ to lose Control of any of MJ Intellectual Property at any time during the Term; (b) it has not previously licensed, assigned, transferred, conveyed or otherwise encumbered its right, title and interest in MJ Intellectual Property with respect to the Field of Use in the Territory; (c) it has the right to grant the license and rights herein to Phibro and its Affiliates and it has not granted any license, right or interest in, to or under MJ Intellectual

11

Property to any third party or any Affiliate of MJ with respect to the Field of Use; and (d) there are no claims, judgments or settlements against MJ, and there are no pending or threatened claims or litigation, in each case relating to MJ Intellectual Property.

3.7       Disclaimers.

(a)	EXCEPT AS EXPLICITLY PROVIDED HEREIN, EACH OF MJ AND [*****] DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED, CONCERNING THE [*****] TECHNOLOGY, EACH [*****] PATENT, AND EACH [*****] LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)	Except as explicitly provided herein, each of MJ and [*****] expressly disclaims any warranties concerning and make no representations: (i) that the patent application for or constituting the [*****] Patent will be approved or that a patent will issue therefrom or thereunder; (ii) concerning the validity or scope of the [*****] Patent; or (iii) that the manufacture, use, sale, lease or other disposition of a [*****] Licensed Product will not infringe a third party’s patent or violate its intellectual property rights.

(c)	EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL: (1) [*****] BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND; OR (2) [*****] TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THE [*****] LICENSE AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO [*****] UNDER THE [*****] LICENSE AGREEMENT. THIS LIMITATION SHALL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

3.8       Phibro Representations, Warranties and Covenants.  Phibro further acknowledges and agrees as follows:

(a)	Phibro hereby releases [*****] and its [*****], directors, employees, officers, directors, shareholders, counsels, agents, and representatives forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (a) the manufacture, use, lease, sale, or other disposition of a [*****] Licensed Product; or (b) [*****] performance of its obligations under the [*****] License Agreement.

3.9      Audit Rights. During the Term and for a period of two (2) years thereafter, each Party grants to the other the right to audit or inspect the facility used in the manufacture or development of the Products and/or the books and records related to this Agreement, to monitor compliance by such Party with the requirements of this Agreement.  This right to audit extends to review of physical facilities, production and relevant records including those for the determination of “Net

12

Sales,” “MJ Cost of Goods,” and “Phibro Cost of Goods.” Each Party agrees to keep complete and accurate records relating to the manufacturing and sale of Products.  Audits or inspections will take place upon reasonable notice and during reasonable business hours. Any information reviewed or disclosed during such audit will be considered the Confidential Information of the disclosing Party.

3.10     Recalls.  During the Term of this Agreement, MJ shall comply with and assist Phibro in complying with Phibro’s commercially reasonable product recall and crisis management decisions and policies regarding Product issues.  Phibro shall ultimately have the sole responsibility for making all decisions with respect to any recall, market withdrawals or any other corrective action related to the Products.  If a recall of the Product is initiated by Phibro, either voluntarily or by order of any Governmental Authority, MJ shall provide reasonable assistance to Phibro in developing a recall strategy and will work with Phibro and any applicable Governmental Authority in monitoring the recall operation and in preparing such reports as may be required in connection therewith.

Article IV
Payments; Sale Prices

4.1       Phibro Payments.

(a)	MJ Cost of Goods. Phibro shall reimburse MJ for any MJ Cost of Goods on a monthly basis following each Calendar Month, based on written requests for reimbursement for payments made by MJ in respect of MJ Cost of Goods during the Calendar Month submitted by MJ. Any such requests shall include copies of receipts, invoices, or other relevant supporting documentation, including any other evidence that may reasonably be requested by Phibro. For clarity, in no event shall Phibro be required to pay any mark-up or overhead charge in connection with the foregoing.

(b)	Base Payment. On the fifteenth (15th) of each month commencing on January 15, 2015 and continuing until the Closing (as defined in the Purchase Agreement), Phibro shall pay to MJ a monthly amount equal to $200,000 (the “Base Payment”). On [*****], an advance of [*****] toward the Base Payments was made by Phibro to MJ, which will be credited against the Base Payments due in [*****]. Accordingly, there will be no payment due in respect of the Base Payment for the month of [*****]; Phibro shall pay to MJ [*****] in respect of the Base Payment on February 15, 2015; and Phibro shall commence paying $200,000 for each monthly payment on [*****] and shall continuously pay on the fifteenth (15th) day of each and every month thereafter until Closing.

(c)	Excess Payment. For each calendar month commencing January 2015 and continuing until the Closing (as defined in the Purchase Agreement), Phibro shall calculate and record the following value: the amount by which the Gross Margin for such calendar month exceeds $400,000 (the “Monthly Excess”). No later than sixty (60) days after the end of each Calendar Month commencing with the first Calendar Month and continuing until the Closing (as defined in the Purchase Agreement), Phibro shall pay to MJ a payment equal to one half (½) of the sum of the Monthly Excess for such Calendar Month (the “Excess Payment,” and together with the Base Payment, the “Transfer Payment”). Notwithstanding the

13

forgoing sentences, in the event that the Gross Margin for any Calendar Month is less than $200,000 and the actual amount of the Base Payment paid to MJ for such month is no less than $200,000, such deficiency shall be deemed to be a “Deficit Amount.” Phibro shall be permitted to deduct any Deficit Amounts from future Excess Payments that are due to MJ, and shall be permitted to offset any accumulated Deficit Amounts against any royalties due under the License Agreement.  In the event that there are any remaining Deficit Amounts as of the Closing (as defined in the Purchase Agreement), Phibro shall be permitted to deduct such accumulated Deficit Amounts from the Purchase Price (as defined in the Purchase Agreement) as and only to the extent provided in the Purchase Agreement.  Phibro shall provide relevant supporting calculations to MJ for each Excess Payment or, if no such Excess Payment is made with respect to the relevant Calendar Month, relevant supporting calculations with respect to the Deficit Amount.

(d)	No Other Payments. No other payments will be owed to MJ for supply of Product hereunder (except as may be set forth in the License Agreement or other written agreement between the Parties). Subject to payment of the Transfer Payment, all amounts realized by Phibro on the sale of Products hereunder will be retained by Phibro. For clarity, Phibro’s obligation to pay the Transfer Payment, reimburse MJ for any MJ Cost of Goods hereunder, make contributions to the Joint Reserve Fund described below, or assume responsibility for third-party payments under the [*****] License Agreement, the Existing Manufacturer Agreement or any other arrangement, shall commence with costs and payments associated with the manufacture of Products shipped from the Manufacturer on or after the Effective Date, and MJ shall be solely responsible for all costs associated with products shipped by or on behalf of the Manufacturer prior to such date.

(e)	US Dollars. All payments will be in U.S. Dollars.

4.2       Joint Reserve Fund.  For each dose of Product for which Net Sales are generated and actually received by Phibro, Phibro shall contribute to a reserve fund (the “Joint Reserve Fund”) by depositing an amount equal to [*****] per dose of Product in a bank account established by Phibro solely for this purpose.  The purpose of the Joint Reserve Fund will be to fund any pending or threatened litigation involving intellectual property relating to the Products or to Royalty Products (as defined in the License Agreement) arising from the Effective Date until two (2) years after the Closing, as described in more detail in this Agreement and in the License Agreement.  At the end of such period, any remaining funds in the Joint Reserve Fund that are not required to fund the defense of claims pending or threatened at that date shall be distributed to the Parties in equal portions.

4.3      Sale and Resale Prices.  Sale and resale prices for the Products actually offered by Phibro shall be determined by Phibro in its sole discretion after consultation with MJ.

14

Article V
Information Exchange

5.1       Information Exchange.  Each Party agrees to keep the other Party informed, commencing as soon as practicable following notification of any action by, or notification or other information which it receives (directly or indirectly) from any Governmental Authority, which:

(a)	raises any material concerns regarding the safety or efficacy of any Product;

(b)	which indicates or suggests a potential material liability for either Party to third parties arising in connection with any Product; or

(c)	which is reasonably likely to lead to a recall of any Product.

Information that shall be disclosed pursuant to this Section 5.1 (Information Exchange) shall include:

(1)	Governmental Authority inspections of manufacturing, distribution or other related facilities;

(2)	receipt of a warning letter from any Governmental Authority relating to any Product; and

(3)	an initiation of any Governmental Authority investigation, detention, seizure or injunction concerning any Product.

Article VI
Advertising and Promotion

6.1       Promotional Material.  Phibro may promote the sale of the Products by all usual means, including advertising.  Phibro shall solely promote the Products in accordance with the approved uses as indicated on the Product label, and is expressly prohibited from making any off-label claims. MJ shall supply to Phibro technical data in its possession including studies, published papers and technical training and technical experience for Phibro to use in creating marketing materials for technical detailing and promotion of the Products.

6.2       Phibro Costs.  All sales, marketing and field technical services expenses and costs of Phibro are for the account of Phibro, including sales force incentives, administration expenses, advertising, promotional (except for any technical materials provided by MJ) and administration costs, but not including customer rebates, pricing allowances and free goods which shall be borne by both Phibro and MJ (i.e., such amounts will reduce Net Sales and/or increase MJ Cost of Goods or Phibro Cost of Goods for purposes of the calculations set forth in Section 4.1 (Phibro Payments)).

Article VII
Regulatory Approval and Compliance with Laws

7.1       Regulatory Approval/Product Registrations.  Phibro shall have the right to obtain and maintain, and MJ shall assist Phibro in obtaining and maintaining, all Regulatory Approvals relating to the Products within the Territory.  Phibro shall pay the regulatory and registration fees

15

for the USDA licenses, and all other applicable Regulatory Approvals, within the Territory, required for the Products.  If necessary, MJ will grant permission for such Regulatory Approvals to be amended to include Regulatory Approvals of the Products distributed on a co-branded basis by Phibro and MJ.  To the extent permitted, all Regulatory Approvals relating to the Products shall be in the name of Phibro or Phibro’s designee.

7.2       Applicable Laws.  The Parties represent that they are aware of existing laws and regulations in the Territory covering the storage, distribution and sale of the Products and that it shall operate in accordance with such laws and regulations in all material respects.

7.3       Compliance with United States Laws.  Each Party agrees that it shall not take any action which will cause it or the other Party to be in violation of any law of any jurisdiction in the Territory, including with respect to the United States, the United States Foreign Corrupt Practices Act of 1977, the United States export control laws, or the United States anti-boycott laws.  Without limitation, each Party agrees that it will not make any improper payment in order to obtain business and will conduct its business according to ethical standards.

7.4       Export Controls and Economic Sanctions.  Each Party hereby represents, certifies and warrants that it is now and will remain in the future compliant with all export control statutes, regulations, decrees, orders, guidelines and policies of the United States Government and the Government of any country in which Phibro conducts business within Territory pursuant to this agreement including the International Traffic In Arms Regulations (“ITAR”) (22 C.F.R. Parts 120-130 (2009)) of the U.S. Department of State; the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2009)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under the EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control, and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the United States Government.

7.5       Adverse Event or Customer Complaint.  In the event the either Party becomes aware of any charges, complaints, adverse events or claims by Customers or others concerning the Products, such Party shall, within forty-eight (48) hours of notification of any such event, notify the other Party of such complaint using the contact information specified by such other Party for such purpose.  Each Party agrees to keep a record of all such complaints for the period required by applicable law.  For purposes of this Agreement, “Adverse Event” shall mean any expected or unexpected experience that is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with, or observed in conjunction with, the use or following the administration of any Products.

7.6       [*****] License Agreement.  Phibro hereby acknowledges and agrees that, by and through this Agreement and the license granted to it pursuant to the terms and conditions hereof, it is a sublicensee under the [*****] License Agreement, and accordingly, it shall faithfully perform and timely pay in accordance with the terms and conditions of the [*****] License Agreement and any additional term or condition required by [*****] as a condition to its approval thereof or consent thereto.  Without limiting the generality of the foregoing, during the Term, MJ shall not be required to perform or make any payment under the [*****] License Agreement, but Phibro shall perform and pay any and all duties, obligations, royalties, fees, milestone payments, and any and all other amounts due and owing by MJ to [*****] under the [*****] License Agreement, provided that

16

Phibro shall not be responsible for (A) any royalties, fees, milestone payments, and any and all other amounts that became due and owing under the [*****] License Agreement prior to the Effective Date (including payments specified in the first sentence of Item 6 in Exhibit A of such agreement for Products shipped prior to the Effective Date), and (B) any payments due and owing under the second sentence of Item 6 in Exhibit A of the [*****] License Agreement, other than as they pertain to further sublicenses by Phibro (and not the sublicense from MJB to Phibro).  Phibro shall take any and all actions required under and shall refrain from taking any and all actions prohibited under the [*****] License Agreement, all pursuant to the terms and conditions thereof.  MJ shall (1) provide reasonable assistance to Phibro in connection with Phibro’s performance of the terms and conditions of the [*****] License Agreement and (2) take no actions (or fail to take any actions) inconsistent with the requirements of the [*****] License Agreement as the licensee under such agreement.  Nothing in this Agreement shall limit MJ’s responsibility to [*****] for the performance of all of its obligations as licensee under the [*****] License Agreement, including the obligation to provide commercialization reports under Section 5.3 of the [*****] License Agreement, Sales Reports under Section 6.3 of the [*****] License Agreement, and payments under Section 6 of the [*****] License Agreement.

Article VIII
Confidentiality; Publicity

8.1       Duty of Confidence.  Subject to the other provisions of this Article 8 (Confidentiality; Publicity):

(a)	All Confidential Information disclosed by or on behalf of a Party (“Disclosing Party”) under this Agreement, or in the course of contemplating a transaction under this Agreement prior to the execution of this Agreement, shall not be disclosed by the recipient Party (“Receiving Party”) to any other person or entity and shall be maintained in confidence and otherwise safeguarded by the Receiving Party in the same manner and with the same protection as such Receiving Party maintains its own confidential information, but at least with reasonable protection; and

(b)	the Receiving Party shall not use any such Confidential Information for any purpose other than the performance of its obligations or exercise of its rights under this Agreement.

8.2       Exceptions.  The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a)	was known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

(b)	was in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)	is subsequently disclosed to the Receiving Party by a third party who is not under a direct or indirect obligation of confidentiality to the Disclosing Party; or

17

(d)	is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s written records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

8.3       Authorized Disclosures.  Notwithstanding the obligations set forth in Sections 8.2 (Exceptions) and 8.4 (Publicity; Use of Names), the Receiving Party may disclose the Disclosing Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a)	such disclosure: (i) is reasonably necessary for the filing or prosecuting Patents as contemplated by this Agreement; (ii) is reasonably necessary in connection with regulatory filings for Products; (iii) is reasonably necessary for the prosecuting or defending of legal actions, including litigation, as contemplated by this Agreement;

(b)	such disclosure is reasonably necessary to any Affiliate of the Receiving Party or to any employees, consultants, agents, or contactors of the Receiving Party and/or its Affiliates for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, however, that any such disclosee is bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement;

(c)	such disclosure is reasonably necessary to: (i) such Party’s directors, attorneys, independent accountants or financial, business, or technical advisors for the sole purpose of enabling such directors, attorneys, independent accountants or advisors to provide advice to the Receiving Party that is necessary and required for the Receiving Party’s performance, or exercise of its rights, under this Agreement; provided, however, that in each such case such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement (except that that the term of confidentiality for such directors, attorneys, independent accountants and financial advisors may be different than the term of confidentiality herein, so long as it is no less than five (5) years); or (ii) actual or potential investors, acquirers or merger partners, solely for the purpose of evaluating, performing or monitoring an actual or potential investment, acquisition or merger, including a sale of all or a substantial portion of such Party’s assets; provided, however, that in each such case such actual or potential investors, acquirers or merger partners are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement (except that the term of confidentiality for such actual or potential investors, acquirers or merger partners may be different than the term of confidentiality herein, so long as it is no less than five (5) years); or

(d)	solely in the case of Phibro as the Receiving Party, such disclosure is reasonably necessary to third parties reasonably deemed by Phibro to be necessary or advisable in the ordinary course of business in furtherance of development and/or

18

commercialization of the Products in accordance with this Agreement; provided, however, that in each such case such third party is bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement (except that the term of confidentiality for such third party may be different than the term of confidentiality herein, so long as it is no less than five (5) years);

(e)	such disclosure is reasonably necessary to [*****] pursuant to the applicable terms and conditions of the [*****] License Agreement; or

(f)	such disclosure is required by applicable Law, court order or other judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party, at its cost and expense, an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed under this subsection shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8 (Confidentiality; Publicity), and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

8.4       Publicity; Use of Names.  The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, which are governed by Sections 8.1, 8.2 and 8.3 as well as the special authorized disclosure provisions set forth in this Section 8.4 (Publicity; Use of Names).  Additionally, no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable Law or as may be expressly permitted in this Section 8.4 (Publicity; Use of Names).

(a)	A Party may file a copy of this Agreement (or portions thereof) in securities filings with the U.S. Securities and Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required or advisable by applicable Law.

(b)	Further, each Party acknowledges that the other Party may be required under any disclosure obligations under applicable Law, the rules or regulations of any securities exchange or trading market or of bodies charged by Law with the regulation thereof or the accounting profession (collectively, “Disclosure Obligations”) to make disclosures (including in filings with the SEC, other Government Authorities or stock exchanges or other disclosures to current or prospective lenders or other investors) of the terms of this Agreement or certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by the applicable Disclosure Obligations.

(c)	At any time following the Effective Date, each Party may issue one or more press releases or other public announcements (including joint press releases) relating to the terms and conditions of this Agreement or the performance hereunder in a form to be approved by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). Prior to issuing any such press release or announcement, the Party wishing to issue a press release shall provide

19

a draft for the other Party’s review, and the other Party shall have five (5) business days to approve such press release or announcement or request any reasonable revisions to the form of such press release or announcement.  Failure by the other Party to respond in writing within such period shall be deemed to constitute approval by the other Party of such press release or announcement in the form presented by the first Party.

Article IX
Trademarks and Co-Branding

9.1       Trademark Restrictions.  Neither Party shall make use of, without the other Party’s prior written consent, any of the other Party’s trademarks or any trademark which is confusingly similar to a Party’s trademark, either (i) as part of a corporate name or trade name, or (ii) directly or indirectly in connection with any services or products, including the distribution of the Products.  Neither Party shall engage in any conduct that may place the Products or the other Party in a negative light or context.

9.2       Trademark Registration.  Each Party acknowledges and agrees that the other Party owns or holds all right, title, and interest in and to its own respective trademarks in the Territory.  Neither Party shall seek to register any trademark which is confusingly similar to any trademark owned by the other Party.

9.3       Co-branding.  The Products sold to Customers under the terms of this Agreement may, at Phibro’s discretion, be labeled with Phibro’s corporate name and/or trademark (and/or trade dress) and/or MJ’s corporate name and/or trademark (and/or trade dress), and the name of the Manufacturer as may be required by the USDA or other applicable Governmental Authority, as Phibro deems appropriate.

Article X
Disclaimers

10.1     Disclaimer of Damages.  EXCLUDING DAMAGES (A) ARISING OUT OF A BREACH OF ARTICLE 8 (CONFIDENTIALITY; PUBLICITY) OR 9 (TRADEMARKS AND CO-BRANDING) OF THIS AGREEMENT, (B) ARISING OUT OF FRAUD OR WILLFUL MISCONDUCT BY A PARTY OR ITS REPRESENTATIVES, OR (C) AWARDED AGAINST AN INDEMNIFIED PARTY IN FAVOR OF A THIRD PARTY IN A CLAIM SUBJECT TO INDEMNIFICATION UNDER SECTION 11.1 (INDEMNIFICATION OF PHIBRO) OR SECTION 11.2 (INDEMNIFICATION OF MJ), INCLUDING PERSONAL INJURY OR PROPERTY DAMAGE CLAIMS ARISING OUT OF DEFECTIVE PRODUCT SUPPLIED BY A PARTY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON LOST GOODWILL, LOST RESALE PROFITS, WORK-STOPPAGE, IMPAIRMENT OF OTHER GOODS, BREACH OF CONTRACT, NEGLIGENCE, OR OTHERWISE.  ADDITIONALLY, EXCLUDING DAMAGES (A) ARISING OUT OF A BREACH OF ARTICLE 8 (CONFIDENTIALITY; PUBLICITY) OR 9 (TRADEMARKS AND CO-BRANDING) OF THIS AGREEMENT, (B) ARISING OUT OF FRAUD OR WILLFUL MISCONDUCT BY A PARTY OR ITS REPRESENTATIVES, OR (C) AWARDED AGAINST AN INDEMNIFIED PARTY IN FAVOR OF A THIRD PARTY IN A CLAIM SUBJECT TO INDEMNIFICATION UNDER SECTION 11.1 (INDEMNIFICATION OF PHIBRO) OR SECTION 11.2

20

(INDEMNIFICATION OF MJ), INCLUDING PERSONAL INJURY OR PROPERTY DAMAGE CLAIMS ARISING OUT OF USE OF PRODUCTS SUPPLIED BY A PARTY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT THAT EXCEED IN THE AGGREGATE THE ACTUAL AMOUNTS PAID TO MJ BY PHIBRO HEREUNDER.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, PHIBRO MAKES NO REPRESENTATIONS, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS THE SAME, INCLUDING ANY IMPLIED WARRANTY OF FITNESS OR MERCHANTABILITY.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, MJ MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED, CONCERNING THE VACCINE TECHNOLOGY, COLLABORATION TECHNOLOGY, MJ-OWNED COLLABORATION TECHNOLOGY, CO-OWNED COLLABORATION TECHNOLOGY, AND THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article XI
Indemnification and Insurance

11.1     Indemnification of Phibro.  MJ shall indemnify Phibro and hold it harmless from any third party claims, demands, liabilities, suits or expenses of any kind arising out of: (i) MJ’s breach of any of its representations, warranties or covenants set forth in this Agreement; or (ii) the negligence or willful misconduct of MJ.

11.2     Indemnification of MJ.  Phibro shall indemnify MJ and hold it harmless from any third party claims, demands, liabilities, suits, or expenses of any kind arising out of (i) Phibro's breach of any of its representations, warranties or covenants set forth in this Agreement, (ii) the negligence or willful misconduct of Phibro, or (iii) claims that any written material prepared by Phibro or any trademarks of Phibro used in connection with the distribution, sale, marketing and promotion of the Products infringe any copyright or trademark of any third party.

11.3     Notice of IP Claims.  In the event the manufacturing or sale of any of the Products are enjoined as a consequence of a third-party claim or a claim is brought against either MJ or Phibro pursuant to which the manufacture or sale of any of the Products are sought to be enjoined or damages are claimed arising out of a claim of infringement with respect to any of the Products, the Party against whom such claim is made shall give prompt written notice of such claim to the other Party.

11.4     Joint Defense.  Notwithstanding anything to the contrary in this Article 11, during any period in which the Joint Reserve Fund exists, in the event of any claim or suit by a third party (against either Party) arising out of the alleged infringement of any Patents, misappropriation of any know-how or other violation of any intellectual property rights belonging to a third party and arising from the use or practice of MJ Intellectual Property in the Field of Use, Phibro shall manage the defense of such claim or suit diligently and in good faith with counsel of its selection, to the extent such defense or any judgment or settlement relating thereto can be funded from the Joint Reserve Fund.  MJ shall have the additional right to participate in such defense at such time and in such manner as it deems appropriate but the costs of additional legal counsel shall be MJ’s responsibility.

21

11.5     Insurance.  At all times during the Term, each Party shall procure and maintain with insurers reasonably acceptable to the other Party, naming the other Party and [*****] as additional insureds by endorsement to each policy (and such insurance shall be primary without regard to any other insurance the other Party shall maintain or otherwise have in force), (a) workers’ compensation insurance in accordance with statutory requirements, (b) commercial general liability insurance (including products liability), with a minimum liability coverage of Two Million Dollars ($2,000,000) per occurrence, (c) employer’s liability insurance for personal injury and property damage with a minimum liability coverage of Two Million Dollars ($2,000,000), (d) comprehensive automobile liability insurance in accordance with statutory requirements, (e) product liability insurance for all Products with a minimum liability coverage of Two Million Dollars ($2,000,000), and (f) an umbrella policy with a limit of not less than Five Million Dollars ($5,000,000) providing excess coverage over all limits and coverages required under the commercial general liability insurance (including products liability) coverage.  Each Party shall provide the other Party with certificates of insurance specifying the dates such coverage expires.  Neither Party shall, with respect to any of the policies listed above, cancel, fail to renew, or amend to reduce the amount of coverage below the above limits or eliminate coverage, without thirty (30) days’ prior written notice to the other Party.

Article XII
Relationship Between the Parties

12.1     Independent Contractors.  The relationship of the Parties under this Agreement is that of independent contractors.  Neither Party shall have authority to create any obligation, express or implied, on behalf of the other Party.

Article XIII
Effective Date and Duration

13.1     Term.  This Agreement shall become effective as of the Effective Date and, except as hereafter provided for in this Article 13 (Effective Date and Duration), shall continue in effect until the earlier of the Closing (as such term is defined in the Purchase Agreement) and the termination of the Purchase Agreement without the Closing occurring thereunder, unless earlier terminated pursuant to the provisions of this Agreement (the “Term”).

13.2     Termination.  Either Party may terminate this Agreement (a) if the other Party commits a material breach of any provision of this Agreement and such breach is not capable of cure or continues for a period of thirty (30) days following written notice, (b) effective immediately, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for its or a substantial part of its property, or (c) if the Purchase Agreement is terminated without the Closing occurring thereunder.  In the event of termination of this Agreement pursuant to this Section 13.2, such terminating Party may, in addition to such termination, exercise any and all rights and remedies that it is entitled to under any applicable laws or in equity, subject to Section 14.1.

22

Article XIV
Rights and Obligations Upon Termination

14.1     No Liability for Termination.  Upon termination of this Agreement (i) neither Party shall be liable for any compensation, indemnity or damages of any kind, whether because of the loss by the other Party of present or anticipated profits or sales, or because of expenditures, investments, or commitments made in connection with this Agreement, or for any other reason whatsoever, except for damages arising out of (A) a breach of this Agreement by the other Party prior to the effective date of the termination of this Agreement, or (B) a breach of the Sections specified in clause (ii) below; (ii) the provisions of Articles 1 (Definitions), 2.6 (Ownership of Collaboration Technology; Intellectual Property Protection), 3.7 (Disclaimers), 8 (Confidentiality; Publicity), 9 (Trademarks and Co-Branding), 10 (Disclaimers), 11 (Indemnification and Insurance), 12 (Relationship Between the Parties), 13.2 (Termination) 14 (Rights and Obligations Upon Termination), 15 (General Provisions) shall survive termination and (iii) any sums payable by Phibro to MJ on the date of such termination shall be immediately due and payable.

14.2     Return or Destruction of Confidential Information.  If this Agreement is terminated in its entirety, then within thirty (30) days after the expiration or termination of this Agreement, or such other date as the Parties may agree in writing, each Party shall return or destroy all Confidential Information of the other Party.

14.3     Sale of Inventory Upon Termination.  Upon the expiration or termination of this Agreement, solely except the expiration hereof due to the Closing under the Purchase Agreement, Phibro shall sell off remaining inventory of all Products and the net proceeds of sales of such Products shall be shared between the Parties in accordance with Section 4.1 (Phibro Payments).

14.4     Post-Termination Rights.  Upon the expiration or termination of this Agreement, other than due to (a) expiration hereof due to the Closing under the Purchase Agreement or (b) termination by MJ pursuant to Section 13.2(a), (A) each Party shall have the unrestricted (except as provided in subsection (C) below) right to use the Co-Owned Collaboration Technology for any purpose (including granting rights to third parties under such Party’s interest therein) without any requirement to obtain the permission of the other Party and without any duty of accounting to the other Party, (B) MJ hereby grants to Phibro and its Affiliates a non-exclusive, worldwide, fully-paid, royalty-free, irrevocable, perpetual, freely sublicensable (through one or more tiers) license under any MJ-Owned Collaboration Technology that arises from work co-funded by Phibro (including any work conducted by the Designated Employee); and (C) neither Party shall be permitted to sell, market, promote, manufacture, have manufactured or otherwise commercialize any product that incorporates any Collaboration Technology for five (5) years after such expiration or termination (and each Party shall, promptly following such expiration or termination, withdraw or cancel any then-existing regulatory registrations or approvals for such products).

Article XV
General Provisions

15.1     Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions,

23

strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions or delays in acting by any Government Authority or the other Party.  The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.  Notwithstanding the foregoing, neither Party shall be excused from making payments owed hereunder because of a force majeure affecting such Party unless such force majeure event affects the method of payment.

15.2     Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with a merger, acquisition, or sale of all or a substantial portion of such Party’s assets or business relating to this Agreement; provided, however, that in the event of an assignment to an Affiliate, the assigning Party shall be jointly and severally liable for all activities of such Affiliate pursuant to this Agreement.  Any attempted assignment not in accordance with this Section 15.2 (Assignment) shall be null and void and of no legal effect.  Any permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

15.3     Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4     Requirements for Notices.  Unless otherwise specifically provided herein, all notices required or permitted by this Agreement shall be in writing and in English and shall be personally delivered, mailed by registered mail, return receipt requested, sent by telefax confirmed by telephone conversation with the recipient, or sent by DHL, UPS, or similar courier requiring signature on receipt, addressed as follows:

If to Phibro to:	Phibro Animal Health Corporation
Attention: President, Animal Health
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21
Teaneck, NJ 07666
Fax: (201) 329-7045

With a copy to:	Phibro Animal Health Corporation
Attention: General Counsel
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21
Teaneck, NJ 07666
Fax: (201) 329-7041

24

If to MJ to:	MJ Biologics, Inc.
Attention: William Marks, President
1961 Premier Drive
Mankato, MN 56001
Fax: (507) 385-0387

With a copy to:	Gislason & Hunter, LLP
Attention: David C. Kim
2700 S. Broadway
New Ulm, MN 56073
Fax: (507) 354-8447

15.5     Language of Documents.  All documents submitted by the Parties under this Agreement, including reports, purchase orders, sales forecasts, notices and records shall be in English.

15.6     Applicable Law.  This Agreement (and any and all disputes, controversies, whether in tort, contract or otherwise, among the Parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract or otherwise, and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed as provided in Section 15.4.

15.7     Compliance.  Each Party agrees that in performing its obligations or exercising its rights under this Agreement: (a) it shall comply in all material respects with all applicable Laws; and (b) it will be responsible for any activities performed on its behalf by an Affiliate.

15.8     Entire Agreement.  This Agreement, together with the Exhibits, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.

15.9     Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer on any third Party any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement.  This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  No third party shall have any right under this Agreement to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

15.10   Bankruptcy.  All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  In the event of commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete

25

access to, as appropriate) any intellectual property licensed to such other Party hereunder, and all embodiments of such intellectual property, if not already in its possession, shall be promptly delivered to such other Party.

15.11   Amendments.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

15.12   Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

15.13   Independent Contractors.  It is expressly agreed that MJ and Phibro shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither MJ nor Phibro shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.14   Waiver.  The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

15.15   Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.16   Waiver of Rule of Construction.  The rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.17   Interpretation.  In this Agreement, unless otherwise specified:

(a)	“includes” and “including” means respectively includes and including without limitation;

(b)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)	the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”;

(d)	words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e)	the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

15.18   Counterparts.  This Agreement may be executed in counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26

[Remainder of page intentionally left blank; signature page follows.]

27

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHIBRO ANIMAL HEALTH CORPORATION		MJ BIOLOGICS, INC.

By:		By:

Name:	Larry L. Miller	Name:	William Marks

Title:	President, Animal Health	Title:	President & CEO

Date:		Date:

[Signature Page to Collaboration and Distribution Agreement]

EXHIBIT A

Territory

(Territory may be modified to add countries or territories upon mutual agreement by Parties)

The United States, including its territories and possessions.

Mexico

Canada

EXHIBIT B

Collaboration Plan

[*****]

[*****]

Exhibit 2.8

Company Security Agreement

(attached)

Execution Copy

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”) is entered into as of January 20, 2015, by and between MJ Biologics, Inc., a Minnesota corporation (“MJ Biologics”) and Phibro Animal Health Corporation, a Delaware corporation (“Phibro”).

RECITALS

WHEREAS, MJ Biologics and Phibro have on the date hereof entered into an Intellectual Property Purchase Agreement (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, subject to certain conditions, Phibro has agreed to purchase from MJ Biologics, and MJ Biologics has agreed to sell to Phibro, the Purchased Assets, including assets used by MJ Biologics in connection with the conduct of MJ Biologics’ business relating to the development, production, manufacture, marketing, commercialization, sales and distribution of animal vaccines, including for Porcine Reproductive and Respiratory Syndrome Virus and Porcine Epidemic Diarrhea Virus, all as described in the Purchase Agreement;

WHEREAS, pursuant to Section 2.2(a)(i) of the Purchase Agreement, Phibro has made an Initial Payment to MJ Biologics in consideration of the transfer of the Purchased Assets;

WHEREAS, pursuant to Section 2.8 of the Purchase Agreement, MJ Biologics has agreed to grant Phibro a security interest in the Purchased Assets to secure any Liability of MJ Biologics to Phibro arising out of (i) MJ Biologics’ obligations under the Purchase Agreement or any of the other Transaction Documents, (ii) any breach of the Purchase Agreement or any of the other Transaction Documents, or (iii) any liability MJ Biologics may have to return the Initial Payment in accordance with Section 2.2(a)(iii) of the Purchase Agreement (collectively, the “Secured Obligations”); and

WHEREAS, MJ Biologics and Phibro wish to enter into this Agreement to effect MJ Biologics’ grant of the security interest in the Purchased Assets as required under Section 2.8 of the Purchase Agreement.

NOW, THEREFORE, IT IS AGREED THAT:

1.          Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.  Otherwise, the following terms shall have the following definitions:

“Collateral” means all of MJ Biologics’ right, title and interest, now owned or hereafter acquired, in the Purchased Assets, all replacement, additions, accessions to the Purchased Assets, and all proceeds thereof.

“Insolvency Proceeding” is any proceeding by or against the MJ Biologics under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, winding up, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement or other relief.

2.          Grant of Security Interest.  To secure the Secured Obligations, MJ Biologics hereby grants Phibro a first priority security interest in the Collateral.

3.          MJ Biologics’ Representations, Warranties and Covenants.  MJ Biologics represents, warrants and covenants to Phibro, knowing that Phibro is relying on such representations, warrants and covenants in entering into the Purchase Agreement, as follows:

(a)          MJ Biologics is the legal owner of the Collateral free and clear of all Encumbrances or other rights and claims of third parties other than Permitted Encumbrances;

(b)          This Agreement constitutes the legal, valid and binding agreement of MJ Biologics, fully enforceable with each of its terms;

(c)          MJ Biologics is not prohibited under the terms of any contract to which it is a party or by which it is bound from granting Phibro the security interest provided for herein in MJ Biologics’ right, title and interest in the Collateral and such security interest grant would not cause a default or event of default under any such contract; and

(d)          MJ Biologics will not sell, lease, encumber or otherwise transfer any or all of the Collateral without Phibro’s prior written consent, given in its sole discretion.

4.          Events of Default.  The following events shall constitute events of default (“Events of Default”) hereunder:

(a)          Any failure by MJ Biologics to repay the Initial Payment as and when required pursuant to Section 2.2(a)(iii) of the Purchase Agreement; or

(b)          Any failure by MJ Biologics to perform any of its other obligations under the Purchase Agreement or any other Transaction Document, or any other breach thereof by MJ Biologics, which remains uncured for a period of thirty (30) days after notice from Phibro; or

(c)          Any failure by MJ Biologics to perform, keep or observe, in any material respect, any of the covenants contained herein, and such failure or neglect shall remain uncured for a period of thirty (30) days after notice from Phibro; or

(d)          MJ Biologics begins an Insolvency Proceeding; or

(e)          An Insolvency Proceeding is commenced against MJ Biologics and not dismissed within thirty (30) days.

5.          Remedies.  Upon the occurrence of an Event of Default, the Secured Obligations shall immediately become due and payable upon Phibro’s written election; provided, however, that the Secured Obligations shall become due and payable without any action by Phibro upon the occurrence of an Event of Default described in Section 4(d) or (e), and Phibro may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or under applicable law, all the rights and remedies of a secured party under the Uniform Commercial Code; provided, however, that in the case of the occurrence of an Event of Default described in Section 4(b), Phibro shall only exercise its rights to foreclose as a secured party in connection with (A) the exercise by Purchaser of its right to cause an Early Closing to take place pursuant to the Purchase Agreement, or (B) the Closing occurring at the Scheduled Closing Date.  The rights and remedies provided under this Agreement are cumulative and may be exercised singly or concurrently, and are not exclusive of any other rights and remedies provided by law or equity, or in any of the Transaction Documents MJ Biologics agrees that upon an Event of Default and at Phibro’s request, in connection with a foreclosure proceeding pursuant to the terms and conditions of this Agreement and/or the UCC, MJ Biologics will promptly assemble the Collateral and make it available to Phibro.

6.          Power of Attorney.   MJ Biologics hereby appoints Phibro as the lawful attorney for MJ Biologics to execute in MJ Biologics’ name to all further instruments and documents that may be necessary or desirable, or that Phibro may reasonably request, in order to perfect, protect and maintain the priority of the security interest granted hereby and to enable Phibro to exercise and enforce its rights and remedies hereunder with respect to the Collateral, and to cause such instruments or documents to be filed in the appropriate offices to protect Phibro’s interest in the Collateral.

7.          Further Assurances.  MJ Biologics agrees that from time to time it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Phibro may reasonably request, in order to perfect, protect and maintain the priority of the security interest granted by this Agreement and to enable Phibro to exercise and enforce its rights and remedies under this Agreement with respect to the Collateral, including executing and delivering concurrently herewith, the Intellectual Property Security Agreement attached hereto as Exhibit A, and any financing statements or other documents or instruments requested by Phibro.

8.          Waivers.  Until the Secured Obligations have been paid or performed in full, and except as otherwise provided herein, MJ Biologics waives (a) the right to require Phibro to proceed against any other party or against any other collateral it may hold; (b)  following a default, any right to the benefit of or to direct the application of any of the Collateral until the Secured Obligations shall have been paid or performed in full; and (c) any defenses which may arise by reason of, or be based on, lack of diligence in collection.

9.          Assignment.  MJ Biologics will not assign or transfer this Agreement or its duties or obligations without Phibro’s express prior written consent, given in its sole discretion.  Any assignment in violation of the foregoing will be void and of no effect.  This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

10.         Entire Agreement.  This Agreement contains the entire security agreement between Phibro and MJ Biologics, and supersedes all prior and contemporaneous agreements regarding such subject matter, whether oral or written, except for the Purchase Agreement and other Transaction Documents.  This Agreement may be modified, amended, superseded or canceled only by a written instrument executed by MJ Biologics and Phibro.

11.        Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law provisions.

12.        Notices.  Any notice or other communication required or permitted to be delivered by either party under this Agreement shall be in writing and shall be given, and shall be deemed received, as provided in Section 12.1 of the Purchase Agreement.

13.        Counterparts.  This Agreement may be executed in counterparts, which when taken together shall constitute one document.

14.        Severability.  If any provision or provisions of this Agreement shall be deemed to be contrary to public policy or shall for any reason be held to be invalid, then such provision or provisions shall be deemed to be separable from the remaining provisions of this Agreement, and shall in no way affect the validity of any of the remaining provisions of this Agreement.

15.        Headings.  Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

16.        Arbitration.

(a)          Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (a “Dispute”), shall be determined by arbitration in New York, New York, before one arbitrator (the “Arbitrator”).  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on any award may be entered in any court having jurisdiction. Either party may petition JAMS for an expedited appointment of the Arbitrator, and the Arbitrator shall resolve the Dispute within sixty (60) days of the either party providing JAMS with a notice of intent to arbitrate.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b)          The arbitrator may, in any award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.  In addition, in the event any party shall not fully cooperate with and participate in the above outlined arbitration process in order to allow any Dispute to be resolved in accordance with the timetable set forth above, such non-cooperative party shall, in addition to any other award to the cooperating party(ies), be liable to such cooperating party(ies) for all of the costs of arbitration and all reasonable attorneys’ fees and costs of the cooperating party(ies).

{signature page follows}

IN WITNESS WHEREOF, Phibro and MJ Biologics have executed this Agreement as of the date first above written.

Phibro animal health corporation

By:

Name: Larry L. Miller
Title: President, Animal Health

MJ Biologics, inc.

By:

Name: Williams Marks
Title: President & CEO

[Signature Page to Company Security Agreement]

EXHIBIT A

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Agreement”) is entered into as of January 20, 2015 by and between MJ Biologics, Inc., a Delaware corporation (“MJ Biologics”) and Phibro Animal Health Corporation, a Delaware corporation (“Phibro”).

RECITALS

A.           MJ Biologics and Phibro have entered into an Intellectual Property Purchase Agreement dated the date hereof (the “Purchase Agreement”), pursuant to which MJ Biologics has agreed to sell the Purchased Assets to Phibro subject to subject to conditions.

B.           In order to secure certain obligations of MJ Biologics to Phibro prior to the Closing, MJ Biologics granted Phibro a security interest in the Collateral pursuant to a Security Agreement dated the date hereof (the “Security Agreement”).

C.           In order to record of record with the United States Patent and Trademark Office Phibro’s security interest in those items of the Collateral constituting Intellectual Property, MJ Biologics and Phibro have entered into this Agreement.

D.           Capitalized terms used herein not defined herein shall have the meanings ascribed to them in the Purchase Agreement or the Security Agreement, as the case may be.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete satisfaction of its obligations under the Purchase Agreement and the Security Agreement as set forth therein, MJ Biologics hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

To secure its obligations to Phibro under the Purchase Agreement and the Security Agreement, MJ Biologics grants and pledges to Phibro a security interest in all of MJ Biologics right, title and interest in, to and under its Intellectual Property (including without limitation those copyrights, patents and trademarks listed on Schedules 1, 2 and 3 hereto), and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof.

This security interest is granted in conjunction with the security interest granted to Phibro under and subject to the Security Agreement. The rights and remedies of Phibro with respect to the security interest granted hereby are in addition to those set forth in the Security Agreement, and those which are now or hereafter available to Phibro as a matter of law or equity. Each right, power and remedy of Phibro provided for herein or in the Security Agreement, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Phibro of any one or more of the rights, powers or remedies provided for in this Agreement, the Security Agreement or any of the other Transaction Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Phibro, of any or all other rights, powers or remedies.

MJ Biologics represents and warrants that Schedules 1, 2 and 3 attached hereto set forth any and all intellectual property rights in connection to which MJ Biologics has registered or filed an application with either the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

MJ BIOLOGICS, INC.:
Address of MJ Biologics:
MJ Biologics, Inc.
1961 Premier Drive	By:
Mankato, MN 56001
Fax: (507) 385-0387	Name:	William Marks
Attention: William Marks, President
	Title:	President & CEO

PHIBRO ANIMAL HEALTH CORORATION:
Address of Phibro:
Phibro Animal Health Corporation
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21	By:
Teaneck, NJ 07666
Fax: (201) 329-7041	Name:	Larry L. Miller
Attention: General Counsel
	Title:	President, Animal Health

[Signature Page to Intellectual Property Security Agreement]

SCHEDULE 1

Copyrights

Description	Registration Number	Registration Date

SCHEDULE 2

Patents

Description	Patent/App. No.	File Date

SCHEDULE 3

Trademarks

Description	Serial/Registration No.	File Date

Exhibit 5.11(d)(i)

Key Employee Side Letter (Marks)

(attached)

Execution Copy

WILLIAM MARKS

c/o MJ Biologics, Inc.

1961 Premier Drive

Mankato, MN 56001

January 20, 2015

Phibro Animal Health Corporation

Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21

Teaneck, NJ 07666

MJ Biologics, Inc.

1961 Premier Drive
Mankato, MN 56001

Re:	Intellectual Property Purchase Agreement

Dear Sir and/or Madam:

This letter agreement (this “Agreement”) relates to that certain Intellectual Property Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and between Phibro Animal Health Corporation, a Delaware Corporation (“Purchaser”), and MJ Biologics, Inc., a Minnesota corporation (“Seller”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, William Marks (“Marks”), hereby agrees to the provisions set forth in this Agreement.

1.        Restrictive Agreements.  Marks, as the majority shareholder of Seller, acknowledges that he is receiving valuable financial benefit from the transactions contemplated by the Purchase Agreement. Accordingly, Marks acknowledges and agrees as follows:

(a)        General.   That (i) Marks has acquired confidential information relating to the Business and the Purchased Assets (“Confidential Information”), (ii) Seller will receive valuable consideration for its ownership interest in the Purchased Assets, which will benefit Marks as the majority shareholder of Seller, (iv)  Marks therefore has a material economic interest in the consummation of the transactions contemplated hereby and by the other Transaction Documents, (v) Marks’ obligations under this Agreement are each an essential part of the transactions contemplated by the Transaction Documents, and (vi) in order to protect the goodwill related to the Business and operations of the Purchased Assets, Marks hereby agrees to the covenants set forth in this Agreement.

(b)        Non-competition.   During the period commencing on the date hereof and ending on the fifth (5th) anniversary of the Closing (the “Restricted Period”), Marks and any of his Affiliates or other entities in which Marks or such Affiliates has an interest (“Restricted Parties”) will not, directly or indirectly, except as specifically required by the transactions contemplated by and agreed among the parties in the Transaction Documents, own any interest in or provide any financing to, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services for or otherwise engage in any business or entity that (i) competes with the businesses of Purchaser or any of its respective Affiliates as such businesses exist or are in process as of the date hereof or during the Restricted Period, within any geographical area in which Purchaser or any of its respective Affiliates engage in such businesses as of the date hereof or during the Restricted Period, (ii) competes with the Business, as such Business exists or is in process as of the date hereof or during the Restricted Period, within any geographical area in which Seller engages in such Business as of the date hereof or during the Restricted Period, or (iii) engages in whole or in part, anywhere in the world, in the registration, research, development, importation, manufacture, supplying, marketing, sale or distribution of any vaccines; components of vaccines; or products or services used in animal health and nutrition, excluding [*****].

(c)        Non-solicitation.   During the Restricted Period, Marks and the Restricted Parties shall not, directly or indirectly, (i) induce or attempt to induce any employee of Purchaser, Seller or any of their respective Affiliates to leave the employ of Purchaser, Seller or any of their Affiliates, except that Marks may cause termination of any employee of Seller other than Kim; (ii) hire any person who was an employee of Purchaser, Seller, or any their respective Affiliates at any time within the six (6) months prior thereto (other than any individual who was never hired by Purchaser); (iii) induce or attempt to induce any customer, supplier, channel partner or other business relation of Purchaser, Seller or any of their Affiliates (or any prospective customer, supplier, channel partner or other business relation with which Purchaser, Seller or any of their Affiliates has prior to the date hereof entertained discussions regarding a prospective business relationship) to cease or refrain from doing business with Purchaser, Seller or any of their Affiliates.

(d)        Non-Disparagement.   Marks agrees that, during the Restricted Period, he shall not, and shall cause each of his Restricted Parties and representatives not to, (i) make any negative statement or communication regarding Purchaser, Seller or any of their respective Affiliates or current or former employees or representatives or (ii) make any derogatory or disparaging statement or communication regarding Purchaser, Seller, or any of their respective Affiliates or employees. Nothing in this Agreement shall limit Marks’ ability to make true and accurate statements or communications in connection with any disclosure that is required by applicable Law or in connection with any claims or proceedings related to the Purchase Agreement or the transactions contemplated hereby.

(e)        Reasonableness of Restrictive Covenants.   Marks acknowledges and agrees that the promises and restrictive covenants in this Section 1 are reasonable with respect to period, geographical area and scope and are necessary for the protection of Seller’s business and operations and Purchaser’s legitimate interests in Purchaser’s acquisition of the Purchased Assets pursuant to the Purchase Agreement.

2.        Inventions; Company Ownership of Technology.  Marks hereby acknowledges and agrees that all ideas, inventions, discoveries, improvements, know-how, devices, designs, apparatus, practices, process, methods and products, including without limitation, all rights and registrations existing from time to time under patent law, copyright law, trade- secret law, trademark law, or similar rights in the United States and elsewhere throughout the world, whether patentable or not and including those which may be subject to copyright protection, made, developed, perfected, devised, conceived, or first reduced to practice by Marks, either solely or in collaboration with others, during the term of his ownership interest in and/or employment with the Company, at any time before or after the date of this Agreement, whether or not during regular working hours, whether or not the foregoing constitute or comprise the Confidential Information (collectively, the “Inventions”) are the property of the Company, will become the property of Purchaser from and after the Closing and that no right, interest, or privilege with respect to, under, to, or in the Inventions shall vest in or belong to Marks except that, if applicable, Marks may be named as one of the inventors of the Inventions in a patent application(s) and/or respective patents allowed, granted, or issued thereunder, which, then shall be exclusively and permanently assigned to Company or Purchaser, as the case may be, in its entirety without further compensation owed to Marks. The Company and/or Purchaser will be entitled to use such Inventions without accounting or financial obligation to Marks. Without limiting the generality of the foregoing, Marks further acknowledges and agrees that:

(a)        Disclosure of Inventions.   Marks will promptly disclose in writing to the Company complete information concerning each and every Invention.

(b)        Assignment of Inventions.   Marks, to the extent that he has the legal right to do so, hereby assigns and transfers to the Company, any and all Inventions and any and all rights, title, and interests in and to any and all Inventions that are deemed to be such right, title, and interest of Marks under any applicable laws (but for this Section 2 hereof) and further agrees to assign and offer to assign any and all future Inventions and rights, title, and interests in and to any and all Inventions that are deemed to be such right, title, and interest of Marks under any applicable laws (but for this Section 2 hereof).

(c)        Notice to Marks.   It is further agreed and Marks hereby acknowledges his receipt of the following notice by Company in accordance with the notice requirements under Section 181.78 of the Minnesota Statutes that:

(d)        Assistance.   Upon request and without further compensation therefor, but at no expense to Marks, and whether during the period of Marks’s ownership interest in and/or employment or thereafter, Marks will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the opinion of the Company or Purchaser (after Closing), its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, trademarks, and copyrights on any and all of the Inventions, and for perfecting, affirming and recording the Company’s or Purchaser’s (after Closing) complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(e)        Records.   Marks will keep complete, accurate and authentic accounts, notes, data and records of all of the Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, or Purchaser after Closing, and, upon its request, Marks will promptly surrender the same to it.

(f)        Continuing Obligations.   The obligations of Marks contained in this Section 2 shall continue beyond the termination of Marks’ ownership interest in and/or employment with the Company with respect to the Inventions conceived, made, developed, devised or reduced to practice by Marks during the period of his ownership interest and/or employment, at any time before or after the date of this Agreement, and shall be binding upon assigns, executors, administrators and other legal representatives. For purposes of this Agreement, any Invention relating to the business of the Company on which Marks files a patent application within one (1) year after termination of Marks’ ownership interest in and/or employment with the Company shall be presumed to cover Inventions conceived by Marks during the term of his ownership interest and/or employment, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following termination of his ownership interest in and/or employment.

(f)        Non-Circumvention.   Marks covenants that he shall not enter into any agreement, execute and document or instrument or take any action contrary to or inconsistent with any of the provisions of this Agreement or any of the provisions of the Purchase Agreement. Marks acknowledges and agrees that upon the Closing, all right, title and ownership to the Purchased Assets, including the Intellectual Property, with indefeasibly vest in Purchaser.

3.        Other Agreements of Marks.  In addition to the covenants and agreements of Marks set forth in Sections 1 and 2 above, Marks further agrees that he is hereby bound by, and shall be jointly and severally liable with Seller for the performance by Seller of, Sections 2.2(a)(i)(B), 2.3(b), 2.4, 2.5, 5.1(d), 5.1(f), 5.1(g), 5.1(s) (as it relates to 5.1(d), 5.1(f), 5.1(g)), 5.5, 5.6, 5.10, 7.9, 12.2, 12.9, 12.5, 12.13 and 12.14 of the Purchase Agreement. Marks further agrees that in the event of any non-performance of any provision of those Sections, Purchaser shall have the right to enforce those Sections against Marks individually.

4.        Third Party Beneficiary.  Marks and Seller acknowledges that Marks is receiving valuable financial benefit from the transactions contemplated by the Purchase Agreement and that Purchaser would not enter into this Agreement but for Marks’s execution of this Agreement. Accordingly, Marks and Seller acknowledge and agree that Purchaser shall be and hereby is a direct third party beneficiary of Marks’ obligations under this Agreement and that in the event of breach by Marks or non-performance of Marks under this Agreement, Purchaser shall be specifically entitled to enforce the provisions of the this Agreement against Marks at law or in equity.

5.        Miscellaneous.

(a)    Successors and Assigns.   The covenants, terms and provisions set forth herein shall inure to the benefit of the parties and binding upon their heirs, successors, assigns and successors in interest. This Agreement is non-assignable except that Purchaser’s rights, duties and obligations under this Agreement may be assigned to any of its Affiliates and to its or any such entity’s acquirer in the event Purchaser or any such Affiliate is merged, acquired, sells substantially all of the assets of the Business, or transfers the Business to any other entity. Any attempted assignment of this Agreement in violation of this Agreement shall be null and void.

(b)    Consideration.   Marks hereby acknowledges that, as a result of his ownership interests in the Seller, he has received good and valuable consideration pursuant to the Purchase Agreement for the covenants and undertakings as described in this Agreement, and such covenants and undertakings are ancillary to the transactions contemplated by the Transaction Documents.

(c)    Waiver.   The waiver by Purchaser of a breach of any provision of this Agreement by Marks shall not operate or be construed as a waiver of any subsequent breach by Marks of any of Purchaser’s rights hereunder.

(d)    Notices.   Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by certified mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated on the first page to this Agreement.

(e)    Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic means or transmission (i.e., a “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(f)     Amendment and Waiver.   This Agreement may be amended, modified or waived only by a written agreement signed by Marks, Seller and Purchaser. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

(g)    Governing Law; Venue.   This Agreement (and any and all disputes, controversies, and other Losses, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of Marks, Purchaser and Seller irrevocably submits to the exclusive jurisdiction of the federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract or otherwise, and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed to the address set forth on the first page of this Agreement.

(h)       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

(i)        Headings.   The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

(j)        Entire Agreement.   This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

(k)    Severability.   Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable Law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement; provided that if a court having competent jurisdiction shall find that the covenant contained in this Agreement is not reasonable, such court shall have the power to reduce the duration or geographic area or scope of such covenant, the parties agree that the maximum period, scope and geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area, as applicable, and the covenant shall be enforceable in this reduced form.

(l)    Remedies.   The provisions of this Agreement may be enforced by Seller at any time after the date hereof until the Closing, and may be enforced by Purchaser at any time during the Restricted Period. Marks acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of this Agreement and that Purchaser, Seller or their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of this Agreement.

{signature page follows}

If the foregoing is agreeable to you, please signify your acceptance by executing this Agreement in the space provided below and returning an executed copy to the undersigned

Very truly yours,

WILLIAM MARKS

Accepted and Agreed:

PURCHASER:

PHIBRO ANIMAL HEALTH CORPORATION

By:

Name:	Larry L. Miller
Title:	President, Animal Health

SELLER:

MJ BIOLOGICS, INC.

By:

Name:	Williams Marks
Title:	President & CEO

[Signature Page to Marks Side Letter]

Exhibit 5.11(d)(ii)

Key Employee Side Letter (Kim)

(attached)

 Execution Copy

DR. BYOUNGKWAN KIM

c/o MJ Biologics, Inc.

1961 Premier Drive

Mankato, MN 56001

January 20, 2015

Phibro Animal Health Corporation

Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Blvd, Suite 21

Teaneck, NJ 07666

MJ Biologics, Inc.

1961 Premier Drive
Mankato, MN 56001

Re:        Intellectual Property Purchase Agreement

Dear Sir and/or Madam:

This letter agreement (this “Agreement”). relates to that certain Intellectual Property Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and between Phibro Animal Health Corporation, a Delaware Corporation (“Purchaser”), and MJ Biologics, Inc., a Minnesota corporation (“Seller”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Dr. Byoungkwan Kim, hereby agrees to the provisions set forth in this Agreement as follows.

1.        Kim Agreements.  Kim acknowledges that he is receiving valuable financial benefit from the transactions contemplated by the Purchase Agreement.  Accordingly, Kim acknowledges and agrees as follows:

(a)          General.  (i) Kim is a party to and bound by the Confidentiality and Non-Competition Agreement with Seller, dated February 1, 2007 (the “Kim Agreement”), (ii) the Kim Agreement is presently in effect, has not been amended orally or in writing, and that no party is in breach thereunder, (iii) Kim will receive valuable consideration in connection with the execution and delivery of the Transaction Documents and the transactions contemplated thereby, (iv)  Kim therefore has a material economic interest in the consummation of the transactions contemplated hereby and thereby, (v) Kim’s obligations under this Agreement are each an essential part of the transactions contemplated by the Transaction Documents, and (vi) in order to protect the goodwill related to the Business and operations of the Purchased Assets, Kim hereby agrees to the covenants set forth in this Agreement.

(b)          Non-competition.  Section 4(b) of the Kim Agreement is amended in its entirety to read as follows: “During the period commencing on the date hereof and ending on the second (2nd) anniversary of the termination of Kim’s employment with Seller for any reason (the “Restricted Period”), Kim and any of his Affiliates or other entities in which Kim or such Affiliates has an interest (“Restricted Parties”) will not, directly or indirectly, except as specifically required by the transactions contemplated by and agreed among the parties in the Transaction Documents, own any interest in or provide any financing to, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services for or otherwise engage in any business or entity that (i) competes with the businesses of Purchaser or any of its respective Affiliates as such businesses exist or are in process as of the date hereof or during the Restricted Period, within any geographical area in which Purchaser or any of its respective Affiliates engage in such businesses as of the date hereof or during the Restricted Period, (ii) competes with the Business, as such Business exists or is in process as of the date hereof or during the Restricted Period, within any geographical area in which Seller engages in such Business as of the date hereof or during the Restricted Period, or (iii) engages in whole or in part, anywhere in the world, in the registration, research, development, importation, manufacture, supplying, marketing, sale or distribution of any vaccines; components of vaccines; or products or services used in animal health and nutrition, excluding [*****] collectively, the "Excluded Businesses"); provided that, in connection with the Excluded Businesses, no Restricted Party shall engage any supplier of the Purchaser or the Business (except any supplier who entered into an agreement with such business or entity prior to the date of the Purchase Agreement) relating to the products and services described in the foregoing clauses (i), (ii) or (iii).”

(c)          Non-Disparagement. During the Restricted Period, Kim shall not, and shall cause each of his Restricted Parties and representatives not to, (i) make any negative statement or communication regarding Purchaser, Seller or any of their respective Affiliates or current or former employees or representatives or (ii) make any derogatory or disparaging statement or communication regarding Purchaser, Seller, or any of their respective Affiliates or employees.  Nothing in this Agreement shall limit Kim’s ability to make true and accurate statements or communications in connection with any disclosure that is required by applicable Law or in connection with any claims or proceedings related to the Purchase Agreement or the transactions contemplated hereby.

(d)          Reasonableness of Restrictive Covenants.  The promises and restrictive covenants in this Section 1 are reasonable with respect to period, geographical area and scope and are necessary for the protection of Seller’s business and operations and Purchaser’s legitimate interests in Purchaser’s acquisition of the Purchased Assets pursuant to the Purchase Agreement.

2.        No other Amendments to Kim Agreements.  Except as specifically set forth in Section 1 above, the remainder of the Kim Agreement shall remain in effect as written unaltered by the provisions of this Agreement, provided that in the event of an inconsistency between the terms of this Agreement and the terms of Kim Agreement, the terms of this Agreement shall govern. Kim and Seller expressly agree that, except as provided in the Agreement and with respect to provisions of Section 1 of the Kim Agreement (Independent Consideration) relating solely to financial consideration payable to Kim, the Kim Agreement shall not be amended in any respect whatsoever, and no provision thereof shall be modified or waived in any manner, without the prior written consent of Purchaser.

3.        Third Party Beneficiary.  Kim and Seller acknowledge that Kim is receiving valuable financial benefit from Seller as a result of the transactions contemplated by the Purchase Agreement and that Purchaser would not enter into the Purchase Agreement but for Kim’s execution of this Agreement.  Accordingly, Kim and Seller acknowledge and agree that Purchaser shall be and hereby is a direct third party beneficiary of Kim’s obligations under the Kim Agreement, as modified by this Agreement, and that in the event of a breach by Kim or non-performance of Kim under the Kim Agreement, as modified by this Agreement, Purchaser shall be specifically entitled to enforce the provisions of the Kim Agreement, as modified by this Agreement, against Kim at law or in equity.

4.        Miscellaneous.

(a)    Successors and Assigns.  The covenants, terms and provisions set forth herein shall inure to the benefit of and be enforceable by Purchaser and its successors, assigns and successors in interest.  This Agreement is non-assignable except that Purchaser’s rights, duties and obligations under this Agreement may be assigned to any of its subsidiaries and to its or any such entity’s acquirer in the event Purchaser or any such subsidiary is merged, acquired, sells substantially all of the assets of the Business, or transfers the Business to any other entity.  Any attempted assignment of this Agreement in violation of this Agreement shall be null and void.

(b)    Consideration.  Kim hereby acknowledges that, as a result of his employment relationship with Seller, he has received good and valuable consideration pursuant to the Purchase Agreement for the covenants and undertakings as described in this Agreement, and such covenants and undertakings are ancillary to the Transaction Documents.

(c)     Waiver.  The waiver by Purchaser of a breach of any provision of this Agreement by Kim shall not operate or be construed as a waiver of any subsequent breach by Kim of any of Purchaser’s rights hereunder.

(d)     Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by certified mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated on the first page to this Agreement.

(e)     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic means or transmission (i.e., a “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(f)     Amendment and Waiver.  This Agreement may be amended, modified or waived only by a written agreement signed by Kim, Seller and Purchaser.  With regard to any power,

remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

(g)     Governing Law; Venue.  This Agreement (and any and all disputes, controversies, and other Losses, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each of the Purchaser and Seller irrevocably submits to the exclusive jurisdiction of the federal courts of the State of New York for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract or otherwise, and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed to the address set forth on the first page of this Agreement.

(h)       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

(i)        Headings.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

(j)        Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought

(k)     Remedies.  The provisions of this Agreement may be enforced by Seller at any time after the date hereof until the Closing, and may be enforced by Purchaser at any time during the Restricted Period.  Kim acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of this Agreement and that Purchaser, Seller or their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of this Agreement.

{Signature Page follows}

If the foregoing is agreeable to you, please signify your acceptance by executing this Agreement in the space provided below and returning an executed copy to the undersigned

Very truly yours,

DR. BYOUNGKWAN KIM

Accepted and Agreed:

PURCHASER:

PHIBRO ANIMAL HEALTH CORPORATION

By:

Name:	Larry L. Miller
Title:	President, Animal Health

SELLER:

MJ BIOLOGICS, INC.

By:

Name:	William Marks
Title:	President & CEO

[Signature Page to Kim Side Letter]

Exhibit 9.2(a)(i)

Bill of Sale

(attached)

BILL OF SALE

THIS BILL OF SALE (the “Bill of Sale”) is effective as of ________ ___, 20___, by and between MJ BIOLOGICS, INC., a Minnesota corporation (“Seller”), and PHIBRO ANIMAL HEALTH CORPORATION, a Delaware corporation (“Purchaser”).  This Bill of Sale is the bill of sale required under Section 9.2(a)(i) of the Purchase Agreement.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement, as defined below.

WHEREAS, Seller and Purchaser have entered into that certain Intellectual Property Purchase Agreement, dated as of January 20, 2015 (the “Purchase Agreement”), with respect to the sale by Seller and purchase by Purchaser of certain Purchased Assets owned by Seller, as described more fully in the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the payment of the Purchase Price as set forth in Section 2.2(a)(ii) of the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, assigns, conveys, delivers and sets over to Purchaser, all of Seller’s right, title and interest in and to each and all of the Purchased Assets pursuant to, and upon the terms set forth in, the Purchase Agreement, free and clear of all Encumbrances other than Permitted Encumbrances.

TO HAVE AND TO HOLD all such Purchased Assets hereby sold and transferred to Purchaser.

This Bill of Sale binds and will inure to the benefit of the parties and their respective successors and assigns.

This Bill of Sale has been executed to implement the Purchase Agreement.  In the event of any conflict between the terms of this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

This Bill of Sale shall be governed by and interpreted and enforced in accordance with the laws of the State of New York applicable therein without reference to its laws governing the conflicts of law.

This Bill of Sale may be executed in several counterparts, each of which will be deemed an original and all of which will constitute the same instrument.  This Bill of Sale may be delivered by facsimile transmission or by scanned e-mail transmission.

[Remainder of THIS Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the date first above written.

MJ BIOLOGICS, INC.

By:
Name:
Title:

[Signature Page to Bill of Sale]

Exhibit 9.2(a)(ii)

Assignment and Assumption Agreement

(attached)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated as of _______________ __, 20___, is entered into by and between MJ Biologics, Inc., a Minnesota corporation (the “Assignor”), and Phibro Animal Health Corporation, a Delaware corporation (“Assignee”) (each of Assignor and each Assignee, a “Party”, and together, the “Parties”).  Reference is made to that certain Intellectual Property Purchase Agreement (the “Purchase Agreement”) by and between the Assignor and the Assignee, and dated as of January 20, 2015.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, among other things, Assignor is selling to Assignee, and Assignee is purchasing from Assignor, the Purchased Assets upon the terms and subject to the conditions set forth in the Purchase Agreement and this Assignment; and

WHEREAS, pursuant to the Purchase Agreement, Assignor is assigning to Assignee, and Assignee has agreed to assume from Assignor, the Assumed Liabilities upon the terms and subject to the conditions set forth in the Purchase Agreement and this Assignment.

NOW, THEREFORE, in consideration of the sale, transfer and assignment of the Purchased Assets, assumption of the Assumed Liabilities, the transactions contemplated in the Purchase Agreement, including the delivery of the Purchase Price as contemplated therein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.        Transfer of Assets.  Effective as of the Closing Date, Assignor hereby sells, transfers, assigns, conveys, delivers and sets over to Assignee, and Assignee hereby accepts, all of Assignor’s right, title and interest in and to each and all of the Purchased Assets.

2.         Assignment and Assumption. Effective as of the Closing Date:

(a)         Assignor, for itself, its successors and assigns, hereby assigns to Assignee all of its right, title and interest in the Assumed Liabilities in accordance with the terms of this Assignment and the Purchase Agreement; and

(b)         Assignee, for itself, its successors and assigns, hereby assumes and agrees to be liable for and to pay (or cause to be paid), perform, discharge and fulfill (or cause to be performed, discharged and fulfilled) solely the Assumed Liabilities.

3.         Further Actions. After the Closing, and without further consideration, each Party will from time to time, at the reasonable request of the other Party, execute and deliver such other instruments of conveyance and transfer and other documents and agreements, and take such other actions, as such other Party may reasonably request, in order to more effectively or more expeditiously consummate the transactions contemplated by this Assignment.

4.         Purchase Agreement. This Assignment is subject to the terms and conditions set forth in the Purchase Agreement and is to be construed in a manner consistent with the terms and conditions thereof. Any additional rights and obligations of Assignor and Assignee are as expressly provided for in the Purchase Agreement. The execution and delivery of this Assignment shall not impair, diminish or enhance any of the rights or obligations set forth in the Purchase Agreement. The terms of this Assignment shall not enlarge, reduce, modify or alter any representations, warranties or remedies set out in the Purchase Agreement. In the event of any conflict between the provisions of the Purchase Agreement and this Assignment, the provisions of the Purchase Agreement will control.

5.         Third Parties. Nothing in this Assignment, whether express or implied, is intended, nor shall any provision contained herein be construed, to confer any rights or remedies on any persons other than the parties hereto and their respective successors and permitted assigns, nor is anything in this Assignment intended to relieve or discharge the obligation or liability of any third party to Assignee or Assignor, nor shall any provision contained herein give any third party any right of subrogation or action over or against Assignee or Assignor.

6.         Miscellaneous. This Assignment shall be binding on, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns, and may be amended or modified only by written agreement of the Parties. This Assignment shall be governed by and construed in accordance with the laws of the state of New York applicable therein, without regard to its conflicts of law principles. Any disputes hereunder shall be resolved in accordance with dispute resolutions procedures set forth in Section 12.9 of the Purchase Agreement.  This Assignment may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. If any trier of fact shall finally determine that any provision, or any portion thereof, contained in this Assignment shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such trier of fact determines it enforceable, and as so limited shall remain in full force and effect. If such trier of fact shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Assignment shall nevertheless remain in full force and effect. The failure of a Party to require the performance of a term or obligation or to exercise any right under this Assignment or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

[Remainder of THIS Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the day and year first above written.

ASSIGNOR:

MJ BIOLOGICS, INC.

By:
Name:
Title:

ASSIGNEE:

PHIBRO ANIMAL HEALTH CORPORAITON

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

Exhibit 9.2(a)(iii)

IP Assignment Agreement

(attached)

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (the "Assignment Agreement"), dated as of __________ __, 20__ ("Assignment Effective Date"), is made and entered into by and between, on the one hand, MJ BIOLOGICS, INC., a Minnesota corporation (the "Assignor”), and, on the other hand, PHIBRO ANIMAL HEALTH CORPORATION, a Delaware corporation, (the "Assignee” or the “Company”), pursuant to Section 9.2(a)(iii) of that certain Intellectual Property Purchase Agreement, dated as of January 20, 2015, by and between the Assignor and the Assignee (the "Purchase Agreement").  Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

RECITALS

WHEREAS, the Assignor and the Assignee have entered into the Purchase Agreement, pursuant to which the Company is, among other things, purchasing the Purchased Assets and certain of Assignor’s business operations (collectively, the "Assigned Interests"); and

WHEREAS, as required under the Purchase Agreement, the parties desire for Assignor to assign to Assignee, and Assignee to acquire, any and all Intellectual Property and technology relating to Assignee or its actual or anticipated business that Assignor may own or control (the “Assigned Intellectual Property”).

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.        Assignment. Assignor hereby irrevocably assigns, transfers and conveys to Assignee, and Assignee hereby accepts and assumes the assignment, transfer and conveyance, of all right, title and interest in and to the Assigned Intellectual Property, including without limitation (a) all income, royalties or payments due or payable in respect of the Assigned Intellectual Property as of the Assignment Effective Date or thereafter; (b) all past, present and future claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff against third persons for infringement, misappropriation or violation of the Assigned Intellectual Property; (c) the sole right to enforce the Assigned Intellectual Property and to sue for and collect any resulting recovery of damages, lost profits, legal fees and costs, including without limitation from acts which may have occurred prior to the Assignment Effective Date; and (d) any and all intellectual property rights throughout the world associated with the Assigned Intellectual Property and any of the foregoing.

Section 2.        Further Assurances. Assignors and Assignee hereby agree to execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, any actions or documents required by the United States Copyright Office, the United States Patent and Trademark Office and any other applicable governmental entity or other authority, to document or record the assignment herein or as may be necessary to protect, secure and vest in the Assignee good, valid and marketable title in and to the Assigned Intellectual Property.

Section 3.        Governing Law. This Assignment Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

Section 4.        Entire Agreement. This Assignment Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersede all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

Section 5.        Severability. If any term of this Assignment Agreement is held invalid or unenforceable, the remainder of this Assignment Agreement shall not be affected thereby and, to such end, the provisions of this Assignment Agreement are agreed to be severable.

Section 6.        Counterparts. This Assignment Agreement may be executed by facsimile or electronic transmission in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.        Headings, Exhibits. The headings of this Assignment Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of this Assignment Agreement. Any reference to exhibits is to exhibits to this Assignment Agreement, all of which are incorporated herein by such reference.

[Signature page follows]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment Agreement as of the Assignment Effective Date.

ASSIGNOR:	MJ BIOLOGICS, INC.

By:
Name:
Title:

ASSIGNEE:	PHIBRO ANIMAL HEALTH CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT]